UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement.
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐  Definitive Proxy Statement.
☐  Definitive Additional Materials.
☐  Soliciting Material Pursuant to §240.14a-12.

PROXYMED, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☑  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001

(2)	Aggregate number of securities to which transaction applies: 13,782,915

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based on the $23,500,000 total consideration proposed to be paid to ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions in the transaction.

(4)	Proposed maximum aggregate value of transaction: $23,500,000

(5)	Total fee paid: $721.45

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Preliminary Copy

ProxyMed, Inc.
1854 SHACKLEFORD COURT, SUITE 200
NORCROSS, GEORGIA 30093
(770) 806-9918

December 31, 2007

Dear Shareholders:

I am pleased to enclose the proxy statement for our Special Meeting of shareholders to be held on Tuesday, January 22, 2008. We are asking shareholders to approve the sale of our cost containment business to Coalition America, Inc. for $23.5 million, subject to certain purchase price adjustments.

This sale will allow us to exit from a line of business that had experienced declining revenues under very competitive market conditions. We will use the proceeds to pay down a portion of our outstanding indebtedness allowing us to focus on our remaining lines of business.

The date, time, place and agenda for the Special Meeting are set forth in the accompanying notice of Special Meeting. The accompanying proxy statement contains important information about the proposals to be submitted for a vote at the meeting, including approval of the sale of our cost containment business to Coalition America, Inc. Please review this information carefully in deciding how to vote. Our board of directors unanimously recommends that you vote “FOR” each proposal.

YOUR VOTE ON THESE MATTERS IS IMPORTANT. Please see the accompanying notice of meeting for instructions on how to vote.

I look forward to seeing you at the meeting.

Sincerely,

John G. Lettko
Chief Executive Officer

ProxyMed, Inc.
1854 SHACKLEFORD COURT, SUITE 200
NORCROSS, GEORGIA 30093
(770) 806-9918

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 22, 2008

NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders (the “Special Meeting”) of ProxyMed, Inc., a Florida corporation, d/b/a MedAvant Healthcare Solutions (“MedAvant,” “we,” or “us”), will be held on January 22, 2008, at 10:00 a.m., Eastern Time, at our corporate offices located at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093. At our Special Meeting we will ask you to:

1. Approve the sale of substantially all of our assets that relate to our cost containment business (the “Cost Containment Business”) pursuant to a Stock Purchase Agreement dated November 8, 2007 by and among Coalition America, Inc., CCB Acquisition, LLC and us;

2. Approve one or more adjournments of the Special Meeting if deemed necessary to facilitate the approval of Proposal No. 1, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to establish a quorum or to approve Proposal No. 1; and

3. Transact any other business that may properly come before the Special Meeting and any adjournment or postponement thereof.

Our board of directors recommends that you vote “FOR” Proposals 1 and 2 and that you allow our representatives to vote the shares represented by your proxy as recommended by our board of directors.

Pursuant to our bylaws, our board of directors has fixed the close of business on December 5, 2007, as the record date for determining those shareholders entitled to notice of and to vote at the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Peter E. Fleming, III
Executive Vice President, General Counsel and Secretary

December 31, 2007
Norcross, Georgia

A FORM OF PROXY IS ENCLOSED.  YOUR VOTE IS VERY IMPORTANT. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.

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FORWARD LOOKING STATEMENTS

Statements in this Proxy Statement that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as:

•	failure of our shareholders to approve the proposed transaction, and our ability to satisfy the other conditions to closing the proposed transaction, certain of which are not within our control;

•	the soundness of our business strategies relative to the perceived market opportunities;

•	our ability to successfully develop, market, sell, cross-sell, install and upgrade our clinical and financial transaction services and applications to current and new physicians, payers and medical laboratories;

•	our ability to compete effectively on price and support services;

•	our ability and that of our business associates to perform satisfactorily under the terms of our contractual obligations, and to comply with various government rules regarding healthcare and patient privacy;

•	entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause our revenues and income to fall short of anticipated levels;

•	the availability of competitive products or services;

•	the continued ability to protect our intellectual property rights;

•	implementation of operating cost structures that align with revenue growth;

•	uninsured losses;

•	adverse results in legal disputes;

•	unanticipated tax liabilities; and

•	the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems.

Any of these factors could affect our ability to consummate the transaction described herein and cause our actual results to differ materially from the guidance given at this time. For further information about the risks of the proposed transaction and our Company, we refer you to the documents we file from time to time with the Securities and Exchange Commission, particularly our Form 10-K for the year ended December 31, 2006.

There are representations and warranties contained in the Stock Purchase Agreement that is attached as an appendix and described herein which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Stock Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Therefore, you should not rely on the representations and warranties contained in the Stock Purchase Agreement as statements of factual information.

We do not assume any obligation to update information contained in this document, except as required by federal securities laws. Although this Proxy Statement may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.

SUMMARY TERM SHEET

The following summary, together with the following question and answer section, provides an overview of the proposed sale of our Cost Containment Business discussed in this Proxy Statement and the attached appendices. The summary also contains cross-references to the more detailed discussions elsewhere in the Proxy Statement. This summary may not contain all of the information that is important to you. To understand fully the proposed sale of our Cost Containment Business, and for a more complete description of the terms thereto, you should carefully read this entire Proxy Statement and the attached appendices in their entirety.

Proposal No. 1: Sale of our Cost Containment Business:

General (see page 13)

We have entered into a Stock Purchase Agreement with Coalition America, Inc. (“CAI”) and CCB Acquisition, LLC (“CCB”), a wholly owned subsidiary of CAI (the “Stock Purchase Agreement”) in which we will sell to CAI the following subsidiaries: Plan Vista Solutions, Inc., National Network Services, LLC, Plan Vista Corporation, Medical Resource, LLC, and National Provider Network, Inc. (collectively, the “Cost Containment Subsidiaries”) that constitute our Cost Containment Business. In 2006, our Cost Containment Business had revenue of $23.9 million or 36.5% of our total revenue and operating income of $2.4 million, while our Company had a net loss of ($6.6 million). At September 30, 2007, our Cost Containment Business had total assets of $24.1 million or 54.2% of our total assets.

The Parties

MedAvant Healthcare Solutions

We, MedAvant Healthcare Solutions (“MedAvant” or the “Company”), are an information technology company that facilitates the exchange of medical claim and clinical information among doctors, hospitals, medical laboratories, and insurance payers. We also enable the electronic transmission of laboratory results. MedAvant is a trade name of ProxyMed, Inc. which was incorporated in 1989 in Florida. In December 2005, ProxyMed began doing business under the new operating name, MedAvant Healthcare Solutions, to unite all business units and employees under one brand identity. Adopting a new name was one of several results of a strategic analysis completed in the third quarter of 2005 following the acquisition of seven companies between 1997 and 2004. One of our core businesses is cost containment, which includes re-pricing of medical claims among healthcare providers and insurers and other payers (the “Cost Containment Business”).

Coalition America, Inc.

Coalition America, Inc. (“CAI”) is a Georgia corporation based in Atlanta, Georgia that specializes in healthcare cost containment. CAI offers its clients direct provider contracts, PPO networks and provider negotiations.

CCB Acquisition, LLC

CCB Acquisition, LLC (“CCB”) is a Delaware limited liability company and wholly owned subsidiary of CAI formed for the purpose of effectuating CAI’s purchase of our Cost Containment Business.

Background of the Proposed Sale of the Cost Containment Business (see page 13)

We believe MedAvant is the nation’s fourth largest claims processor, among the top five independent Preferred Provider Organizations (“PPO”) and the largest company that facilitates delivery of laboratory results. Our PPO is called the National Preferred Provider Network (“NPPN”) and is accessed by more than 550,000 physicians, 4,000 acute care facilities and 90,000 ancillary care providers. NPPN is the core of our Cost Containment Business. We generate revenue primarily by charging participating payers a percentage of the savings they receive through the Cost Containment Business, including NPPN. Because we operate a PPO, we can offer payers discounts on claims when a patient uses an out-of-network provider and we can negotiate non-discounted claims for payers.

We have faced declining operating performance and revenues in each of our business units for the last several years. In response to declining operating performance and revenues, beginning in the second quarter of 2007, our board began to actively explore strategic alternatives for us. We engaged a financial advisor, Cain Brothers & Company, LLC (“Cain Brothers”), with respect to, among other things, exploring and evaluating our strategic alternatives, including a sale of our entire company or any of our business units. Cain Brothers contacted approximately forty-nine potential acquirers regarding their interest in our entire company or our business units. Through that process, we did not receive any interest in a business combination or acquisition of our entire company, but we did receive some indications of interest in the purchase of our Cost Containment Business on a stand alone basis as well as interest in our other business units.

During the summer of 2007, CAI expressed interest in entering into a potential transaction with us for the sale of our Cost Containment Business. Since then, certain of our executive officers met with representatives from CAI to discuss and negotiate a potential transaction involving the sale of the Cost Containment Business to CAI. Our board met on multiple occasions to discuss and consider the proposed transaction with CAI. These efforts culminated with the execution of the Stock Purchase Agreement for the Cost Containment Business on November 8, 2007.

Reasons for the Sale of the Cost Containment Business (see page 15)

We believe that the sale of the Cost Containment Business and the terms of the Stock Purchase Agreement are in the best interests of our shareholders. The sale of the Cost Containment Business will permit us to focus on our other business units and provide the following anticipated benefits:

•	May prevent Laurus Master Fund Ltd. (“Laurus”) from exercising its rights under our loan agreements to foreclose on all of our assets as a result of our continuing default under such loan agreements;

•	Provides us with immediately available funds to pay off a portion of our outstanding indebtedness and liabilities; and

•	Allows us to focus on our other core business as related to health claim electronic data processing and laboratory service, and to develop a strategy for reversing our continuing losses and depletion of our cash reserves.

Our Board also considered various risks when evaluating the sale of the Cost Containment Business, which include:

•	The viability of our remaining business after the sale of the Cost Containment Business;

•	The possibility that the proposed sale might not be completed;

•	The effect of the public announcement of the proposed sale on key customer accounts and on our ability to attract and retain personnel; and

•	Potential delay in the closing of the proposed sale, resulting in us incurring more losses, depleting more of our cash reserves, and causing Laurus to exercise its right to foreclose on all of our assets.

Fairness Opinion of Financial Advisor (see page 18)

Our financial advisor, Cain Brothers, delivered a written opinion to our board as to the fairness to us of the sale of the Cost Containment Business, from a financial point of view, of the $23.5 million cash consideration (before any adjustments) to be paid to us in connection with the sale of the Cost Containment Business. The full text of the written opinion of Cain Brothers, dated November 8, 2007, is attached to as Appendix B to this Proxy Statement and should be read in its entirety for a description of the procedures followed, assumptions made, matters concerned and limitations on the review undertaken. We paid Cain Brothers a fee for the delivery of this opinion.

THE OPINION OF CAIN BROTHERS IS DIRECTED TO OUR BOARD OF DIRECTORS, WILL NOT BE UPDATED AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE PROPOSED SALE OF THE COST CONTAINMENT BUSINESS.

The Transaction (see page 14)

Purchase Price (see page 24)

As consideration for the sale of all the capital stock or equity interests relating to the Cost Containment Subsidiaries, CAI will pay us $23.5 million, subject to a post-closing adjustment based on the final net working capital of the Cost Containment Subsidiaries as of the closing. At closing, we will receive $20.5 million in cash, approximately $16.5 million will be immediately used to pay down senior debt and approximately $4.0 million will be used to pay transaction costs, outstanding accounts payable, and other debt of the Cost Containment Business. Also, $3.0 million will be placed in escrow to cover possible indemnification claims by CAI and CCB.

Terms of the Stock Purchase Agreement (see page 24)

The Stock Purchase Agreement is attached to this Proxy Statement as Appendix A. We encourage you to read the Stock Purchase Agreement carefully. Our board has approved the Stock Purchase Agreement, which is the binding legal agreement that governs the terms of the sale of our Cost Containment Business.

Some of the key provisions of the Stock Purchase Agreement are as follows:

Representations and Warranties

The Stock Purchase Agreement contains customary representations and warranties of the parties relating to, among other things, their authority to enter into the Stock Purchase Agreement and, in the case of MedAvant, various aspects of the Cost Containment Business.

Covenants

The Stock Purchase Agreement contains customary covenants of the parties, including agreements by us to conduct the Cost Containment Business in accordance with ordinary past practices, to refrain from certain actions between the time of signing the Stock Purchase Agreement and the closing of the sale of the Cost Containment Business, to use commercially reasonable efforts to solicit shareholder proxies approving the sale of the Cost Containment Business and to provide transition services to CAI pursuant to a separate transition services agreement.

Superior Offer

The Stock Purchase Agreement provides that our board may, at any time prior to obtaining shareholder approval of the sale of the Cost Containment Business, withdraw or modify its approval or recommendation of the Stock Purchase Agreement or the sale of the Cost Containment Business or approve or recommend a superior offer to purchase the Cost Containment Business if our board determines, in good faith, that such offer constitutes a superior offer and determines that to do otherwise would violate the board’s fiduciary duties.

Indemnification

The Stock Purchase Agreement provides that each party will indemnify the other for any losses incurred as a result of, among other things, breaches of representations, warranties and covenants, subject in certain circumstances to specified dollar and time limitations.

Conditions to Closing

The obligations of the parties to complete the sale of the Cost Containment Business are subject to certain customary closing conditions, including, among other things:

•	that the sale has been approved by our shareholders;

•	that Laurus has given its consent;

•	that certain parties with security interests or claims against the Cost Containment Business have released their security interests or claims; and

•	that CAI has obtained sufficient financing to pay the purchase price, on terms no less favorable to CAI than those set forth in a commitment letter obtained from Merrill Lynch prior to signing the Stock Purchase Agreement.

Termination

The Stock Purchase Agreement can be terminated:

•	by mutual agreement of the parties;

•	by either party if a material breach of the Stock Purchase Agreement has been committed by the other party;

•	by either party if the closing has not occurred on or before April 15, 2008 or such later date as the parties may agree upon;

•	by CCB if we do not obtain shareholder approval by the earlier of the Special Meeting (or any adjournment or postponement thereof) or March 31, 2008;

•	by either party if the satisfaction of a condition to closing becomes impossible;

•	by CCB if a material adverse change to the Cost Containment Business occurs;

•	by either party if our board accepts a superior proposal;

•	by CCB if it is unable to obtain financing on terms no less favorable to CAI than those set forth in a commitment letter obtained from Merrill Lynch prior to signing the Stock Purchase Agreement; and

•	by CCB if Laurus either fails to deliver its consent to the sale of the Cost Containment Business prior to January 15, 2008 or does not agree to amend its consent if the payment to Laurus specified in its consent is greater than available proceeds.

Termination Payment and Expenses

All parties to the Stock Purchase Agreement have agreed that each party will pay its own expenses. However, in the event the Stock Purchase Agreement terminates because of a breach by a party, the non-breaching party’s right to pursue all legal remedies will survive the agreement’s termination unimpaired.

If the Stock Purchase Agreement is terminated because: (a) our shareholders fail to approve the sale of the Cost Containment Business; (b) we accept a superior proposal; or (c) Laurus fails to deliver a satisfactory consent; then we are obligated to pay CAI $940,000 plus fees and expenses incurred in connection with the proposed sale.

If the Stock Purchase Agreement is terminated because CAI is unable to obtain financing and all other conditions to closing have been satisfied on or before January 31, 2008, then CAI is obligated to pay us $940,000 plus fees and expenses incurred in connection with the proposed sale.

Certain Material Federal Income Tax Consequences (see page 30)

The sale of the Cost Containment Business will be a taxable transaction for us. We will realize gain (loss) measured by the difference between the proceeds received by us on such sale and our tax basis in the assets sold. For purposes of calculating gain, the proceeds received by us will include the cash we received, the amount of our indebtedness that is cancelled or assumed, and any other consideration we receive for our assets. It is anticipated that we will have sufficient losses (including net operating loss carryforwards) to offset any gain realized from the sale for regular Federal income tax purposes, subjecting us only to Federal alternative minimum tax.

We may be subject to state income taxes to the extent that gains exceed losses for state tax law purposes, but we do not anticipate that such taxes, if any, will be significant.

The sale of the Cost Containment Business will not result in any Federal income tax consequences to our shareholders.

Accounting Treatment (see page 30)

We will record the sale of the Cost Containment Business in accordance with generally accepted principles in the United States. Upon completion of the disposition, we will recognize a gain (loss) for financial statement purposes equal to the net proceeds (sum of purchase price less expenses of the sale) less the book value of the assets and liabilities sold.

Regulatory Approvals (see page 30)

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to complete the sale of the Cost Containment Business, other than the filing of this Proxy Statement with the Securities Exchange Commission (the “SEC”). If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

No Changes to the Rights of Shareholders (see page 30)

There will be no change in the rights of our shareholders as a result of the sale of the Cost Containment Business.

No Appraisal Rights (see page 31)

Our shareholders do not have appraisal rights under the Florida Business Corporation Act in connection with the sale of the Cost Containment Business because our common stock is listed on the NASDAQ Global Market.

Required Vote (see page 31)

The affirmative vote of holders of a majority of the shares of common stock and Series C 7% Convertible Preferred Stock (“Series C Preferred Stock”), on an as converted basis, voting together as a single class, is required in order to approve the sale of the Cost Containment Business. Because the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting is required to approve the sale of the Cost Containment Business, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have the same effect as a vote against the sale of the Cost Containment Business.

Recommendation of Our Board of Directors Regarding the Sale of the Cost Containment Business (see page 31)

For the reasons described above, our board has determined that the proposed sale of the Cost Containment Business is in the best interests of the Company and our shareholders. Accordingly, our board has unanimously approved the proposed sale of the Cost Containment Business and Stock Purchase Agreement and recommends to our shareholders that they vote “FOR” approval of Proposal No. 1.

Proposal No. 2: Adjournment of the Special Meeting:

Purpose (see page 32)

In the event there are not sufficient votes present, in person or by proxy, at the Special Meeting to approve the sale of the Cost Containment Business, our chief executive officer, acting in his capacity as chairperson of the meeting, may propose an adjournment of the Special Meeting to a later date or dates to permit further solicitation of proxies.

Required Shareholder Vote to Approve the Adjournment Proposal (see page 32)

Approval of the adjournment proposal will require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Assuming the presence of a quorum, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have no effect on the adjournment proposal.

Recommendation of Our Board of Directors (see page 32)

Our board of directors unanimously recommends that our shareholders vote “FOR” approval of Proposal No. 2 to adjourn the Special Meeting, if necessary to obtain the requisite number of proxies required to approve Proposal No. 1.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND RELATED PROPOSALS

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and proxy card because you own shares of our common stock or our Series C Preferred Stock. This Proxy Statement describes the proposals on which we would like you, as a shareholder, to vote. It also gives you information on the proposals so that you can make an informed decision.

Who can vote at the Special Meeting?

Only shareholders of record at the close of business on December 5, 2007 will be entitled to vote at the Special Meeting.

What is being voted on?

You are being asked to vote on the following matters:

1. To approve the sale of our Cost Containment Business; and

2. To approve one or more adjournments of the Special Meeting, if deemed necessary to facilitate the approval of Proposal No. 1, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to establish a quorum or to approve Proposal No. 1.

What will happen if the proposed sale of the Cost Containment Business is approved?

If the proposed sale of the Cost Containment Business is approved, we will complete the sale subject to the satisfaction of the closing conditions set forth in the Stock Purchase Agreement. We anticipate that the transaction will close shortly after the Special Meeting.

What will happen if the proposed sale of the Cost Containment Business is not approved?

We believe that if we are unable to successfully close the sale of our Cost Containment Business and if we are not successful in obtaining additional financing, we may not be able to continue operations. In addition, we will owe a termination fee to CAI and we would continue to be in default under the terms of our agreement with Laurus, our senior secured lender, who has reserved all rights with respect to such default and who may exercise its right to foreclose on our assets.

Does the board of directors recommend that I vote on the proposals to be considered and voted upon at the Special Meeting?

Our board of directors recommends that you vote your shares:

•	“FOR” the proposed sale of the Cost Containment Business to CAI; and

•	“FOR” the adjournment of the Special Meeting, if necessary for the approval of Proposal No. 1.

Who should I call if I have any questions about the Special Meeting?

If you have any questions about the Special Meeting, you should contact our Corporate Secretary at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, telephone 770-806-9918.

How do I vote?

After carefully reading and considering the information contained in this Proxy Statement, you may either complete, sign and date your proxy card and voting instructions and return them in the enclosed postage-paid envelope or vote in person at the Special Meeting. Please vote your shares as soon as possible so that your shares will be represented at the Special Meeting.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker.

Can I change my vote after I have delivered my proxy?

Yes. You may revoke your proxy at any time before it is voted at the meeting by (i) delivering a written notice of revocation to our Corporate Secretary at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, (ii) delivering a later-dated proxy, or (iii) attending the meeting and voting in person. Attendance at the Special Meeting, in and of itself, will not constitute a revocation of a proxy. If your shares are held in an account at a brokerage firm or a bank, you should contact your brokerage firm or bank for instructions on how to change your vote.

How many votes are required to approve the sale of the Cost Containment Business?

The affirmative vote of holders of a majority of the shares of common stock and Series C Preferred Stock, on an as converted basis, voting together as a single class, is required in order to approve the sale of the Cost Containment Business. Because the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting is required to approve the sale of the Cost Containment Business, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have the same effect as a vote against the sale of the Cost Containment Business.

Am I entitled to appraisal rights?

No, our shareholders do not have appraisal rights under the Florida Business Corporation Act in connection with the sale of the Cost Containment Business because our common stick is listed on the NASDAQ Global Market.

When do you expect the sale of the Cost Containment Business to be completed?

It is currently anticipated that the transactions and actions contemplated in the Stock Purchase Agreement will be completed as promptly as practicable following our Special Meeting to be held on January 22, 2008.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

THE SPECIAL MEETING

Time, Date and Place; Matters to be Considered

The Special Meeting will be held on January 22, 2008, at 10:00 a.m. local time, at our offices at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093. At the Special Meeting, shareholders will be asked to consider and vote upon each of the proposals and conduct such other business as may properly come before the Special Meeting and any adjournment thereof.

Voting and Record Date

The board of directors has fixed December 5, 2007, as the record date for determining holders of shares of our common stock and of shares of our Series C Preferred Stock that are entitled to receive notice of and to vote at the Special Meeting. Each holder of record of shares of our voting stock on the record date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, with respect to the approval of the proposals and any other matter to be submitted to a vote of shareholders at the Special Meeting. At November 16, 2007, there were 13,782,915 shares of common stock and 2,000 shares of Series C Preferred Stock that were outstanding.

Approval of Proposal No. 1 will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Therefore, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have the same effect as votes against Proposal No. 1. Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Assuming the presence of a quorum, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have no effect on Proposal 2.

The board has unanimously approved each of the proposals and recommends that shareholders vote “FOR” the approval of each of the proposals. We are seeking requisite shareholder approval of each of the proposals.

Quorum

The required quorum for the transaction of business at the Special Meeting is a majority of the shares entitled to vote thereat by holders of shares of our common stock and Series C Preferred Stock outstanding on the record date. Broker non-votes and shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Special Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting with respect to such proposal. Florida law provides that the shareholders present may adjourn the Special Meeting despite the absence of a quorum.

Abstentions and Broker Non-Votes

Broker “non-votes” and the shares of voting stock as to which a shareholder abstains are included for purposes of determining whether a quorum of shares of voting stock is present at a meeting. A broker “non-vote” occurs when a nominee holding shares of voting stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Proposals 1 and 2 are non-discretionary items, which means that a nominee may not vote on either proposal without instructions from the beneficial owner. Since Proposal 1 requires the affirmative vote of a majority of our outstanding voting stock, abstentions and broker “non-votes” have the effect of votes against Proposal 1. Since Proposal 2 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it, assuming the presence of a quorum, abstentions and broker “non-votes” will have no effect on Proposal 2.

Brokerage Accounts

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the proxy card representing your shares. In addition, if you hold your shares in a brokerage or bank account, your broker or bank may allow you to provide your voting instructions by telephone or Internet. Please consult the materials you receive from your broker or bank prior to authorizing a proxy by telephone or Internet. We urge you to confirm in writing your instructions to us directly at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30092 so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Proxies

Our board of directors is asking for your proxy. Giving the board of directors your proxy means you authorize it to vote your shares at the Special Meeting in the manner you direct. You may vote for or against the proposals or abstain from voting. All valid proxies received prior to the Special Meeting will be voted. All shares of common stock and Series C Preferred Stock that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the choices marked thereon by the shareholders. Unless a contrary choice is marked, the shares represented by each proxy will be voted FOR approval of each of the proposals. At the time this proxy statement was mailed to shareholders, we were not aware that any other matters not referred to herein would be presented for action at the Special Meeting. If any other matters properly come before the Special Meeting, the persons designated in the proxy intend to vote the shares represented thereby in accordance with their best judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

Attendance at the Special Meeting

Only holders of common stock or Series C Preferred Stock, their proxy holders and guests we may invite may attend the Special Meeting. If you wish to attend the Special Meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership and photo identification at the Special Meeting. For example, you could bring an account statement showing that you beneficially owned shares of common stock or Series C Preferred Stock of the Company as of the record date as acceptable proof of ownership.

Costs of Solicitation

We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of voting stock. In addition to solicitation by mail, solicitation may be made by certain of our directors, officers and employees, or firms specializing in solicitation; and may be made in person or by telephone or telegraph. No additional compensation will be paid to any of our directors, officers or employees for such solicitation.

SPECIAL RISK CONSIDERATIONS

You should carefully consider the special risk considerations described below as well as other information provided to you or referenced in this Proxy Statement in deciding how to vote on the proposed sale of the Cost Containment Business. The special risk considerations described below are not the only ones we face. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Special Risk Considerations Regarding the Proposed Sale of the Cost Containment Business:

If we fail to complete the sale of the Cost Containment Business, you may lose your entire investment.

If we are unable to close the sale of our Cost Containment Business, we may owe a termination fee to CAI that could either exhaust our cash reserves or cause us to be unable to pay our scheduled obligations. In addition, we would continue to be in default under the terms of our agreement with Laurus, our secured senior lender, who may exercise its right to foreclose on our assets.

If we fail to complete the sale of the Cost Containment Business, our business may be harmed.

We cannot assure you that the sale of the Cost Containment Business will be completed. As a result of our announcement of the sale of the Cost Containment Business, third parties may be unwilling to enter into material agreements with respect to our Cost Containment Business. New or existing customers may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers may perceive that such relationships are likely to be more stable. If we fail to complete the proposed sale of the Cost Containment Business, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. In addition, if we fail to complete the proposed sale of the Cost Containment Business, we will retain and continue to operate the Cost Containment Business, and our operating losses and depletion in cash reserves could continue. The result would have a material, negative impact on the value of our company, which could result in a total loss of your investment.

You will not receive any of the proceeds from the sale of the Cost Containment Business.

The purchase price for the assets of the Cost Containment Business will be paid directly to us or our creditors. We intend to pay off a portion of our indebtedness with the proceeds of the sale of our Cost Containment Business. Therefore, no proceeds will be received by our shareholders as a result of the sale.

The Stock Purchase Agreement may expose us to contingent liabilities.

Under the Stock Purchase Agreement, we indemnify CAI for the breach or violation of any representation, warranty or covenant made by us in the Stock Purchase Agreement, subject to certain limitations. Significant indemnification claims by CAI could have a material adverse effect on our financial condition. Claims for indemnification for breach of certain covenants, agreements or other matters agreed to by us in the Stock Purchase Agreement are not subject to the $3.0 million held in escrow.

We will be prohibited from competing with the Cost Containment Business for three years from the date of the closing.

The Stock Purchase Agreement provides that for a period of three years after the closing of the transaction, we will not compete, directly or indirectly, with the Cost Containment Business or directly or indirectly own an interest in, manage, operate, control, as a partner, shareholder or otherwise, any person that engages in the business of cost containment, including repricing of medical claims among healthcare providers and insurance and other payors.

Special Risk Considerations Regarding the Remaining Business Assuming the Cost Containment Business is Sold:

In order to achieve our stated objectives, we need to engage in a substantial development program of our EDI Business that will require successful execution and sufficient working capital.

Following the sale of the Cost Containment Business, our strategy will be to focus on maintaining and developing our core EDI Business. We cannot assure you that we will successfully manage the challenges facing the EDI Business or that we will have sufficient working capital to maintain or develop the EDI Business as we intend. We may not be able to attract or retain sufficient numbers of customers to maintain and improve the operating performance of our EDI Business without the cross-selling opportunities afforded by the Cost Containment Business. Our management may not be able to effectively implement our EDI Business development program and internal growth strategy simultaneously. Any failure to maintain established customer relationships or expand our customer base for the EDI Business could lead to further operating losses and have a negative impact on our future results. We cannot readily predict the timing or success of our EDI Business development plan. While we are in discussions with our current lender to develop a financing plan for funding the remaining business, there can be no assurance that this funding will be available, or if available, that it will be available on acceptable terms.

Our company could be materially adversely affected as a result of EDI Business risks.

We may not be able to successfully manage our operations with a significantly reduced workforce and a greater focus on the EDI Business. Operating synergies or cross-marketing opportunities may exist between the Cost Containment Business and the EDI Business that we will miss after the sale of the Cost Containment Business. Additionally, any future growth in our EDI Business may increase the demands on our management, our internal systems, procedures and controls. We may be unable to successfully implement improvements to our information and control systems associated with our EDI Business in an efficient or timely manner.

The adoption rate of electronic processing of clinical transactions in the healthcare industry may have an adverse impact on our operations.

Our strategy anticipates that electronic processing of clinical healthcare transactions will become more widespread and that providers and third-party institutions increasingly will use electronic transaction processing networks for the processing and transmission of data. The rate at which providers adopt the use of electronic transmission of clinical healthcare transactions (and, in particular, the use of the Internet to transmit them) continues to be slow and the continued conversion from paper-based transaction processing to electronic transaction processing in the healthcare industry, using proprietary healthcare management systems or the Internet, may shift to processors that possess greater competitive advantages than us.

Our profitability will be dependent upon restructuring and executing planned cost savings.

The pro forma financial statements included in this Proxy Statement show significant operating losses for the periods presented. These pro forma financial statements do not reflect any planned cost savings that we expect to realize from restructuring of our overhead cost structure after the sale of the Cost Containment Business. If our cost reduction efforts are ineffective or our estimates of costs savings are inaccurate, our profitability could be negatively impacted. We may not be successful in achieving the operating efficiencies and operating cost reductions expected from these efforts, and may experience business disruptions associated with the restructuring and cost reduction activities. Further, cost reduction benefits may be realized later than expected, and the costs of implementing these measures may be greater than anticipated. If these efforts are not successful, we intend to undertake additional cost reduction efforts, which could result in future charges.

A significant amount of the revenues in our EDI Business is from one customer. Loss of this relationship may adversely affect our profitability.

For the years ended December 31, 2006, 2005 and 2004, approximately 6%, 8% and 8%, respectively, of consolidated revenues and 13%, 17% and 16%, respectively, of our EDI Business revenues were from one customer.

The loss or decline in business from this customer could have a material impact on the operating performance of our EDI Business.

The market for our products and services is affected by changing technology and if we fail to anticipate and adapt to such changes, our results of operations may suffer.

The market in which our EDI Business competes is characterized by technological change, new product introductions, evolving industry standards and changing needs of customers. Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards. If we fail to successfully manage the challenges of rapidly changing technology, our results of operations may suffer.

Market factors could cause a decline in spending for healthcare electronic data information processing, adversely affecting our financial results.

Our revenue and profitability depend on the overall demand for our products and services. Delays or reductions in demand for healthcare electronic data processing and services by end users could materially adversely affect the demand for our products and services. If competition for our products and services causes the prices we charge customers to decrease, our business, results of operations or financial condition could be materially adversely affected.

PROPOSAL NO. 1

APPROVAL OF THE SALE OF THE COST CONTAINMENT BUSINESS

General

Pursuant to the Stock Purchase Agreement, we will sell to CAI, acting through CCB, our Cost Containment Business, which includes all of the equity interests that relate to each of our Cost Containment Subsidiaries. Upon consummation of the proposed sale of the Cost Containment Business, ownership of the Cost Containment Subsidiaries will be transferred to CCB and the Cost Containment Subsidiaries will become direct subsidiaries of CCB. The sale of the Cost Containment Subsidiaries will constitute the sale of substantially all of our assets that relate to our Cost Containment Business.

The Parties

MedAvant Healthcare Solutions

We are an information technology company that facilitates the exchange of medical claim and clinical information among doctors, hospitals, medical laboratories, and insurance payers. We also enable the electronic transmission of laboratory results. MedAvant is a trade name of ProxyMed, Inc. which was incorporated in 1989 in Florida. In December 2005, ProxyMed began doing business under the new operating name, MedAvant Healthcare Solutions, to unite all business units and employees under one brand identity. Adopting a new name was one of several results of a strategic analysis completed in the third quarter of 2005 following the acquisition of seven companies between 1997 and 2004. One of our core businesses is the Cost Containment Business.

Coalition America, Inc.

CAI is a Georgia corporation based in Atlanta, Georgia that specializes in healthcare cost-containment. CAI offers its clients direct provider contracts, PPO networks and provider negotiations.

CCB Acquisition, LLC

CCB is a Delaware limited liability company and wholly owned subsidiary of CAI formed for the purpose of effectuating CAI’s purchase of our Cost Containment Business.

Background of the Proposed Sale of the Cost Containment Business

We believe MedAvant is the nation’s fourth largest claims processor, among the top five independent PPOs and the largest company that facilitates delivery of laboratory results. Our PPO is called the National Preferred Provider Network and is accessed by more than 550,000 physicians, 4,000 acute care facilities and 90,000 ancillary care providers. NPPN is the core of our Cost Containment Business. We generate revenue primarily by charging participating payers a percentage of the savings they receive through the Cost Containment Business, including NPPN. Because we operate a PPO, we can offer payers discounts on claims when a patient uses an out-of-network provider and we can negotiate non-discounted claims for payers.

We have faced declining operating performance and revenues in each of our business units for the last several years. In response to declining operating performance and revenues, beginning in the second quarter of 2007, our board began to actively explore strategic alternatives for us. In May 2007, we engaged a financial advisor, Cain Brothers, with respect to, among other things, exploring and evaluating our strategic alternatives, including a sale our entire company or our business units. Cain Brothers contacted approximately forty-nine potential acquirers regarding their interest in our entire company or our business units. Through that process, we did not receive any interest in a business combination or acquisition of our entire company, but we did receive some indications of interest in the purchase of our Cost Containment Business on a stand alone basis as well as interest in our other business units. Cain Brothers and our outside legal counsel, Foley and Lardner, LLP (“Foley”), communicated regularly with our board of directors throughout the process.

In the process of soliciting potential buyers for our entire company or our business units, CAI and one other alternate buyer expressed serious interest in the purchase of our Cost Containment Business. On June 28, 2007, we received a proposal to purchase the Cost Containment Business from the alternate buyer and engaged in initial negotiations regarding a possible transaction. During the negotiations with the alternate buyer, on July 6, 2007, we received a letter of intent from CAI to acquire the Cost Containment Business. Throughout the month of July, CAI and the alternate buyer conducted due diligence. On July 24, 2007, the alternate buyer submitted a revised proposal to acquire the Cost Containment Business. On the same day, we notified CAI that we were pursuing a transaction with the alternate buyer. On August 3, 2007, the alternate buyer withdrew from the sales process due to the financial performance of our business. On August 17, 2007, we re-engaged in discussions with CAI regarding the sale of our Cost Containment Business. On August 21, 2007, our board met with Cain Brothers and Foley to discuss the status of the potential transaction with CAI or other potential transactions.

On August 24, 2007, our board instructed Cain Brothers to distribute bidding instructions to six interested parties for the acquisition of our Cost Containment Business. Meanwhile, we continued to engage in discussions with CAI and had a due diligence call to discuss the transaction on August 30, 2007. On September 7, 2007, the due date for the bids on our Cost Containment Business, CAI submitted a letter of intent to acquire our Cost Containment Business. None of the other interested parties that we invited to participate in the bidding process submitted a bid for our Cost Containment Business on the due date.

On September 14, 2007, our board met with Cain Brothers and Foley to evaluate and discuss the proposal from CAI on the terms and conditions set forth in CAI’s letter of intent. At the meeting, our board determined that the offer from CAI represented a viable option for our shareholders due to the fact that: (i) CAI offered cash immediately upon the closing of the proposed sale of the Cost Containment Business, which could be used to pay off certain liabilities, and (ii) the total value of the CAI offer was acceptable to us. Our board authorized the execution of the letter of intent with CAI on September 14, 2007, which we executed on September 18, 2007.

After we executed the letter of intent with CAI, CAI worked to complete a financial and business due diligence review of our Cost Containment Business; which included meetings with us on September 25 and 26, 2007 as well as a due diligence conference call on October 6, 2007.

On October 16, 2007, we finalized a purchase price of $23.5 million for the Cost Containment Business. CAI indicated that it had received a financing commitment from Merrill Lynch Capital that would provide sufficient funding for payment of the purchase price to us upon the closing of the proposed transaction.

On October 3, 2007, we received a draft agreement that covered the basic terms of the proposed transaction, including that the purchase price for the Cost Containment Business would be $23.5 million in cash, subject to a post-closing adjustment for working capital, and that $3 million of the purchase price would be held in an escrow account to satisfy indemnification claims that CAI might have relating to the purchase of our Cost Containment Business. On October 23, 2007, we met with CAI and its advisors to negotiate the terms of the Stock Purchase Agreement.

Throughout the following weeks, we and our advisors negotiated the terms of the Stock Purchase Agreement with CAI and its advisors. The terms of the Stock Purchase Agreement negotiated by the parties were consistent with prior discussions between our officers and CAI. However, the first draft of the Stock Purchase Agreement contained many provisions that were not addressed, or that were only addressed in general terms, in our prior discussions, such as provisions relating to our representations and warranties regarding the assets associated with the Cost Containment Business to be purchased, our indemnification of CAI against losses arising from the breach of such representations and warranties, the purchase price adjustment, the conditions to closing the sale of the Cost Containment Business, the restrictions on our ability to operate our business prior to the closing of the sale and each party’s right to terminate the Stock Purchase Agreement on or before the closing.

Cain Brothers and Foley met with our board on November 2, 2007 to discuss the various terms of the Stock Purchase Agreement. On November 4, we met with CAI and its advisors to discuss the transition of the Cost Containment Business.

On November 7, 2007, our board convened a meeting to review the Stock Purchase Agreement and the proposed sale of the Cost Containment Business in accordance with the terms and conditions set forth in the Stock

Purchase Agreement. All of our directors attended this meeting. In addition, members of our management team, together with representatives of Foley and Cain Brothers attended this meeting. At the meeting, representatives of Foley and Cain Brothers reviewed the terms of the Stock Purchase Agreement and other related matters. Our board discussed the terms of the proposed sale of the Cost Containment Business, after which our board determined that entry into the Stock Purchase Agreement and completion of the proposed sale of the Cost Containment Business were in the best interests of the Company and our shareholders. Our board then approved (i) the Stock Purchase Agreement, (ii) the related transaction agreements, and (iii) the proposed sale of our Cost Containment Business to CAI on the terms set forth in those agreements, and authorized management to execute the transaction agreements on our behalf.

On November 8, 2007, we executed the Stock Purchase Agreement with CAI and we publicly announced the transaction.

Past Contacts, Transactions or Negotiations

Other than as described in the “Background and Material Terms of the Proposed Sale of the Cost Containment Business,” we and CAI have had prior contacts and negotiations. In 2005, CAI had discussions with us about establishing a business relationship to access our NPPN provider network. These discussions eventually led to us entering a contract with CAI effective April 1, 2006 whereby CAI could access our NPPN provider network.

On August 29, 2005, CAI’s chief executive officer called our chief executive officer to discuss the merits of a business combination. The parties entered into a non-disclosure agreement on January 16, 2006. The chief executive officers of both parties met on March 29, 2006 and discussed the merits of a business combination.

From August 2, 2006 through October 25, 2006, representatives of the parties periodically met to discuss a possible business combination.

There were no further contacts with CAI until we retained Cain Brothers.

Reasons for the Proposed Sale of the Cost Containment Business

Our board determined that the proposed sale of the Cost Containment Business is in our best interests and the best interests of our shareholders after considering a number of factors, including the following factors that weigh in favor of the proposed sale of the Cost Containment Business:

•	the level of revenue and expenses that could be expected from operating our Cost Containment Business as currently constituted;

•	our inadequate working capital for ordinary operations, resulting in part from deteriorating revenues in the Cost Containment Business, which places an ongoing burden on us and causes significant issues with vendors and other trade creditors;

•	our expectation that certain savings will result from our eliminating our Cost Containment Business;

•	Laurus requires us to enter a definitive purchase agreement with respect to the sale of one of our business units;

•	our belief that scaling down our operations relating to our Cost Containment Business would likely result in a substantial loss of customers, and that the remaining revenue would not be enough to sustain the scaled-down operations;

•	our inability to accomplish other strategic alternatives, including mergers with other companies and other business combinations for us as a whole;

•	our belief that additional time and resources would be needed to locate and negotiate with any other potential acquirers or purchasers for the assets related to the Cost Containment Business, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all;

•	our belief that the value of our assets would continue to decline with the passage of time;

•	our belief that the total transaction value of $23.5 million in cash was greater than the liquidation value of the Cost Containment Business; and

•	our belief that the proposed sale of the Cost Containment Business would maximize the amount of cash available for us to reduce our outstanding debt and operate our remaining businesses.

In its review of the proposed sale of the Cost Containment Business, our board also considered a number of factors that weigh against the proposed asset sale, including:

•	the risk that the proposed sale of the Cost Containment Business might not be completed and the effect a public announcement of the proposed sale on key customer accounts and on our ability to attract and retain personnel;

•	the risk that closing of the proposed sale may be delayed, resulting in our incurring more losses, depleting more of our cash reserves, and causing Laurus to exercise its rights under our loan agreements, under which we are currently in default, including its right to foreclose on all of our assets;

•	the risk that eliminating instead of selling our Cost Containment Business and operating solely as a health claim electronic data information processing and lab communications services company is not certain to sustain even our scaled-down operations given our continuing liabilities and operating expenses; and

•	the net value to our Company from the proposed sale of the Cost Containment Business based on the cash purchase price (subject to possible adjustment after closing) minus the transaction costs may be less than the value obtained from operating the Cost Containment Business long term.

The foregoing list comprises the material factors considered by our board in its consideration of the proposed sale of the Cost Containment Business. In view of the wide variety of factors considered, our board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, both positive and negative, our board determined that the proposed sale of the Cost Containment Business is in the best interests of the Company and our shareholders and that we should proceed with the proposed sale.

Effect of the Sale of the Cost Containment Business on MedAvant and Our Shareholders

If our shareholders approve the sale of the Cost Containment Business, then we will seek to complete the sale. Following the completion of the sale of the Cost Containment Business, $16.5 million of the proceeds from the sale will be used to pay down a portion of the amount owed to Laurus while the remaining $4.0 million will be used to pay transaction costs, outstanding accounts payable, and other debt of the Cost Containment Business. Three million dollars of the purchase price will be placed in escrow pursuant to the terms of an Escrow Agreement. The purchase price will also be subject to adjustment based upon net working capital levels at closing.

We remain in discussions with Laurus regarding the status of our Loan Agreement and October Amendment discussed below (see “Laurus Financing”). At the same time, we are refining plans for our remaining business units while working with Laurus to develop a modified line of credit based on the reduced debt resulting from the sale of our Cost Containment Business. We will also continue to review product offerings, staffing, and other efficiencies arising from the more focused and streamlined organization following the sale, all of which affect our liquidity.

Our ability to have sufficient cash and cash equivalents on hand or available to us to fund our operations and capital requirements through September 2008 is dependent on the successful closing of the sale of our Cost Containment Business, which reduces our existing debt levels, and to obtain a revised line of credit from Laurus or another party. There can be no assurance that this additional funding will be available to us, or if available, that it will be available on acceptable terms. If we are successful in obtaining additional financing, the terms of the financing may have the effect of significantly diluting or adversely affecting the holdings or the rights of the holders of our common stock. We believe that if we are not successful in obtaining additional financing and if we are unable to close the sale of our Cost Containment Business, we may not be able to continue operations. In addition, we would continue to be in default under the terms of our agreement with Laurus, our senior secured lender, who has reserved all rights with respect to such default and who may exercise such rights under such circumstances, including its right to foreclose on all of our assets.

Laurus Financing

On December 7, 2005, we and certain of our wholly-owned subsidiaries, entered into a security and purchase agreement (the “Loan Agreement”) with Laurus to provide up to $20.0 million in financing to us.

Under the terms of the Loan Agreement, Laurus extended financing to us in the form of a $5.0 million secured term loan (the “Term Loan”) and a $15.0 million secured revolving credit facility (the “Revolving Credit Facility”). The Term Loan has a stated term of five years and accrues interest at Prime plus 2%, subject to a minimum interest rate of 8%. The Term Loan is payable in equal monthly principal installments of approximately $89,300 plus interest until the maturity date on December 6, 2010. The Revolving Credit Facility has a stated term of three years and accrues interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008 with two one-year extension-options at the discretion of Laurus. Additionally, in connection with the Loan Agreement, we issued 500,000 shares of our common stock to Laurus that were valued at approximately $2.4 million at the time of issuance.

We granted Laurus a first priority security interest in substantially all of our present and future tangible and intangible assets (including all intellectual property) to secure our obligations under the Loan Agreement. The Loan Agreement contains various customary representations and warranties by us as well as customary affirmative and negative covenants, including, without limitation, liens on property, maintaining specific forms of accounting and record maintenance, and limiting the incurrence of additional debt. The Loan Agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements. Per the Loan Agreement, we are required to maintain a lock box arrangement where monies are automatically swept to repay the loan balance of the revolving credit facility.

The Loan Agreement also contains customary events of default, including, among others, non-payment of principal and interest, violation of covenants, and in the event we are involved in certain insolvency proceedings. Upon the occurrence of an event of default, Laurus is entitled to, among other things, accelerate all obligations. In the event Laurus accelerates the loans, the amount due will include all accrued interest plus 120% of the then outstanding principal amount of the loans being accelerated as well as all unpaid fees and expenses of Laurus. In addition, if the Revolving Credit Facility is terminated for any reason, whether because of a prepayment or acceleration, we must pay an additional premium of up to 5% of the total amount of the Revolving Credit Facility. In the event we elect to prepay the Term Loan, we must pay accrued interest plus 115% of the then outstanding principal amount of the Term Loan. Due to certain subjective acceleration clauses contained in the agreement and a lockbox arrangement, the revolving credit facility is classified as current in the accompanying unaudited consolidated balance sheet.

On June 21, 2007, we entered into an Amendment to the Loan Agreement (the “June Amendment”) with Laurus increasing the amount available under the Revolving Credit Facility by $3.0 million to $18.0 million. The June Amendment has a maturity date of June 30, 2008. During the term of the June Amendment, the revised amounts available under the Revolving Credit Facility decrease, as defined in the June Amendment, and the amount available under the revolving credit facility at June 30, 2008 will return to $15.0 million as committed under the original Loan Agreement. In connection with the June Amendment, we issued 572,727 shares of our common stock to Laurus that were valued at approximately $1.0 million. The costs of these shares were capitalized as debt issuance costs and will be amortized over the term of the June Amendment.

We revised our estimate of revenue allowances and the allowance for doubtful accounts for the period ended June 30, 2007. These changes in estimates negatively impacted our availability under the Revolving Credit Facility (which is based on an earnings formula as defined in the Loan Agreement) and resulted in an overadvance on available borrowings at June 30, 2007. Subsequent to June 30, 2007, we obtained a waiver from Laurus regarding this overadvance on our available borrowings until June 30, 2008.

On October 10, 2007, we entered into an Amendment to the Loan Agreement (the “October Amendment”) in which Laurus has agreed to fix the available revolving credit facility at $16.5 million through December 31, 2007 in the event that certain conditions are met on dates specified in the October Amendment. The October Amendment supersedes the June Amendment. In consideration for the October Amendment, the Company has agreed to pay

Laurus $1.25 million as follows: (i) $1.0 million on October 10, 2007 and (ii) $0.25 million on the earlier of (a) an event of default under the Loan Agreement and October Amendment, if any, or (b) December 31, 2007.

On November 1, 2007, Laurus notified us that an Event of Default had occurred by our failure to execute an asset purchase or stock purchase agreement for the disposition of certain assets by October 31, 2007 as required by the terms of the October Amendment. In addition, Laurus notified us that it was taking no immediate action with respect to this Event of Default, but would reserve all right and remedies available to Laurus under the Loan Agreement and October Amendment. As a result of this Event of Default, we have classified all amounts due to Laurus as current liabilities in the accompanying unaudited consolidated balance sheet at September 30, 2007.

Laurus has indicated to us that it will consent to the proposed sale of our Cost Containment Business pursuant to the terms of the Stock Purchase Agreement.

Opinion of Financial Advisor to the Board of Directors

Our board of directors retained Cain Brothers to act as our exclusive financial advisor in connection with potential strategic transactions. Cain Brothers was selected by our board of directors because of Cain Brothers’ reputation and expertise as an investment banking firm and its familiarity with our company. As part of its investment banking business, Cain Brothers is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and related transactions and valuations for corporate and other purposes in the healthcare services and medical technology markets.

In accordance with the terms of its engagement letter with us, Cain Brothers, at the board’s request and with the approval of Cain Brothers’ Valuation Committee, delivered an oral opinion (which opinion was subsequently confirmed in writing) to the board of directors at a meeting of the board on November 7, 2007. Cain Brothers, on the basis of its analyses and review and in reliance on the accuracy and completeness of the information furnished to it and subject to the limitations, qualifications and assumptions noted below and in the full text of its opinion, rendered its opinion to our board of directors that, as of November 7, 2007, the $23.5 million consideration to be received by us for the sale of the Cost Containment Business (the “Transaction Consideration”) is fair to us from a financial point of view.

Pursuant to Cain Brothers’ engagement letter, Cain Brothers was not retained for the purpose of making a recommendation, nor did it make a recommendation, as to the amount of the Transaction Consideration, which was determined in arm’s length negotiations between Buyer and us. We imposed no restrictions or limitations upon Cain Brothers with respect to the investigations made or the procedures followed by Cain Brothers in rendering its opinion.

The full text of Cain Brothers’ opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Cain Brothers in rendering its opinion, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference in its entirety. You are urged to, and you should, read the Cain Brothers opinion carefully and in its entirety. The summary of the Cain Brothers opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the Cain Brothers opinion.

Cain Brothers’ opinion was provided for the benefit and use of our board of directors in connection with its evaluation of the sale of the Cost Containment Business. Cain Brothers’ opinion addresses only the fairness to us, from a financial point of view, of the Transaction Consideration. Because Cain Brothers’ opinion addresses only the fairness of the Transaction Consideration, it did not express any views on any other terms of the sale of the Cost Containment Business, including without limitation any possible reduction in the total consideration received by us in the transaction based upon the adjustments provided for in the Stock Purchase Agreement or otherwise, and Cain Brothers did not express any opinion about the fairness of the amount or nature of any compensation to any officers, directors or employees of us or the Business, or class of such persons, relative to the compensation to us.

Cain Brothers’ opinion does not address the merits of our entering into the Stock Purchase Agreement as compared to any alternative business transaction or strategy that might have been available to us or our underlying business decision to effect the sale of the Cost Containment Business, nor does it address the tax consequences to us arising from the sale of the Cost Containment Business and it does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the sale of the Cost Containment Business. The opinion does not address the value of our company or our viability as a going concern after the consummation of the sale of the Cost Containment Business. In addition, Cain Brothers did not opine as to the market value or the prices at which any of our securities may trade at any time in the future.

Cain Brothers’ opinion spoke only as of the date it was rendered, was based on the economic, market and other conditions as they existed and information with which it was supplied as of such date and was without regard to any market, economic, financial, legal, tax or other circumstances or event of any kind or nature which might exist or occur after such date. Unless otherwise noted, all of Cain Brothers’ analyses were performed based on information available as of November 6, 2007.

For purposes of its opinion, Cain Brothers, among other things:

•	Reviewed a draft stock purchase agreement dated as of November 6, 2007 (including the draft disclosure schedules thereto) and participated in certain negotiations with Buyer;

•	Reviewed certain financial, business and other information about the Cost Containment Business that was publicly available or provided to Cain Brothers by us;

•	Reviewed certain internal financial forecasts and projections for the Cost Containment Business that were provided to Cain Brothers by us, taking into account its historical and current fiscal year financial performance and adjusted to reflect corporate overhead allocations;

•	Held discussions with us and the Cost Containment Business’ management regarding its prospects and financial outlook and the operating plans of the Business;

•	Reviewed the valuation in the public market of companies in businesses that Cain Brothers deemed similar to that of the Cost Containment Business to assist in Cain Brothers’ analyses;

•	Reviewed public information with respect to recent acquisition transactions that Cain Brothers deemed comparable to the proposed sale of the Cost Containment Business to assist in Cain Brothers’ analyses;

•	Solicited interest from certain prospective candidates to a strategic transaction involving the Cost Containment Business or us, selected by us in consultation with Cain Brothers, and analyzed their responses; and

•	Reviewed such other financial studies, performed such other analyses and investigations and took into account such other matters as Cain Brothers deemed appropriate.

Cain Brothers noted that events occurring after the date it rendered its opinion may affect that opinion and the assumptions used in preparing it, and that Cain Brothers did not assume any obligation to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring after its date. We announced our results of operations for the quarter ended September 30, 2007 subsequent to the date Cain Brothers rendered its opinion. Those results differed from preliminary information utilized by Cain Brothers in its analyses. At our request, Cain Brothers reviewed our results as announced and has advised us that the differences between those results and the information utilized in its analyses did not change its opinion described below.

In connection with its review, Cain Brothers did not assume any responsibility for independent verification of any of the financial information, forecasts and other information provided to it by us or that was publicly available to it and its opinion is expressly conditioned on such information being complete and accurate. With respect to the financial information, financial forecasts and other information with respect to the Cost Containment Business, including any adjustments thereto, that Cain Brothers reviewed, Cain Brothers was advised, and assumed, that such forecasts and such other information were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management team as to the future competitive, operating and regulatory environments and related financial performance of the Cost Containment Business. Cain Brothers discussed such forecasts, and the assumptions on which they were based, with the Company’s and the Business’ senior management, but Cain Brothers assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Cain Brothers was not requested to make, and did not make, an independent evaluation or appraisal of assets or liabilities of the business (contingent or otherwise) or conduct a comprehensive physical inspection of any of the assets of the business, nor was Cain Brothers furnished with any such evaluations or appraisals or reports of such physical inspections, nor has Cain Brothers assumed any responsibility to obtain any such evaluations, appraisals or reports. Cain Brothers relied on advice of our legal counsel as to all legal and tax matters with respect to us and the Transaction and did not make any independent assessment of such matters. The Cain Brothers opinion necessarily is based upon information available to Cain Brothers as of the date of the opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. In addition, Cain Brothers assumed that the sale of the Cost Containment Business would be completed upon the terms set forth in the Stock Purchase Agreement without waiver or modification of any material terms.

In preparing its opinion to our board of directors, Cain Brothers performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Cain Brothers believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. No company or transaction used in the analyses performed by Cain Brothers as a comparison is identical to the Cost Containment Business or to the proposed sale of the Cost Containment Business. In addition, Cain Brothers may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Cain Brothers’ view of the actual value of the Cost Containment Business. In performing its analyses, Cain Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in analyses performed by Cain Brothers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Cain Brothers’ analysis of the fairness as of the date of the opinion, from a financial point of view, of the Transaction Consideration and were provided for the use of our board of directors in connection with the delivery of Cain Brothers’ opinion.

The following is a brief summary of the material analyses performed by Cain Brothers in connection with the preparation of its opinion, and presented to our board of directors at its meeting held on November 7, 2007. Cain Brothers notes that, while it believes that it has performed such analyses as are necessary to provide a reasonable basis for its opinion, we have not prepared a long-term financial forecast for the Cost Containment Business, and Cain Brothers therefore was unable to perform the discounted cash flow analysis that would customarily constitute part of its procedures. References to revenue, EBITDA (as defined below) and Adjusted EBITDA (as defined below) of the Business refer to such items derived from the historical and projected financial results of the Cost Containment Business, as adjusted by our management to reflect corporate overhead allocations, which we refer to above and which were provided to Cain Brothers by management. Certain of the summaries of the financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Cain Brothers, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Precedent Transactions Analysis

Using publicly available information for transactions completed since January 1, 1999, Cain Brothers’ analysis included a review of 41 transactions involving companies in the Preferred Provider Organization (“PPO”) and managed care industry (the “Precedent Transactions Analysis”). No transaction utilized as a comparison in the Precedent Transactions Analysis is identical to the proposed sale of the Cost Containment Business nor is any target company identical to the Cost Containment Business. Accordingly, consideration of the results cannot be limited to a quantitative review of the mathematical analysis, such as determining the mean or median, and involves complex considerations and judgments concerning differences in industry performance, general business, economic, market and financial conditions and other matters concerning the companies as well as the Cost Containment Business.

Date	Acquiror	Target

10/01/07	Viant Holdings, Inc.	Texas True Choice, Inc.
06/01/07	Concentra Operating Corporation	ppoNEXT, Inc.

Date	Acquiror	Target

04/26/07	Coventry Health Care, Inc.	Group Health Insurance Businesses from Mutual of Omaha
10/12/06	MedAvant Healthcare Solutions	Medical Resource, LLC
01/26/06	Humana, Inc.	CHA HMO, Inc.
12/02/05	Consolidated Services Group, Inc.	CHN Solutions (Selective Insurance Group, Inc.)
10/03/05	Concentra Operating Corporation	Beech Street Corporation
07/01/05	Unitedhealth Group, Inc.	Neighborhood Health Partnership, Inc.
06/24/05	Aetna, Inc.	HMS Healthcare, Inc.
11/22/04	JLL Partners, Inc.	Medical Card System, Inc.
10/15/04	Coventry Health Care, Inc.	First Health Group Corp.
08/02/04	KRG Capital Partners, L.L.C.	PPOM, LLC
07/20/04	Private Healthcare Systems, Inc.	American Lifecare, Inc.
07/02/04	University Health Care, Inc. (University of Wisconsin Health Care System)	Unity Health Plans Insurance Corp.
04/19/04	First Health Group Corp.	COMP Medical
04/03/04	UnitedHealth Group, Inc.	Touchpoint Health Plan, Inc.
01/02/04	MultiPlan, Inc.	BCE Emergis Corporation
12/19/03	Humana, Inc.	Ochsner Health Plan (Ochsner Clinic Foundation of New Orleans)
12/08/03	ProxyMed, Inc.	PlanVista Corporation
12/01/03	First Health Group Corp.	PPO Oklahoma, Inc.
10/31/03	First Health Group Corp.	Health Net Employer Services, Inc.
09/10/03	Interplan Health Group, Inc.	Accountable Health Plans of America, Inc.
07/09/03	Coventry Health Care, Inc.	Altius Health Plans, Inc.
04/03/03	The Health Plan of Upper Ohio Valley, Inc.	HomeTown Health Network
09/30/02	The Chandler Group of Companies, Inc.	The Preferred Plan, Inc.
09/16/02	Coventry Health Care, Inc.	Mid-America Health Partners, Inc.
05/16/02	CorVel Corp.	AnciCare PPO, Inc.
05/15/02	First Health Group Corp.	HealthCare Value Management, Inc.
01/28/02	Anthem, Inc.	Maine Partners Health
12/21/01	Oxford Health Plans LLC	MedSpan, Inc.
05/21/01	First Health Group Corp.	CCN Managed Care, Inc.
04/13/01	Blue Cross and Blue Shield of Kansas City	TriSource Healthcare, Inc.
01/01/01	Florida Health Plan Holdings II LLC	Foundation Health Corp.
12/22/00	Blue Cross & Blue Shield United of Wisconsin	United Wisconsin Services, Inc.
09/30/00	The Carlyle Group	ConnectiCare, Inc.
07/07/00	Coventry Health Care, Inc.	WellPath Community Health Plans (Duke University Health System)
03/31/00	Health Care Services Corp	Blue Cross & Blue Shield of New Mexico
11/18/99	Humana, Inc.	Memorial Sisters of Charity Health Network
11/04/99	PacifiCare Health Systems, Inc.	Harris Methodist Health Plans
07/13/99	Anthem, Inc.	Blue Cross and Blue Shield of Maine
02/19/99	Anthem, Inc.	Blue Cross and Blue Shield in New Hampshire

In conducting its analysis, Cain Brothers compared, among other things, the enterprise value of the Cost Containment Business implied by the Transaction Consideration expressed as a multiple of the Cost Containment Business’ last 12 months (“LTM”) ended September 30, 2007 revenue and earnings before interest, taxes, depreciation and amortization (also referred to as “EBITDA”) as well as adjusted EBITDA, revenue and earnings before interest, taxes, depreciation and amortization and non-certain recurring charges (“Adjusted EBITDA”). For each of the precedent transactions, Cain Brothers calculated a multiple of LTM revenue and EBITDA to the enterprise value for each transaction for which information was available, as of the announced date of each transaction, and compared such multiples to the corresponding multiples implied by the proposed Transaction.

MedAvant Cost Containment Business Valuation			Precedent Transaction Valuations
		Implied
		Transaction
Enterprise Value as a Multiple of:	Financial Metric(1)	Multiple	Low	Mean	Median	High
	($ in millions)

LTM as of 9/30/07 Revenue	$20.0	1.2x	0.1x	1.0x	0.3x	3.3x
LTM as of 9/30/07 EBITDA	$(13.8)	NM	4.1x	7.5x	6.4x	14.1x
LTM as of 9/30/07 Adjusted EBITDA(2)	$2.3	10.1x	4.1x	7.5x	6.4x	14.1x

(1)	Source: Company reports

(2)	Adjusted EBITDA excludes impairment charge and bad debt expense. LTM = Latest Twelve Months; NM = Not Meaningful.

Based on this analysis, Cain Brothers compared the Cost Containment Business’s implied enterprise value multiples at the Transaction Consideration to the implied range of enterprise value multiples of the precedent transactions. Cain Brothers noted that the Cost Containment Business’s implied multiples at the Transaction Consideration, where meaningful, fall within the multiple ranges of the precedent transactions.

Comparable Company Analysis

To provide contextual data and comparative market information, Cain Brothers compared selected historical and projected operating and financial ratios of the Cost Containment Business to certain publicly traded companies with market capitalizations below $10 billion that participate predominantly, or in part, in the managed care services industry (the “Comparable Company Analysis”). These comparable companies consisted of:

•	America Service Group, Inc.

•	CorVel Corp.

•	Coventry Health Care, Inc.

•	Health Net, Inc.

•	Metropolitan Health Networks, Inc.

•	National Medical Health Card Systems, Inc.

•	Prospect Medical Holdings, Inc.

In conducting its analysis, Cain Brothers compared, among other things, the enterprise value of the Cost Containment Business implied by the Transaction Consideration expressed as a multiple of the Cost Containment Business’ last 12 months (“LTM”) ended September 30, 2007, projected 2007 and projected 2008 revenue, EBITDA and Adjusted EBITDA Cain Brothers then compared these multiples to the respective low, mean, median and high enterprise value multiples of the comparable companies implied by the public trading value of their common stock based on the closing price on November 6, 2007. Cain Brothers reviewed the comparable companies’ financials as of November 6, 2007 to calculate specified financial and operating information (as adjusted for one time or unusual items that were publicly disclosed), market values and trading multiples (as described below). Estimated financial data for the comparable public companies were based on the most recent public filings and Wall Street consensus estimates. Wall Street estimates are based on numerous variables and assumptions which are inherently unpredictable and cannot be considered certain or accurate as projected. Accordingly, actual results of these analyses are subject to substantial uncertainty and could vary significantly from those set forth in such estimates. Cain Brothers assumes no responsibility for and expresses no view as to any of these estimates or the assumptions on which they were based.

Although Cain Brothers used these companies for comparative purposes, no company utilized in the Comparable Company Analysis is identical to the Cost Containment Business. Accordingly, consideration of the results of the Comparable Company Analysis cannot be limited to a quantitative review of the mathematical analysis, such as determining the average or median, and involves complex considerations and judgments concerning differences in industry performance, general business, economic, market and financial conditions and other matters concerning the companies as well as the Cost Containment Business.

MedAvant Cost Containment Business Valuation			Comparable Company Valuations
		Implied
	Financial	Transaction
Enterprise Value as a Multiple of:	Metric(1)	Multiple	Low	Mean	Median	High
	($ in millions)

LTM as of 9/30/07 Revenue	$20.0	1.2x	0.2x	0.6x	0.5x	1.2x
2007E Revenue	$19.4	1.2x	0.2x	0.6x	0.4x	1.3x
2008E Revenue	$19.7	1.2x	0.2x	0.4x	0.4x	0.9x
LTM as of 9/30/07 EBITDA	$(13.8)	NM	5.4x	8.5x	9.3x	10.8x
LTM as of 9/30/07 Adjusted EBITDA(2)	$2.3	10.1x	5.4x	8.5x	9.3x	10.8x
2007E EBITDA	$(13.9)	NM	5.5x	7.8x	8.3x	9.1x
2007E Adjusted EBITDA(2)	$2.2	10.6x	5.5x	7.8x	8.3x	9.1x
2008E EBITDA	$3.6	6.5x	6.5x	6.9x	6.7x	7.7x

(1)	Source: Company reports

(2)	Adjusted EBITDA excludes impairment charge and bad debt expense. NM = Not Meaningful.

Based on this analysis, Cain Brothers compared the Cost Containment Business’s implied enterprise value multiples at the Transaction Consideration to the implied range of enterprise value multiples of the comparable public companies. Cain Brothers noted that the Cost Containment Business’s implied multiples based on the Transaction Consideration, where meaningful, fall within or exceed the multiple ranges of the comparable public companies.

Summary of Analyses

Based on the analyses described above, Cain Brothers noted that, where meaningful, the Transaction Consideration was within or exceeded the implied valuation range resulting from the two analyses. In reaching its opinion with respect to the fairness of the Transaction Consideration to us from a financial point of view, Cain Brothers did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate together with certain qualitative considerations including operational, financial and market-related challenges facing us and the Cost Containment Business, Cain Brothers exercised its professional judgment and determined that, based on the aggregate of the analyses used and the results they yielded, the Transaction Consideration was fair to us from a financial point of view as of the date of its opinion.

Pursuant to our engagement letter with Cain Brothers as currently in effect, we agreed to pay Cain Brothers retainer fees aggregating $0.25 million, an additional $0.25 million upon delivery of its fairness opinion to our board of directors and a transaction success fee, upon the successful closing of the proposed sale of the Cost Containment Business, of $1.0 million, against which the retainer and opinion fees will be credited to the extent previously paid.

In addition to any fees for professional services, we have agreed to reimburse Cain Brothers, upon request, for certain reasonable out-of-pocket expenses incurred in connection with Cain Brothers carrying out the terms of the engagement letter. We have also agreed to indemnify Cain Brothers against claims related to any of the services rendered pursuant to the engagement letter or matters which are the subject of, or arise out of, the engagement of Cain Brothers contemplated by the engagement letter, including liabilities under the federal securities laws.

The foregoing summary does not purport to be a complete description of the analyses performed by Cain Brothers or the terms of its engagement by us. The foregoing summary of the analyses performed by Cain

Brothers is qualified in its entirety by reference to the opinion of Cain Brothers attached as Appendix B to this Proxy Statement.

The Stock Purchase Agreement

The following is a description of the material terms of the Stock Purchase Agreement. The following description does not purport to describe all of the terms and conditions of the Stock Purchase Agreement. The full text of the Stock Purchase Agreement is attached to this proxy statement as Appendix A and is incorporated by reference. You are urged to read the Stock Purchase Agreement in its entirety because it is the legal document that governs the terms and conditions of the proposed sale of the Cost Containment Business.

Structure

The Company’s Cost Containment Business is operated by the Cost Containment Subsidiaries. The transaction is structured as the sale of all of the capital stock or equity interests of the Cost Containment Subsidiaries by the Company to CCB, a subsidiary of CAI. The Cost Containment Subsidiaries and their assets will be free of liens and encumbrances other than certain permitted encumbrances. The Cost Containment Subsidiaries will be transferred free of all liabilities except for accounts payable, accrued expenses, customer contracts and an office lease.

Effective Time

The closing of the transaction is anticipated to occur shortly after we obtain shareholder approval and satisfy all other conditions to Closing.

Purchase Price

Pursuant to the Stock Purchase Agreement, CAI has agreed to pay $23.5 million in cash for all the capital stock or equity interests of our Cost Containment Subsidiaries (the “Purchase Price”). Also, $3.0 million of the Purchase Price will be placed in escrow for one year from the closing (the “Closing”) to satisfy potential indemnification obligations owed by us to CAI. Of the net proceeds of $20.5 million, approximately $16.5 million will be used to pay down senior debt and approximately $4.0 million will be used to pay transaction costs, outstanding accounts payable, and other debt of the Cost Containment Business.

The Purchase Price is subject to an adjustment based on the final net working capital of the Cost Containment Subsidiaries at Closing. Final net working capital of the Cost Containment Subsidiaries will be calculated 150 days after the Closing. The Purchase Price may then be adjusted upwards or downward depending upon the final net working capital.

Excluded Assets and Retained Liabilities

Certain assets and liabilities related to the Cost Containment Business are excluded from the sale and include:

•	any liabilities relating to our Tampa, Florida office lease for our Cost Containment Subsidiaries;

•	any liabilities arising from or relating to certain promissory notes executed by us in connection with the Cost Containment Business;

•	any liabilities relating to obligations owed to prior employees of the Cost Containment Business;

•	any liabilities existing prior to the Closing relating to obligations owed to employees of the Cost Containment Business who cease to be employed with any of the Cost Containment Subsidiaries at or before the Closing; and

•	any liabilities arising from current litigation.

Conduct of Cost Containment Business Prior to the Sale of the Cost Containment Business

We have agreed to customary covenants that from the date of the Stock Purchase Agreement through the effective time of the Closing that require us to, among other things:

•	provide CAI with reasonable access to our personnel and properties related to the Cost Containment Business;

•	provide CAI with copies of and reasonable access to our contracts, books and records, and other documents and data relating to our Cost Containment Business;

•	conduct our Cost Containment Business and related operations, including the collection of accounts receivable, the payments of accounts payable and the processing of health care claims, in the ordinary course and consistent with past practices;

•	use our commercially reasonable best efforts to keep available the services of our officers, employees and agents who provide services in connection with our Cost Containment Business and to maintain our relations and good will with suppliers, customers, creditors, and other third parties having business relationships with us in connection with our Cost Containment Business;

•	confer with CAI prior to implementing material operational decisions, if any;

•	provide periodic reports to CAI regarding the status of our Cost Containment Business, its operations and finances;

•	maintain and keep in full force and effect, without amendment, any material contracts related to the Cost Containment Business;

•	maintain and keep in full force and effect insurance coverages and policies, or insurance coverage and policies that are substantially equivalent;

•	not create, amend, terminate or make any contributions to any employee benefit plan related to our Cost Containment Business without the prior written consent of CAI; and

•	facilitate the extension of our office lease in the State of New York as such lease relates to our Cost Containment Business.

Employee Matters

On or before the Closing, employees of the Company who provide services for the Cost Containment Subsidiaries (each, a “Cost Containment Business Employee”) may be interviewed by and offered employment with CAI.

We are responsible for (i) the payment of all wages and remuneration due to the Cost Containment Business Employees with respect to their services as our employees through the close of business on the date of the Closing, (ii) the payment of any termination or severance payments with respect to termination of any Cost Containment Business Employee that occurs on or before the date of the Closing; (iii) the provision of any continuation coverage to Cost Containment Business Employees as required under COBRA; and (iv) the continuation of any accrued benefits of Cost Containment Business Employees pursuant to our retirement plans as of the date of the Closing and the payment of such benefits if and when any Cost Containment Business Employee becomes eligible under our retirement plans.

No employment offers have been made by CAI as of the date of this Proxy Statement.

Representations and Warranties

The Stock Purchase Agreement contains customary representations and warranties made by us to CAI and by CAI to us for purposes of allocating the risks associated with the sale of the Cost Containment Business. The assertions embodied in the representations and warranties made by us are qualified by information set forth in a confidential disclosure schedule that was delivered in connection with the execution of the Stock Purchase

Agreement. While we do not believe that the disclosure schedule contains information that securities laws require us to publicly disclose, other than information that is being disclosed in this Proxy Statement, the disclosure schedule may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Stock Purchase Agreement. Accordingly, you should not rely on any of these representations and warranties as characterizations of the actual state of facts, since they may be modified in important respects by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in the disclosure schedule we delivered to CAI at signing and which may not be delivered by us until the Closing and the consummation of the sale of the Cost Containment Business.

The representations and warranties made by the parties must be accurate in all material respects as of the date of the Stock Purchase Agreement and as of the time of the Closing.

Closing Conditions

CAI’s Conditions.  CAI’s obligation to complete the proposed sale of the Cost Containment Business is subject to certain conditions, including among other things:

•	the accuracy in all material respects of all of our representations and warranties in the Stock Purchase Agreement;

•	our performance in all material respects of all of our covenants and obligations under the Stock Purchase Agreement to be performed or complied with by us prior to the completion of the proposed sale of the Cost Containment Business;

•	our obtaining a consent and release from Laurus that permits us to sell the Cost Containment Business and releases Laurus’ security interest in our Cost Containment Business;

•	our delivery to CAI of releases of all encumbrances on assets, other than certain permitted encumbrances; and

•	CAI obtaining sufficient financing.

CAI has obtained a financing commitment from Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., to fund the purchase of our Cost Containment Business. The financing commitment is subject to the satisfactory completion by Merrill Lynch of its legal and business due diligence. The financing commitment expires January 31, 2008, but Merrill Lynch will consider extending the commitment date depending upon the condition of CAI, the Cost Containment Subsidiaries and general market conditions.

Our Conditions.  Our obligation to complete the proposed sale of the Cost Containment Business is subject to certain conditions, including, among other things:

•	the accuracy in all material respects of all of CAI’s representations and warranties contained in the Stock Purchase Agreement;

•	CAI’s performance in all material respects of all of its covenants and obligations under the Stock Purchase Agreement to be performed or complied with by CAI prior to the completion of the proposed sale of the Cost Containment Business;

•	our obtaining a consent from Laurus that permits us to sell the Cost Containment Business and releases Laurus’ security interest in our Cost Containment Business; and

•	the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of our common stock and Series C Preferred Stock, approving the sale of our Cost Containment Business.

No Solicitation of Competitive Proposals and Board Recommendation of Sale of the Cost Containment Business

Under the terms of the Stock Purchase Agreement, we have agreed to immediately cease any discussions with any third party other than CAI with respect to any sale of our Cost Containment Business. In addition, we have agreed not to directly or indirectly solicit, initiate or encourage discussions or take any other action that is intended to facilitate any inquiries or the making of (i) any offer for, or proposed transfer of all or a portion of the assets related to the Cost Containment Business, (ii) any offer for the acquisition of more than 15% or more of our outstanding capital stock whether through merger, consolidation, tender offer, exchange offer or otherwise, or (iii) any proposal or offer regarding any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, by a person other than CAI, or participate in any discussions or negotiations regarding the foregoing, directly or indirectly or through our officers, directors, affiliates or representatives. However, we may enter into discussions with a third party other than CAI in respect of proposals or offers of the types described in clauses (ii) and (iii) above if such a proposal specifically authorizes and permits the sale of the Cost Containment Business pursuant to the Stock Purchase Agreement and, with respect to the type of proposals or offers described in clause (ii) above, the third party enters into an agreement to vote any and all shares acquired upon consummation of such a proposed transaction with us in favor of the sale of the Cost Containment Business.

Our board may withdraw, modify, or change its recommendation in favor of approval of the proposed sale of the Cost Containment Business, or approve or recommend an offer or proposal of a type described in clauses (ii)-(iii) above, at any time prior to when our shareholders duly approve the proposed sale of the Cost Containment Business under applicable law, if:

•	we receive (under circumstances that do not arise out of a breach of the Stock Purchase Agreement) an unsolicited bona fide written inquiry, offer or proposal from a third party to complete a proposed transfer of all or a portion of the assets related to our Cost Containment Business, or any other offer or proposal of a type described in clauses (ii)-(iii) above on terms that our board determines in good faith, after consulting with its financial and legal advisors and taking into account other terms, conditions and aspects of such proposal, to be more favorable to our shareholders than the terms of the proposed sale of the Cost Containment Business to CAI;

•	our board determines in good faith, after considering applicable law and after consulting with its outside counsel, that, in light of the foregoing proposal, the withdrawing or modifying of its recommendation, or approval of the proposal or offer of a type described in clauses (ii)-(iii) above, is consistent with its fiduciary duties to our shareholders under applicable law; and

•	we have, or caused our financial and legal advisors to have, negotiated in good faith with CAI to make adjustments to the Stock Purchase Agreement as would enable us to proceed with the sale of the Cost Containment Business before our board acts to withdraw or change its recommendation in favor of the sale of the Cost Containment Business or approve a superior proposal.

Under the terms of the Stock Purchase agreement, we have also agreed to promptly advise CAI of any offer for, or proposed transfer of, all or a portion of the assets relating to our Cost Containment Business, by a third party (whether or not such proposal meets the criteria described above), and the material terms and conditions of such offer or proposal.

Non-Competition and Non-Solicitation

Pursuant to the Stock Purchase Agreement, we have agreed that neither we nor any of our subsidiaries will, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of anyone engaged in the business of cost containment for a period of three years from the Closing. However, we may purchase or otherwise acquire up to 5% of the securities of an entity engaged in business activities substantially similar to the Cost Containment Business so long as the entity’s securities are registered under the Exchange Act or are traded on any national or regional securities exchange. In addition, for a period of three years from the Closing, we have agreed that neither we nor any of our subsidiaries will not, directly or indirectly; solicit the business of a customer of CAI related to the Cost Containment Business; cause, induce or attempt to cause or induce anyone to cease doing business with CAI; or hire, retain or attempt to hire or retain any employee or independent contractor of CAI.

Termination

The Stock Purchase Agreement may be terminated at any time prior to the date of the Closing:

•	by mutual written consent of the parties;

•	by either party upon written notice to the other party if the Closing does not occur on or prior to April 15, 2008;

•	by either party if the satisfaction of a condition to Closing become impossible;

•	by either party if the other party has breached any of its representations or warranties, covenants or agreements under the Stock Purchase Agreement;

•	by CCB, if a material adverse change has occurred with respect to the Cost Containment Business, taken as a whole;

•	by CCB if it fails to obtain sufficient financing to pay the Purchase Price at the Closing on terms no less favorable to CAI than those set forth in a commitment letter obtained from Merrill Lynch prior to signing the Stock Purchase Agreement;

•	by us, if our board, in compliance with the requirements of the Stock Purchase Agreement, concludes in good faith after consultation with legal counsel that a proposed transaction with a third party is superior to the terms of the proposed sale of the Cost Containment Business and the failure to terminate the Stock Purchase Agreement in order to enter into a definitive agreement to complete such a superior proposal would be in violation of our board’s fiduciary duties;

•	by CCB if Laurus either fails to deliver its consent to the sale of the Cost Containment Business prior to January 15, 2008 or does not agree to amend its consent if the payment to Laurus specified in its consent is greater than available proceeds;

•	by CCB, if our shareholders have not approved the sale of the Cost Containment Business on or before the earlier of the date of the Special Meeting (or any adjournment or postponement of such Special Meeting) or March 31, 2008; or

•	by CCB, if our board withholds, withdraws, amends, changes or modifies, in a manner adverse to CAI, its approval or recommendation in support of the sale of the Cost Containment Business, or if our board approves or recommends, or enters into a letter of intent with respect to a superior proposal.

Any event, change or effect that has occurred which has a material adverse effect upon the condition (financial or otherwise), business, results of operations, or prospects of the Cost Containment Subsidiaries or the Cost Containment Business will be deemed a material adverse change that may trigger the ability of CAI to terminate the Stock Purchase Agreement. Events, changes or effects resulting from:

•	any change that is generally applicable to the economy or the healthcare industry;

•	changes in GAAP accounting rules and procedures; or

•	compliance with the terms of, or the taking of any action required by the Stock Purchase Agreement;

will not be considered a Material Adverse Change unless changes to the economy, the healthcare industry or GAAP accounting rules and procedures disproportionately affect the Cost Containment Subsidiaries or the Cost Containment Business. A material adverse change will be deemed to have occurred if the average monthly cash collections of the Cost Containment Subsidiaries decline by more than 20% from an agreed upon historical average.

Termination Fee

Under the terms of the Stock Purchase Agreement, we have agreed to pay CAI a termination fee of $940,000 plus fees and expenses incurred by CAI in connection with the proposed sale of the Cost Containment Business if CCB terminates the Stock Purchase Agreement because:

•	our shareholders fail to approve the sale of the Cost Containment Business by the earlier of the Special Meeting (or any adjournment or postponement thereof) or March 31, 2008;

•	our board withholds, withdraws, amends, changes or modifies, in a manner adverse to CAI or CCB, its approval or recommendation in support of the sale of the Cost Containment Business, or if our board approves or recommends or enters into a letter of intent or definitive agreement with respect to a Superior Proposal; or

•	Laurus fails to deliver a satisfactory consent and release.

In addition, under the terms of the Stock Purchase Agreement, CAI has agreed to pay us a termination fee of $940,000 plus our fees and expenses incurred in connection with negotiation of the proposed sale of the Cost Containment Business with CAI if the Stock Purchase Agreement is terminated because CAI is unable to obtain financing and all other conditions to closing have been satisfied on or before January 31, 2008.

Other Expenses

We and CAI are each responsible for our respective costs and expenses that we or CAI incur in connection with the proposed sale of the Cost Containment Business. We and CAI have further agreed that we and CAI will each pay one-half of the fees and expenses of the escrow agent responsible for administering the escrow fund established in connection with our indemnification obligations under the Stock Purchase Agreement.

Indemnification

Under the Stock Purchase Agreement, we have agreed to indemnify CAI, its representatives and other related parties against any losses, liabilities, damages or expenses, including reasonable attorneys’ fees and expenses, which arise from or in connection with: (a) any breach of any representation and warranty or covenant or agreement by us contained in the Stock Purchase Agreement or in any certificate, writing or instrument delivered pursuant to the Stock Purchase Agreement; (b) any claim for damages against CAI or any Cost Containment Subsidiary arising in connection with ownership or operation of the assets transferred upon consummation of the sale of the Cost Containment Business, which is alleged to have occurred with respect to the Cost Containment Business prior to the Closing; and (c) any claim for damages against CAI or any Cost Containment Subsidiary arising from or in connection with any services provided by us in connection with our operation of the Cost Containment Business prior to the Closing; provided that our liability for such indemnification claims shall not exceed the amount of the escrow fund, and provided further that we shall not be required to indemnify CAI unless and until the total claims for indemnification of CAI under any of clauses (a), (b), or (c), in the aggregate, equal or exceed $175,000.

Pursuant to the Stock Purchase Agreement, CAI will pay a total of $3.0 million of the Purchase Price that will be set aside in an escrow fund to be managed by an escrow agent agreed upon by CAI and us. This escrow fund is intended to satisfy our potential indemnification obligations to CAI for claims (including claims by third parties) arising from or related to the sale of the Cost Containment Business.

We have also agreed to indemnify CAI, its representatives and other related parties for certain claims that may exceed the amount of the escrow fund, in which case the Company would be obligated for such amounts. These claims include, among others: (i) an agreement by us to pay brokerage or finder’s fees relating to the sale of the Cost Containment Business; (ii) any failure by us to comply with any fraudulent transfer law applicable to the sale of the Cost Containment Business; (iii) tax matters relating to taxes owing or payable that accrued prior to the Closing; (iv) any matter related to improper access to health insurance networks and provider contracts associated with our Cost Containment Business arising prior to the Closing; and (v) the post-closing adjustment of the Purchase Price, if any.

CAI has agreed to indemnify us for any losses, liability, damages or expenses, including reasonable attorneys’ fees and expenses, which arise from or in connection with: (a) any breach of any representation and warranty or any breach of any covenant or agreement by CAI contained in the Stock Purchase Agreement or in any certificate, writing or instrument delivered pursuant to the Stock Purchase Agreement; or (b) any claim by any person for brokerage or finder’s fees or similar payments based upon an alleged agreement or arrangement for payment of such fees in connection with the sale of the Cost Containment Business.

Material Federal Income Tax Consequences of the Proposed Sale

The following discussion summarizes the material United States federal income tax consequences to us of the proposed sale of the Cost Containment Business.

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a position contrary to that presented in the following discussion. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the proposed asset sale to us.

Federal Income Tax Consequences to Us of the Proposed Sale of the Cost Containment Business

As a result of the proposed sale of the Cost Containment Business, we will sell all of the capital stock or equity interests related to the Cost Containment Subsidiaries to CAI in exchange for $23.5 million in cash. The sale of the stock of the corporate Cost Containment Subsidiaries will be treated as a deemed asset sale in accordance with elections under Section 338(h)(10) of the Code and the sale of the equity interests of the limited liability company Cost Containment Subsidiaries, which are disregarded entities for tax purposes, will be treated as a direct sale of assets to CAI for income tax purposes. The aggregate deemed sales price of the assets related to the Cost Containment Business will be allocated among each asset in accordance with elections under Section 338(h)(10) of the Code and as set forth in schedules to the Stock Purchase Agreement.

We will realize gain (loss) measured by the difference between the proceeds received by us on such sale and our tax basis in the assets sold. We do not believe the proposed sale of the Cost Containment Business will result in substantial federal or state corporate income tax liability (including any alternative minimum tax liability) because we anticipate that any taxable gain with respect to the sale of the Cost Containment Business will be substantially offset for income tax purposes by our operating losses, including losses from prior years. However, tax authorities may disagree with our determination of our available operating losses or our operating losses could be less than anticipated, which may increase our income tax liability as a result of the proposed sale of the Cost Containment Business.

Accounting Treatment

We will record the sale of the Cost Containment Business in accordance with generally accepted principles in the United States. Upon completion of the disposition, we will recognize a gain (loss) for financial reporting purposes equal to the net proceeds (sum of purchase price less expenses of the sale) less the book value of the assets and liabilities sold.

No Regulatory Requirements for the Proposed Sale

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to complete the sale of the Cost Containment Business, other than the filing of this proxy statement with the SEC. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

No Changes to the Rights of Shareholders

There will be no change in the rights of our shareholders as a result of the sale of the Cost Containment Business.

No Appraisal Rights in Connection with the Proposed Sale of the Cost Containment Business

Our shareholders do not have appraisal rights under the Florida Business Corporation Act in connection with the sale of the Cost Containment Business because our common stock is listed on the NASDAQ Global Market.

Voting By Our Directors and Executive Officers

As of November 26, 2007, our directors and executive officers owned of record 167,105 shares of our common stock and no shares of our Series C Preferred Stock, representing approximately 1.21% of the outstanding votes of all of our common stock and Series C Preferred Stock (on an as-converted basis). We believe that each of our directors and executive officers intends to vote at the Special Meeting in favor of all of the proposals that shareholders are being asked to approve.

Required Vote

The affirmative vote of holders of a majority of the shares of common stock and Series C Preferred Stock, on an as converted basis, voting together as a single class, is required in order to approve the sale of the Cost Containment Business. Because the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting is required to approve the sale of the Cost Containment Business, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have the same effect as a vote against the sale.

Recommendation of Our Board of Directors Regarding the Sale of the Cost Containment Business

For the reasons described above, our board has determined that the proposed sale of the Cost Containment Business pursuant to the Stock Purchase Agreement is in the best interests of the Company and our shareholders. Accordingly, our board has unanimously approved the proposed sale of the Cost Containment Business and recommends to our shareholders that they vote “FOR” approval of Proposal No. 1.

Our board of directors recommends that you vote “FOR” the approval of the proposed sale of the Cost Containment Business pursuant to the Stock Purchase Agreement by completing and returning the enclosed proxy or by completing and returning the voting instructions that you receive from the broker or other nominee that holds your shares.

PROPOSAL 2: ADJOURNMENT

Purpose

In the event there are not sufficient votes present, in person or by proxy, at the Special Meeting to approve the sale of the Cost Containment Business, our chief executive officer or other officer, acting in his capacity as chairperson of the meeting, may propose an adjournment of the Special Meeting to a later date or dates to permit further solicitation of proxies.

Required Shareholder Vote to Approve the Adjournment Proposal

Approval of the adjournment proposal will require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Assuming the presence of a quorum, abstentions, broker “non-votes” and shares not represented at the Special Meeting will have no effect on the adjournment proposal.

Recommendation of our Board of Directors

Our board of directors unanimously recommends that our shareholders vote “FOR” approval of Proposal No. 2 to adjourn the Special Meeting, if necessary to obtain the requisite number of proxies to approve Proposal No. 1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is provided as a supplement to, and should be read in conjunction with our audited consolidated financial statements and the notes thereto, which are attached hereto as Appendix C, and to our unaudited consolidated financial statements and notes thereto, which are attached hereto as Appendix D.

MedAvant is an information technology company that facilitates the exchange of medical claim and clinical information among doctors, hospitals, medical laboratories, and insurance payers. MedAvant also enables the electronic transmission of laboratory results.

MedAvant is a trade name of ProxyMed, Inc. which was incorporated in 1989 in Florida. In December 2005, ProxyMed began doing business under the new operating name, MedAvant Healthcare Solutions, to unite all business units and employees under one brand identity. The new name was one of several results of a strategic analysis completed in the third quarter of 2005 following the acquisition of seven companies between 1997 and 2004.

Whether we are working with our 550,000 healthcare provider-customers, 200 clinical laboratories or 1,500 insurance payers, our goal is the same: provide the business intelligence necessary to expedite clinical and healthcare transactions. We make the transactions secure, faster, more accurate and more economical by using our processing platform known as PhoenixSM. With this real-time processing system, we provide visibility into an insurance claim’s entire lifecycle, from the time the provider files it to the time the insurance payer reimburses the provider. That information provides data our customers use to improve their business efficiencies. The PhoenixSM platform is currently used at less than 40% of capacity; therefore, we can easily scale with future growth.

Management believes MedAvant is the nation’s fourth largest claims processor and is among the top five independent PPOs and the largest company that facilitates delivery of laboratory results.

Operating Segments

We operate two separately managed reportable segments: Transaction Services and Laboratory Communications Solutions. A description of these segments, their primary services and our source of revenue, in each, is as follows:

Transaction Services

•	Processing claims. The primary tool our customers use to process claims is a real-time web portal called myMedAvant, powered by our PhoenixSM platform. It offers standard and premium services with features such as verifying a patient’s insurance, enrolling with payers, tracking a claim’s progress with the payer and retrieving reports from payers. On average, we processed approximately 750,000 revenue-related transactions a day in 2006 and approximately 800,000 revenue-related transactions a day for the nine months ended September 30, 2007. Providers pay for claims processing based on either a flat monthly fee or a per-transaction fee.

•	Operating a PPO. Our PPO is called the National Preferred Provider Network (“NPPN”) and is accessed by more than, 550,000 physicians, 4,000 acute care facilities and 90,000 ancillary care providers. We generate revenue primarily by charging participating payers a percentage of the savings they receive through NPPN. Because we operate a PPO, we can offer payers discounts on claims when a patient uses an out-of-network provider and we can negotiate non-discounted claims for payers.

Laboratory Communications Solutions

•	Printing Technology. Our intelligent printing technology is integrated into printers for labs to purchase and install in physician offices. This allows for the secure transmittal of laboratory reports. Laboratories also purchase support, maintenance and monitoring programs to manage printers that have our integrated technology.

•	Pilot. This patent-pending, web-enabled device sits in a provider’s office and is used to transfer lab reports in virtually any format to a printer, a personal computer or a hand-held device. It integrates with most Practice Management Systems and usually saves the provider the cost of a dedicated phone line. Labs either purchase Pilot devices with an annual support program or they subscribe to Pilot with a program that includes support services.

•	Fleet Management System (“FMS”). Labs use this online tool to monitor printers in provider offices and receive alerts for routine problems such as a printer being out of paper or having a paper jam. FMS can also be used to monitor printer inventory and schedule regular maintenance. Labs pay a monthly fee per printer to use FMS.

Results of Operations

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

	Three Months Ended September 30,
		% of Net		% of Net
	2007	Revenues	2006	Revenues	Change $	Change%
	(In thousands)
	(Some percents may not foot due to rounding)

Net revenues:
Transaction Services	$10,533	87.5%	$12,795	80.1%	$(2,262)	(17.7)%
Laboratory Communication Solutions	1,507	12.5%	3,188	19.9%	(1,681)	(52.7)%

	12,040	100%	15,983	100%	(3,943)	(24.7)%
Cost of sales:
Transaction Services	2,941	24.4%	3,016	18.9%	(75)	(2.5)%
Laboratory Communication Solutions	799	6.6%	1,530	9.6%	(731)	(47.8)%

	3,740	31.1%	4,546	28.4%	(806)	(17.7)%
Selling, general and administrative expenses:
Transaction Services	8,311	69.0%	9,598	60.1%	(1,287)	(13.4)%
Laboratory Communication Solutions	409	3.4%	642	4.0%	(233)	(36.3)%

	8,720	72.4%	10,240	64.1%	(1,520)	(14.8)%
Write-off of impaired assets:
Transaction Services	—	0.0%	—	0.0%	—	—
Laboratory Communication Solutions	2,102	17.5%	—	0.0%	2,102	—

	2,102	17.5%	—	0.0%	2,102	—
Depreciation and amortization:
Transaction Services	1,267	10.5%	1,962	12.3%	(695)	(35.4)%
Laboratory Communication Solutions	40	0.3%	74	0.5%	(34)	(45.9)%

	1,307	10.9%	2,036	12.7%	(729)	(35.8)%
Operating income (loss):
Transaction Services	(1,986)	(16.5)%	(1,781)	(11.1)%	(205)	(11.5)%
Laboratory Communication Solutions	(1,843)	(15.3)%	942	5.9%	(2,785)	(295.6)%

	(3,829)	(31.8)%	(839)	(5.2)%	(2,990)	(356.4)%
Interest expense	1,364	11.3%	757	4.7%	607	80.2%

Net loss	$(5,193)		$(1,596)		$(3,597)

Net Revenues.  Consolidated net revenues decreased $4.0 million, or 24.7%, to $12.0 million for the three months ended September 30, 2007 compared to $16.0 million for the three months ended September 30, 2006.

Net revenues in our Transaction Services segment decreased by $2.3 million, or 17.7%, for the three months ended September 30, 2007 compared to the same period in 2006. This decrease resulted primarily from lost customer volumes due to pricing pressures and increased direct customer connectivity to payers ($1.3 million) and declining realization rates within our Cost Containment Business ($0.9 million). We do not expect revenues to reverse the declining trends which we have experienced during the year 2006, and through the third quarter ended September 30, 2007; yet we do expect that our revenue will not continue the rate of decline as mentioned above. Revenue declines are likely as a result of continued competitive pressures which may affect pricing.

Laboratory Communication Solutions segment net revenues decreased by $1.7 million, or 52.7%, for the three months ended September 30, 2007, compared to the same period last year. This decrease is due primarily to a decline in orders from one of our largest customers.

Cost of Sales.  Consolidated cost of sales decreased $0.8 million, or 17.7%, to $3.7 million, for the three months ended September 30, 2007 compared to $4.5 million for the same period last year.

The following table illustrates our cost of sales as a percentage of segment net revenues:

	Three Months Ended September 30,
		% of Segment		% of Segment
	2007	Net Revenue	2006	Net Revenue
	(In thousands)
	(Unaudited)

Cost of sales:
Transaction Services	$2,941	27.9%	$3,016	23.6%
Laboratory Communication Solutions	799	53.0%	1,530	48.0%

	$3,740	31.1%	$4,546	28.4%

Gross margin:
Transaction Services	$7,592	72.1%	$9,779	76.4%
Laboratory Communication Solutions	708	47.0%	1,658	52.0%

	$8,300	68.9%	$11,437	71.6%

Cost of sales in our Transaction Services segment consists of EDI transaction fees, provider network access fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co-location center costs, and revenue sharing arrangements with our business partners. Cost of sales decreased $0.1 million, or 2.5%, to $2.9 million, for the three months ended September 30, 2007, compared to $3.0 million for the same period last year. Cost of sales as a percentage of segment net revenues increased 4.3% compared to the same period last year. This increase was primarily due to the additional revenue allowances recorded as a result of the loss experience rate change. Gross margins on Transaction Services decreased 4.3% during the three months ended September 30, 2007 compared to the same period last year again due to the reduction in revenue as a result of the loss experience rate change. Our management continues to focus on improving the profitability of our product lines. This is evidenced by recent provider network acquisitions which have helped us avoid costly monthly network access fees.

Cost of sales in our Laboratory Communication Solutions segment includes hardware, third party software, consumable materials, direct manufacturing labor and indirect manufacturing overhead. Cost of sales decreased by $0.7 million to $0.8 million for the three months ended September 30, 2007, compared to the same period in 2006. Cost of sales as a percentage of segment revenue increased to 53% during the period, from 48% last year. This increase was a result of a decreased proportion of Pilot in our sales mix, which has higher margins, which in this segment decreased gross margins to 47% during the period, compared to 52% last year.

Selling, General and Administrative Expenses (“SG&A”).  SG&A decreased for the three months ended September 30, 2007, by $1.5 million, or 14.8%, to $8.7 million from $10.2 million compared to the three months ended September 30, 2006. SG&A expenses as a percentage of total net revenues increased to 72% for the three months ended September 30, 2007, from 64% in the same period last year. The number of our employees decreased to 263 at September 30, 2007, from 337 at September 30, 2006.

Transaction Services segment SG&A expenses decreased $1.3 million, or 14%, to $8.3 million for the three months ending September 30, 2007, compared to $9.6 million for the same period last year. This decrease is primarily due to a reduction in our number of employees resulting in savings of $1.1 million and lower bonus expense of $0.6 million. During May 2007, we implemented reductions to our operating expenses, including headcount reductions. The impact of those reductions was realized in the third quarter as the one time charge of $0.2 million for severance was charged against earnings in the previous quarter.

Laboratory Communication Solutions segment SG&A expenses decreased to $0.4 million for the three months ended September 30, 2007, as compared to the same period of 2006 due to reduced headcount.

Impairment Charges.  As a result of our continuing revenue declines during the third quarter of 2007, we performed an interim goodwill impairment test as of September 30, 2007. In accordance with the provisions of SFAS No. 142, we used a discounted cash flow analysis which indicated that the book value of the Laboratory Communications segment exceeded its estimated fair value and that goodwill impairment had occurred. In addition, as a result of the goodwill analysis, we assessed whether there had been an impairment of our long-lived assets in accordance with SFAS No. 144. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was less than their expected undiscounted future cash flows. Therefore, we concluded that these intangible assets were not impaired as of September 30, 2007. Accordingly, we recorded a non-cash impairment charge of $2.1 million in our Laboratory Communications segment. For the three months ended September 30, 2007 we recorded no impairment charge in our Transaction Services segment.

Depreciation and Amortization.  Depreciation and amortization decreased by $0.7 million to $1.3 million for the three months ended September 30, 2007, from $2.0 million for the same period last year. This decrease is primarily the result of the impairment charges against certain intangible assets recorded in the first quarter of 2007.

Operating Loss.  As a result of the foregoing, the combined operating loss for the three months ended September 30, 2007, was $3.8 million compared to an operating loss of $0.8 million for the same period last year.

Interest Expense.  Net interest expense for the three months ended September 30, 2007, was $1.4 million compared to $0.8 million for the same period last year. This increase in expense was primarily due to higher effective interest charges on our Laurus debt facility and increased borrowings.

Net Loss.  As a result of the foregoing, net loss for the three months ended September 30, 2007 and 2006, was $5.2 million and $1.6 million, respectively.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

	Nine Months Ended September 30,
		% of Net		% of Net
	2007	Revenues	2006	Revenues	Change $	Change%
	(In thousands)
	(Unaudited)
	(Some percents may not foot due to rounding)

Net revenues:
Transaction Services	$34,754	84.1%	$41,235	83.1%	$(6,481)	(15.7)%
Laboratory Communication Solutions	6,568	15.9%	8,380	16.9%	(1,812)	(21.6)%

	41,322	100%	49,615	100%	(8,293)	(16.7)%
Cost of sales:
Transaction Services	8,913	21.6%	10,645	21.5%	(1,732)	(16.3)%
Laboratory Communication Solutions	3,169	7.7%	4,255	8.6%	(1,086)	(25.5)%

	12,082	29.2%	14,900	30.0%	(2,818)	(18.9)%
Selling, general and administrative expenses:
Transaction Services	29,577	71.6%	29,880	60.2%	(303)	(1.0)%
Laboratory Communication Solutions	1,722	4.2%	2,050	4.1%	(328)	(16.0)%

	31,299	75.7%	31,930	64.4%	(631)	(2.0)%
Write-off of impaired assets:
Transaction Services	19,448	47.1%		0.0%	19,448	—
Laboratory Communication Solutions	2,102	5.1%		0.0%	2,102	—

	21,550	52.2%	—	0.0%	21,550	—
Depreciation and amortization:
Transaction Services	4,359	10.5%	5,324	10.7%	(965)	(18.1)%
Laboratory Communication Solutions	254	0.6%	230	0.5%	24	10.4%

	4,613	11.2%	5,554	11.2%	(941)	(16.9)%
Operating income (loss):
Transaction Services	(27,543)	(66.7)%	(4,614)	(9.3)%	(22,929)	(496.9)%
Laboratory Communication Solutions	(679)	(1.6)%	1,845	3.7%	(2,524)	(136.8)%

	(28,222)	(68.3)%	(2,769)	(5.6)%	(25,453)	(919.2)%
Interest expense	3,308	8.0%	2,239	4.5%	1,069	47.7%

Net loss	$(31,530)		$(5,008)		$(26,522)

Net Revenues.  Consolidated net revenues decreased $8.3 million, or 17%, to $41.3 million for the nine months ended September 30, 2007 compared to $49.6 million for the nine months ended September 30, 2006.

Net revenues in our Transaction Services segment decreased by $6.5 million, or 16%, for the nine months ended September 30, 2007 compared to the same period in 2006. This decrease resulted primarily from lost customer volumes due to pricing pressures, increased direct customer connectivity to payers, and discontinued products ($5.9 million). Also, affecting the decline in revenue was the additional revenue allowances recorded as a result of our declining realization rates of ($1.2 million). These decreases in revenue were partially offset by revenue generated by our acquisition of MRL ($0.6 million). We do not expect revenues to reverse the declining trends which we have experienced during the year 2006, and through the third quarter ended September 30, 2007; yet we do expect that our revenue will not continue the rate of decline as mentioned above. Revenue declines are likely as a result of continued competitive pressures which may affect pricing.

Laboratory Communication Solutions segment net revenues decreased by $1.8 million, or 21.6%, for the nine months ended September 30, 2007, compared to the same period last year. This decrease is primarily related to the downturn in business in one of our largest customers. We do not expect revenues to reverse the declining trends which we have experienced thus far during the year 2007. Revenue declines are likely as a result of continued competitive pressures which may affect pricing, revenues and cash flows.

Cost of Sales.  Consolidated cost of sales decreased $2.8 million, or 19%, to $12.1 million, for the nine months ended September 30, 2007 compared to $14.9 million for the same period last year.

The following table illustrates our cost of sales as a percentage of segment net revenues:

	Nine Months Ended September 30,
		% of Segment		% of Segment
	2007	Net Revenue	2006	Net Revenue
	(In thousands)
	(Unaudited)

Cost of sales:
Transaction Services	$8,913	25.6%	$10,645	25.8%
Laboratory Communication Solutions	3,169	48.2%	4,255	50.8%

	$12,082	29.2%	$14,900	30.0%

Gross margin:
Transaction Services	$25,841	74.4%	$30,590	74.2%
Laboratory Communication Solutions	3,399	51.8%	4,125	49.2%

	$29,240	70.8%	$34,715	70.0%

Cost of sales in our Transaction Services segment consists of EDI transaction fees, provider network access fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co- location center costs, and revenue sharing arrangements with our business partners. Cost of sales decreased $1.7 million, or 16%, to $8.9 million, for the nine months ended September 30, 2007, compared to $10.6 million for the same period last year. Cost of sales as a percentage of segment net revenues remained steady at 26% for both periods. Gross margins on Transaction Services remained steady at 74% for both periods.

Cost of sales in our Laboratory Communication Solutions segment includes hardware, third party software, consumable materials, direct manufacturing labor and indirect manufacturing overhead. Cost of sales decreased $1.1 million for the nine months ended September 30, 2007, compared to the same period in 2006. Cost of sales as a percentage of segment revenue decreased to 48% during the period, from 51% last year. This decrease was a result of an increased proportion of Pilot in our sales mix, which has higher margins, which in this segment improved gross margins to 52% during the period, compared to 49% last year.

Selling, General and Administrative Expenses (“SG&A”).  SG&A decreased for the nine months ended September 30, 2007, by $0.6 million, or 2%, to $31.3 million from $31.9 million for the nine months ended September 30, 2006. SG&A expenses as a percentage of total net revenues increased to 76% for the nine months ended September 30, 2007, from 64% in the same period last year. The number of our employees decreased to 263 at September 30, 2007, from 337 at September 30, 2006.

Transaction Services segment SG&A expenses decreased $0.3 million, or 1%, to $29.6 million for the nine months ending September 30, 2007, compared to $29.9 million for the same period last year. This decrease is primarily due to lower personnel costs of $1.4 million, lower bonus expense of $1.8 million, offset by higher temporary labor and consulting expense of $0.6 million and a one time charge of $1.7 million to the provision for doubtful accounts due to uncollectible amounts from certain customers. Additional offsetting costs were reduced capitalized labor for the period ending September 30, 2007 of $0.4 million due to the elimination or completion of software development projects, and increased software license fees of $0.2 million.

Laboratory Communication Solutions segment SG&A expenses decreased $0.3 million, or 16%, to $1.7 million for the nine months ended September 30, 2007, as compared to the same period of 2006 resulting from headcount reductions.

Impairment Charges.  As a result of our continuing revenue and stock price declines during the first quarter of 2007, we performed an interim goodwill impairment test as of March 31, 2007. In accordance with the provisions of SFAS No. 142, we used a discounted cash flow analysis which indicated that the book value of the Transaction Services segment exceeded its estimated fair value and that goodwill impairment had occurred. In addition, as a result of the goodwill analysis, e assessed whether there had been an impairment of our long-lived assets in accordance with SFAS No. 144. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was greater than their expected undiscounted future cash flows. Therefore, we concluded that these intangible assets were impaired and adjusted the carrying value of these assets to fair value. Accordingly, we recorded a non-cash impairment charge of $19.4 million for the three months ended March 31, 2007 in our Transaction Services Segment. This charge included a $12.5 million impairment of goodwill and a $6.9 million impairment of certain other intangibles. For the three months ended March 31, 2007, we recorded no impairment charge in our Laboratory Communications segment.

As a result of our continuing revenue declines during the third quarter of 2007, we also performed an interim goodwill impairment test as of September 30, 2007. In accordance with the provisions of SFAS No. 142, we used a discounted cash flow analysis which indicated that the book value of the Laboratory Communications segment exceeded its estimated fair value and that goodwill impairment had occurred. In addition, as a result of the goodwill analysis, we assessed whether there had been an impairment of our long-lived assets in accordance with SFAS No. 144. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was less than their expected undiscounted future cash flows. Therefore, we concluded that these intangible assets were not impaired as of September 30, 2007. Accordingly, we recorded a non-cash impairment charge of $2.1 million in our Laboratory Communications segment. For the three months ended September 30, 2007 we recorded no impairment charge in our Transaction Communications segment.

Depreciation and Amortization.  Depreciation and amortization decreased by $1.0 million to $4.6 million for the nine months ended September 30, 2007, from $5.6 million for the same period last year. This decrease is primarily the result of the impairment charges against certain intangible assets recorded in the first quarter of 2007.

Operating Loss.  As a result of the foregoing, the combined operating loss for the nine months ended September 30, 2007, was $28.2 million compared to an operating loss of $2.8 million for the same period last year.

Interest Expense.  Net interest expense for the nine months ended September 30, 2007, was $3.3 million compared to $2.2 million for the same period last year. This increase in expense was primarily due to higher effective interest charges on our Laurus debt facility and increased borrowings.

Net Loss.  As a result of the foregoing, net loss for the nine months ended September 30, 2007 and 2006, was $31.5 million and $5.0 million, respectively.

Year Ended December 31, 2006, Compared to Year Ended December 31, 2005

Net Revenues.  Consolidated net revenues for 2006 decreased $12.1 million, or 16%, to $65.5 million from consolidated net revenues of $77.6 million in 2005. Net revenues classified by our reportable segments are as follows:

	2006	2005
	(In thousands)

Transaction Services	$53,983	$66,042
Laboratory Communication Solutions	11,479	11,477

	$65,462	$77,519

Net revenues in our Transaction Services segment for 2006 decreased by $12.1 million, or 18%, as compared to 2005. Much of this decrease is due to reductions or eliminations of certain products that we determined were not profitable or are not part of our future strategy. These products accounted for $3.4 million of the decrease and include patient statements, Planserv and Payerserv and an outsourcing arrangement. We also lost $3.9 million of revenue from certain customers due to increased competition. Additionally, the remaining decrease in revenue is a result of lost customer volume due to pricing pressure, from greater competition and increased direct customers’

connectivity to payers, which was partially offset by additional net revenue of $200,000 due to our acquisitions of MRL.

In 2006, approximately 82% of our consolidated revenues came from our Transaction Services segment compared to 85% from this segment in 2005.

Laboratory Communication Solutions segment net revenues in 2006 were consistent with 2005. We experienced a drop in revenue from our largest customer, which was offset by an increase from our second-largest customer purchasing our Pilot product. Additionally, during 2006, we eliminated certain revenue streams with little to no margins and replaced it with a new service contract with our largest customer.

Cost of Sales.  Consolidated cost of sales decreased as a percentage of net revenues to 30% in 2006, from 35% in 2005. Cost of sales classified by our reportable segments are as follows:

	2006	2005
	(In thousands)

Transaction Services	$13,658	$20,523
Laboratory Communication Solutions	5,675	6,301

	$19,333	$26,824

Cost of sales in our Transaction Services segment consists of transaction fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co-location center costs, revenue sharing arrangements with our business partners, third-party database licenses, and certain travel expenses. Cost of sales in this segment decreased by $6.9 million, or 33%, in 2006 as compared to 2005, directly associated with the revenue decreases for this segment. Additionally, during late 2005 and into 2006, we renegotiated many of our vendor and network contracts, thereby reducing our direct costs. This is reflected in our margins increasing from 69% in 2005 to 75% in 2006. This margin increase was also impacted by the $200,000 of new revenue and $200,000 of reduced direct costs from our acquisition of MRL. Additionally, we had a reduction of direct costs of approximately $700,000 due to our acquisition of Zeneks, Inc.

Cost of sales in our Laboratory Communication Solutions segment includes hardware, third party software, consumable materials, direct manufacturing labor, and indirect manufacturing overhead. Cost of sales for this segment decreased by $600,000, or 10%, as compared to 2005. Cost of sales as a percentage of revenues in this segment was 49% in 2006 as compared to 55% in 2005. This decrease in costs is related to the higher margins attributable to sales of Pilot, the elimination of low margin business and a new service contract with our largest customer.

Selling, General and Administrative Expenses.  Consolidated SG&A decreased $6.2 million in 2006 to $41.8 million, as compared to $48.0 million in 2005. Consolidated SG&A expenses as a percentage of consolidated revenues increased to 64% in 2006, from 62% in 2005. SG&A expenses classified by our reportable segments are as follows:

	2006	2005
	(In thousands)

Transaction Services	$39,140	$45,296
Laboratory Communication Solutions	2,647	2,666

	$41,787	$47,962

Transaction Services segment SG&A expenses for the year ended December 31, 2006 decreased $6.2 million, or 14%, to $39.1 million, compared to $45.3 million in 2005. This decrease is attributable to lower payroll expenses ($6.0 million), lower commissions ($0.5 million), lower rent ($0.5 million) and lower recruiting expenses ($0.4 million) as compared to 2005. This decrease is significantly driven by the drop in our employee count, from 401 at December 31, 2005, compared to 340 as of December 31, 2006. These reductions were partially offset by increased bonus expense ($1.7 million), and stock option expenses ($0.9 million) related to our adoption of SFAS No. 123R. The 2006 bonus was based upon the achievement of companywide goals.

Laboratory Communication Solutions segment SG&A expenses for 2006 remained consistent with 2005 and this segment’s SG&A expenses as a percentage of segment net revenues remained steady at approximately 23% in 2006 from 2005.

Depreciation and Amortization.  Consolidated depreciation and amortization expense decreased by $1.9 million to $7.4 million in 2006 from $9.3 million in 2005. Depreciation and amortization classified by our reportable segments are as follows:

	2006	2005
	(In thousands)

Transaction Services	$7,076	$8,788
Laboratory Communication Solutions	303	517

	$7,379	$9,305

The decrease in depreciation and amortization is primarily due to the impairment charge on certain of our long-lived intangible assets taken in 2005 (see below). As a result, our amortization expense declined by $2.0 million, partially offset by approximately $0.2 million of amortization pertaining to our acquisition of MRL in October 2006 and additions of capitalized software. Depreciation declined $0.1 million from 2005 to 2006.

Litigation settlement.  During 2007, pertaining to the 2006 fiscal year, we settled outstanding litigation related to our 2005 name change, for approximately $1.3 million, for which we have accrued $0.3 million, net of insurance reimbursement amount. Additionally, we settled a non-compete agreement suit for approximately $0.1 million. These amounts are recorded in our Transaction Services segment for the fiscal year 2006.

Write-off of impaired assets.  No impairment charges were incurred or recognized during 2006. As a result of our stock price decline during 2005, a decrease in our revenues and a restructuring plan we initiated during the third quarter of 2005, we performed an interim goodwill impairment test as of September 30, 2005. In accordance with the provisions of SFAS No. 142, we performed a discounted cash flow analysis which indicated that the book value of the Transaction Services segment exceeded its estimated fair value. The second step of this impairment test, led us to conclude that an impairment of our goodwill had occurred. In addition, as a result of our goodwill analysis, we also performed an impairment analysis of our long-lived assets in our Transaction Services segment. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was greater than their expected undiscounted future cash flows. As a result, we concluded that these intangible assets were impaired and adjusted the carrying value of such assets to fair value. In addition, we also reduced the remaining useful lives of these intangible assets based on the results of this analysis. Accordingly, we recorded a non-cash impairment charge of $95.7 million at September 30, 2005, in our Transaction Services segment. The charges included $68.1 million impairment of goodwill and $27.6 million impairment of certain other intangibles. No further impairment was noted as of our annual testing conducted at December 31, 2005.

In June 2005, we performed an impairment analysis of certain finite-lived intangible assets in our Laboratory Communication Solutions segment due to a substantial decrease in revenues from one of our customers. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was greater than their expected undiscounted future cash flows. As a result, we concluded that these intangible assets were impaired and adjusted the carrying value of such assets to fair value by approximately $0.7 million.

Operating Income (Loss).  As a result of the foregoing, the consolidated operating loss in 2006 was ($3.4 million) compared to an operating loss of ($103.2 million) in 2005. The 2005 operating loss would have been ($6.8 million) without the impairment noted above as compared to ($3.4 million) during 2006. This improvement is driven primarily by our cost cutting initiatives that began at the end of 2005. Operating losses classified by our reportable segments are as follows:

	2006	2005
	(In thousands)

Transaction Services	$(6,210)	$(104,415)
Laboratory Communication Solutions	2,840	1,238

	$(3,370)	$(103,177)

Interest Expense.  Consolidated net interest expense for 2006 was $3.2 million compared to $2.1 million for the same period last year. This increase in expense is primarily due to the accelerated amortization of prepaid financing costs on the Company’s line of credit facility ($1.0 million) that was refinanced in December 2005. Our borrowings under the line of credit increased in October 2006 with our acquisition of MRL. In order to complete the MRL acquisition we borrowed $3.0 million under our line of credit (“LOC”) and issued $2.0 million notes to the seller (7% interest, payable in 24 equal monthly installments).

Net Loss.  As a result of the foregoing, our consolidated net loss in 2006 was ($6.6 million) compared to our consolidated net loss of ($105.3 million) in 2005.

Year Ended December 31, 2005, Compared to Year Ended December 31, 2004

Net Revenues.  Consolidated net revenues in 2005 decreased by $12.7 million, or 14%, to $77.6 million from consolidated net revenues of $90.2 million in 2004. Net revenues classified by our reportable segments were as follows:

	2005	2004
	(In thousands)

Transaction Services	$66,042	$71,304
Laboratory Communication Solutions	11,477	18,942

	$77,519	$90,246

Net revenues in our Transaction Services segment for 2005 decreased by $5.3 million, or 7%, as compared to 2004. This decrease was primarily due to declines in volumes of electronic claims, statements and other real-time transactions processed (decrease $1.8 million). Core transactions were down 5% compared to the prior year. This negatively impacted our transaction services revenue from our claims processing business. This decrease was partially offset by increased revenue from our PPO business. Our PPO business was generating revenues for two additional months in 2005 compared to 2004 due to the timing of acquisition of PlanVista in March 2004. Although our PPO business total revenues were increasing, there was a drop in revenue per transaction as competitive pressures have impacted pricing.

In 2005, approximately 85% of our consolidated revenues came from our Transaction Services segment compared to 79% from this segment in 2004. This increase was attributable to the drop in revenue from our Laboratory Communication Solutions segment as a result of the sale of our manufacturing unit in June 2004.

Laboratory Communication Solutions segment net revenues for 2005 decreased by $7.5 million, or 39%, from 2004 primarily as a result of the sale of the contract manufacturing assets in June 2004. This sale resulted in a decrease of $4.7 million in this segments revenue in 2005 compared to 2004. Additionally, we experienced a drop in revenue from our largest customer of $2.8 million as a result of budgeting issues with the customer.

Cost of Sales.  Consolidated cost of sales decreased as a percentage of net revenues to 35% in 2005 from 38% in 2004. Cost of sales classified by our reportable segments are as follows:

	2005	2004
	(In thousands)

Transaction Services	$20,523	$22,401
Laboratory Communication Solutions	6,301	11,811

	$26,824	$34,212

Cost of sales in our Transaction Services segment consists of transaction fees, provider network outsourcing fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co-location center costs, revenue sharing arrangements with our business partners, third-party database licenses and certain travel expenses. Cost of sales in this segment decreased by $1.9 million, or 8%, in 2005 compared to 2004 primarily due to the 7% decrease in revenue in this segment. This decrease in cost of goods sold in 2005 would have been approximately $1.8 million less if the additional two months costs from PlanVista resulting from the acquisition in March 2004 was considered. As a percentage of revenues, cost of sales in this segment remained steady at 31% in 2005 and 2004.

Cost of sales in our Laboratory Communication Solutions segment includes cost of hardware, third party software, consumable materials, direct manufacturing labor and indirect manufacturing overhead. Cost of sales for this segment decreased $5.5 million, or 47%, as compared to 2004. This decrease was primarily due to the sale of our contract manufacturing assets. Cost of sales as a percentage of revenues in this segment was 55% in 2005 compared to 62% in 2004.

Selling, General and Administrative Expenses.  Consolidated SG&A remained flat in 2005 at $48.0 million as compared to 2004. Consolidated SG&A expenses as a percentage of consolidated revenues increased to 62% in 2005 from 53% in 2004. SG&A expenses classified by our reportable segments are as follows:

	2005	2004
	(In thousands)

Transaction Services	$45,296	$43,625
Laboratory Communication Solutions	2,666	4,398

	$47,962	$48,023

Transaction Services segment SG&A expenses for the year ended December 31, 2005, increased by $1.7 million, or 4%, over 2004. The primary reason for this increase was the inclusion of two additional months of expenses resulting from the PlanVista acquisition in March 2004 of approximately $1.8 million. Additionally, the Company incurred $0.8 million for severance related to a reduction in work force in 2005, partially offset by lower payroll related costs for the remainder of 2005.

Laboratory Communication Solutions segment SG&A expenses for 2005 decreased by $1.7 million, or 39% from 2004. This segment’s SG&A expenses as a percentage of segment net revenues remained steady at 23% in 2005 from 2004.

Impairment charges.  As a result of our stock price decline in 2005, a decrease in our revenues and a restructuring plan we initiated during the third quarter of 2005, we performed an interim goodwill impairment test as of September 30, 2005. In accordance with the provisions of SFAS No. 142, we performed a discounted cash flow analysis which indicated that the book value of the Transaction Services segment exceeded its estimated fair value. The second step of this impairment test, as prescribed by SFAS No. 142, led us to conclude that an impairment of our goodwill had occurred. In addition, as a result of our goodwill analysis, we also performed an impairment analysis of our long-lived assets in our Transaction Services segment. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was greater than their expected undiscounted future cash flows. As a result, we concluded that these intangible assets were impaired and adjusted the carrying value of such assets to fair value. In addition, we also reduced the remaining useful lives of these intangible assets based on the results of this analysis. Accordingly, we recorded a non-cash impairment charge of $95.7 million at September 30, 2005, in our Transaction Services segment. The charges included $68.1 million impairment of goodwill and $27.6 million impairment of certain other intangibles. No further decline was noted as of our annual testing conducted at December 31, 2005.

In June 2005, we performed an impairment analysis of certain finite-lived intangible assets in our Laboratory Communication Solutions segment due to a substantial decrease in revenues from one of our customers. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was greater than their expected undiscounted future cash flows. As a result, we concluded that these intangible assets were impaired and adjusted the carrying value of such assets to fair value by approximately $0.7 million.

Depreciation and Amortization.  Consolidated depreciation and amortization expense decreased by $500,000 to $9.3 million in 2005 from $9.8 million in 2004. Depreciation and amortization classified by our reportable segments are as follows:

	2005	2004
	(In thousands)

Transaction Services	$8,788	$8,719
Laboratory Communication Solutions	517	823
Corporate	—	221

	$9,305	$9,763

Litigation settlement.  In September 2005 and December 2004, we settled outstanding preacquisition contingencies related to PlanVista for a total of $200,000, net of insurance reimbursement. These amounts were recorded in our Transaction Services segment.

Operating Income (Loss).  As a result of the foregoing, the consolidated operating loss in 2005 was ($103.2 million) compared to an operating loss of ($2.0 million) in 2004. Operating losses classified by our reportable segments are as follows:

	2005	2004
	(In thousands)

Transaction Services	$(104,415)	$(2,815)
Laboratory Communication Solutions	1,238	1,938
Corporate	—	(1,097)

	$(103,177)	$(1,974)

Interest Expense.  Consolidated net interest expense for 2005 was $2.1 million compared to $1.9 million for the same period last year. This increase in expense is primarily due to the accelerated amortization of prepaid financing costs on the Company’s line of credit facility ($100,000) that was refinanced in December 2005, coupled with higher effective interest charges on the new debt facility.

Net Loss.  As a result of the foregoing, our consolidated net loss in 2005 was ($105.3 million) compared to our consolidated net loss of ($3.8 million) in 2004.

Liquidity and Capital Resources

Over the last several years we have experienced declining revenues, recurring losses from operations and have limitations on our access to capital. Our working capital deficit was approximately $16.6 million and our accumulated deficit was approximately $247.5 million at September 30, 2007. We had availability under our revolving credit facility of approximately $4.5 million at December 31, 2006. We had availability under our revolving credit facility and related amendments (further discussed below) of approximately $2.0 million at September 30, 2007 and approximately $0.6 million at November 14, 2007.

We have experienced attrition in our workforce and not all vacated positions have been re-filled. The result is that we have further reduced our labor and payroll expenses but do not believe that this additional reduction in workforce size has had a material adverse effect on our service levels; we continue to find ways to operate more efficiently.

Simultaneous with our expense management efforts, we have been continually evaluating and pursuing strategic transactions, such as the sale of our pharmacy transaction business that occurred on April 30, 2007. In May 2007, we retained Cain Brothers to further help us identify strategic alternatives related to the Company and its businesses. Cain Brothers is an investment banking and financial advisory firm that focuses exclusively on the healthcare services and medical technology and the combined efforts of management and Cain Brothers culminated in the November 8, 2007 announcement that we had signed a definitive agreement to sell our Cost Containment Business to CAI which is described in Note 10 to the unaudited consolidated financial statements attached hereto as Appendix D.

On December 7, 2005, we and certain of our wholly-owned subsidiaries, entered into the Loan Agreement with Laurus to provide up to $20.0 million in financing to us. Under the terms of the Loan Agreement, Laurus extended financing to us in the form of a $5.0 million secured term loan and a $15.0 million secured revolving credit facility. The Term Loan has a stated term of five (5) years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The Term Loan is payable in equal monthly principal installments of approximately $89,300 plus interest until the maturity date on December 6, 2010. The Revolving Credit Facility has a stated term of three (3) years and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008 with two (2) one-year extension-options at the discretion of Laurus. Additionally, in connection with the Loan Agreement, we issued 500,000 shares of our common stock to Laurus that were valued at approximately $2.4 million at the time of issuance.

We granted Laurus a first priority security interest in substantially all of our present and future tangible and intangible assets (including all intellectual property) to secure our obligations under the Loan Agreement. The Loan Agreement contains various customary representations and warranties of us as well as customary affirmative and negative covenants, including, without limitation, liens of property, maintaining specific forms of accounting and record maintenance, and limiting the incurrence of additional debt. The Loan Agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements. We can borrow up to three times the trailing 12-months of historical earnings, as defined in the Loan Agreement. Per the Loan Agreement, we are required to maintain a lock box arrangement wherein monies received by us are automatically swept to repay the loan balance on the revolving credit facility.

The Loan Agreement also contains customary events of default, including, among others, non-payment of principal and interest, violation of covenants, and in the event we are involved in certain insolvency proceedings. Upon the occurrence of an event of default, Laurus is entitled to, among other things, accelerate all obligations. In the event Laurus accelerates the loans, the amount due will include all accrued interest plus 120% of the then outstanding principal amount of the loans being accelerated as well as all unpaid fees and expenses of Laurus. In addition, if the Revolving Credit Facility is terminated for any reason, whether because of a prepayment or acceleration, we must pay an additional premium of up to 5% of the total amount of the Revolving Credit Facility. In the event we elect to prepay the Term Loan, we must pay accrued interest plus 115% of the then outstanding principal amount of the Term Loan. Due to certain subjective acceleration clauses contained in the Loan Agreement and a lockbox arrangement, the Revolving Credit Facility is classified as current in the accompanying unaudited consolidated balance sheet.

On June 21, 2007, we entered into an Amendment to the Loan Agreement with Laurus whereby the amount available under the Revolving Credit Facility was increased by $3.0 million to $18.0 million. The June Amendment has a maturity date of June 30, 2008. During the term of the June Amendment, the revised amounts available under the Revolving Credit Facility decrease, as defined in the June Amendment, and the amount available under the Revolving Credit Facility at June 30, 2008 will return to $15.0 million as committed under the original Loan Agreement. In connection with the June Amendment, we issued 572,727 shares of our common stock to Laurus that were valued at approximately $1.0 million. The costs of these shares were capitalized as debt issuance costs and will be amortized over the term of the June Amendment.

As more fully disclosed in Note 1(d) to the unaudited consolidated financial statements attached hereto as Appendix D, we revised our estimate of revenue allowances and the allowance for doubtful accounts for the period ended June 30, 2007. These changes in estimates negatively impacted our availability under the Revolving Credit Facility (which is based on an earnings formula as defined in the Loan Agreement) and resulted in an overadvance on our available borrowings at June 30, 2007. Subsequent to June 30, 2007, we obtained a waiver from Laurus regarding this overadvance on our available borrowings until June 30, 2008.

On October 10, 2007, we entered into an Amendment to the Loan Agreement with Laurus whereby Laurus has agreed to fix the available revolving credit facility at $16.5 million through December 31, 2007 in the event that certain conditions are met on dates specified in the October Amendment. The October Amendment supersedes the June Amendment. In consideration for the October Amendment, we have agreed to pay Laurus $1.25 million as follows: (i) $1.0 million on October 10, 2007 and (ii) $0.25 million on the earlier of (a) an event of default under the Loan Agreement and October Amendment, if any, or (b) December 31, 2007.

On November 1, 2007, Laurus notified us that an Event of Default had occurred by our failure to execute an asset purchase or stock purchase agreement by October 31, 2007 as required by the terms of the October Amendment. In addition, Laurus notified us that it was taking no immediate action with respect to this Event of Default but would reserve all rights and remedies available to Laurus under the Loan Agreement and October Amendment. As a result of this Event of Default, we have classified all amounts due to Laurus as current liabilities in the accompanying unaudited consolidated balance sheet at September 30, 2007.

On November 8, 2007 we announced that we had entered into a definitive agreement to sell our Cost Containment Business to CAI for $23.5 million in cash. The transaction includes the sale of Plan Vista Solutions, Inc. (f/k/a National Preferred Provider Network, Inc.), National Network Services, LLC, PlanVista Corporation, Medical Resource, LLC and National Provider Network, Inc. all of which are subsidiaries of the Company that combine to comprise our Cost Containment Business, or NPPN. CAI will acquire all of the equity interests in these subsidiaries at closing.

We expect to receive $20.5 million of net transaction proceeds at closing. Of the $20.5 million, approximately $16.5 million will be used to pay down amounts owed to Laurus and approximately $4.0 million will be used to pay transaction costs and outstanding accounts payable and other debt of the Cost Containment Business. The remaining $3.0 million of the purchase price will be placed in escrow pursuant to the terms of an Escrow Agreement and the purchase price will be subject to adjustment based upon net working capital levels at closing.

We remain in discussions with Laurus regarding the status of our Loan Agreement and October Amendment. At the same time, we are refining plans for our remaining business units while working with Laurus to develop a modified line of credit based on the reduced debt arising from the closing of the sale of our Cost Containment Business. Consistent with our earlier approach, we will review product offerings, our staffing, and other efficiencies arising from the more focused and streamlined organization following the sale of the Cost Containment Business, all of which affect our liquidity.

Our ability to have access to sufficient cash and cash equivalents on hand or available to us to fund our operations and capital requirements through September 2008 is dependent on the successful closing of the sale of the Cost Containment Business, which reduces our existing debt levels, and to obtain a revised line of credit from Laurus or another party. There can be no assurance that this additional funding will be available to us, or if available, that it will be available on acceptable terms. If we are successful in obtaining additional financing, the terms of the financing may have the effect of significantly diluting or adversely affecting the holdings or the rights of the holders of our common stock. We believe that if we are not successful in obtaining additional financing and if we are unable to successfully close the sale of our Cost Containment Business, we may not be able to continue operations. In addition, we would continue to be in default under the terms of our agreement with Laurus, our senior secured lender, who has reserved all rights with respect to such default and who may exercise such rights under such circumstances including its right to foreclose on our assets.

We continue to monitor our liquidity, capital resources and financial position on an ongoing basis, and we are continuing our efforts to reduce costs and increase revenues through new product launches and expanded relationships with certain customers. In addition, we are reviewing several strategic and operational initiatives that we believe may reverse some of these negative trends and also address our current liquidity issues. These initiatives include a review of certain product offerings and additional cost cutting initiatives, including headcount reductions, while continuing efforts to seek additional sources of long-term financing.

During the nine months ended September 30, 2007, net cash used in operating activities totaled $0.8 million, related to net losses. Cash used in investing activities totaled $0.6 million from capital expenditures and software development offset by proceeds from the sale of our pharmacy business. We anticipate that we will spend approximately $0.05 million on capital expenditures, including capitalized development costs, for the remainder of 2007. These capital expenditures may be deferred to future periods by management at its discretion. Cash provided by financing activities totaled $1.6 million for the nine months ended September 30, 2007, consisting of drawings on our Laurus credit facility for the repayments of notes payable, payments of other long-term debt, payments related to capital leases, and funding our net cash used by operating activities.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements for the year ended December 31, 2006 attached hereto as Appendix C, and our unaudited consolidated financial statements for the three and nine month periods ended September 30, 2007 attached hereto as Appendix D, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, but we believe that any variation in results would not have a material effect on our financial condition. We evaluate our estimates on an ongoing basis.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our condensed consolidated financial statements. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to Consolidated Financial Statements attached hereto as Appendix C and Note 1 to Consolidated Financial Statements attached hereto as Appendix D.

Revenue Recognition — Revenue is derived from our Transaction Services and Laboratory Communication Solutions segments.

Revenues in our Transaction Services segment are recorded as follows:

•	For revenues derived from insurance payers, pharmacies, and submitters, such revenues are recognized on a per transaction basis or flat fee basis in the period the services are rendered.

•	Revenues from our Cost Containment Business are recognized when the services are performed and are recorded net of estimated allowances. These revenues are primarily in the form of fees generated from discounts we secure for payers that access our provider network.

•	Revenues associated with revenue sharing agreements are recorded on a per transaction basis or a percentage of revenue basis and may involve increasing amounts or percentages based on transaction or revenue volumes achieved. This treatment is in accordance with Emerging Issues Task Force No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent.”

•	Revenue from certain up-front fees is recognized ratably over the contract’s life. This treatment is in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”).

•	Revenue from support and maintenance contracts is recognized ratably over the contract period.

Revenues in our Laboratory Communication Solutions segment are recorded as follows:

•	Revenue from support and maintenance contracts is recognized ratably over the contract period.

•	Revenue from the sale of inventory and manufactured goods is recognized when the product is delivered, price is fixed or determinable, and collectibility is probable. This treatment is in accordance with SAB No. 104.

•	Revenue from the rental of laboratory communication devices is recognized ratably over the period of the rental contract.

Capitalized Software Development and Research and Development — Costs incurred internally and fees paid to outside contractors and consultants during the application development stage of our internally used software products are capitalized. Costs of upgrades and major enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades are expensed as incurred. All other costs are expensed as incurred as research and development expenses (included in “Selling, General and Administrative expenses”). Application development stage costs generally include software configuration, coding, installation to hardware and testing. Once the project is completed, capitalized costs are amortized over their remaining estimated economic life. Our judgment is used in determining whether costs meet the criteria for immediate expense or capitalization. We periodically review projected cash flows and other criteria in assessing the impairment of any internal-use capitalized software and take impairment charges as needed.

Allowance for Revenue Adjustments/Doubtful Accounts/Bad Debt Estimates — We rely on estimates to determine revenue allowances, bad debt expenses, and the adequacy of our allowance for doubtful accounts receivable. These estimates are based on our historical experience and the industry in which we operate. If the financial condition of our customers was to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Additionally, in our Cost Containment Business, we evaluate the collectibility of our accounts receivable based on a combination of factors, including historical collection ratios. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a reserve for doubtful accounts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past write-off history and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provision for losses.

As part of this process, we revised our estimates of revenue allowances within our Cost Containment business during the periods ended June 30, 2007 and September 30, 2007 to reflect changes in historical collections due to changes in customer mix and service offerings. In addition, we wrote off approximately $1.7 million of accounts receivable from certain customers that management determined were uncollectible during the period ended June 30, 2007.

New Accounting Pronouncements

We adopted the provisions of Financial Accounting Standards Board, or FASB, Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes,” effective January 1, 2007. FIN 48 is an interpretation of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods and requires expanded disclosure with respect to the uncertainty in income taxes. Adoption of FIN 48 had no cumulative effect on our consolidated financial position at January 1, 2007. At September 30, 2007, we had no significant unrecognized tax benefits related to income taxes.

Our policy with respect to penalties and interest in connection with income tax assessments or related to unrecognized tax benefits is to classify penalties as provision for income taxes and interest as interest expense in its consolidated income statement.

We file income tax returns in the U.S. federal and several state jurisdictions. We believe that we are no longer subject to U.S. federal and state income tax examinations for years before 2003.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for financial statements issued for fiscal years beginning after November 15, 2007. SFAS No. 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” SFAS No. 157 also expands disclosure requirements to include: (a) the fair value measurements of assets and liabilities at the reporting date, (b) segregation of assets and liabilities between fair value measurements based on quoted market prices and those based on other methods and (c) information that enables users to assess the method or methods used to estimate fair value when no quoted price exists. We are currently in the process of reviewing this guidance to determine its impact on our consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable. SFAS No. 159 will be effective in the first quarter of fiscal year 2008. We are currently assessing the potential impact that the adoption of SFAS No. 159 will have on our financial statements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the Company as of the dates and for the periods indicated. The consolidated financial data and the consolidated operations data for fiscal years 2002 through 2006 have been derived from our audited consolidated financial statements included in our filings on Form 10-K for each of the respective periods. The consolidated financial data as of September 30, 2007 and September 30, 2006, respectively, and the consolidated operations data for the nine months ended September 30, 2007 and September 30, 2006, respectively, have been derived from our unaudited consolidated financial statements included in our Form 10-Q for the quarter ended September 30, 2007. The consolidated financial data and the consolidated operations data for fiscal years 2004 through 2006 and the nine months ended September 30, 2007 and 2006 have been included herein in Appendix C and D, respectively.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2007	2006	2006(1)	2005	2004(2)	2003(3)	2002
	(In thousands, except share and per share data)

STATEMENT OF OPERATIONS DATA:
Net Revenues	$41,322	$49,615	$65,462	$77,519	$90,246	$71,556	$50,182
Operating Loss	$(28,222)	$(2,769)	$(3,370)	$(103,177)	$(1,974)	$(3,642)	$(1,340)
Loss from continuing operations	$(31,530)	$(5,008)	$(6,610)	$(105,924)	$(3,800)	$(5,000)	$(1,950)
Net Loss Applicable to Shareholders	$(31,530)	$(5,008)	$(6,610)	$(105,924)	$(3,800)	$(5,000)	$(1,338)
PER SHARE DATA:
Basic and diluted net loss per share of common stock:
Loss from continuing operations	$(2.35)	$(0.38)	$(0.50)	$(8.29)	$(0.33)	$(0.74)	$(0.21)
Net Loss	$(2.35)	$(0.38)	$(0.50)	$(8.29)	$(0.33)	$(0.74)	$(0.21)
Basic and diluted weighted average common shares outstanding	13,422,076	13,206,993	13,207,789	12,707,695	11,617,601	6,783,742	6,396,893
DIVIDEND DATA:
Dividends on cumulative preferred stock	—	—	—	—	—	—	—
BALANCE SHEET DATA:
Working capital (deficiency)	$(16,641)	$(3,002)	$(7,636)	$15	$(1,664)	$10,152	$8,749
Convertible Notes	$13,137	$13,137	$13,137	$13,137	$13,137	$13,137	$13,400
Other long-term obligations	$1,113	$6,333	$6,171	$5,898	$1,069	$3,518	$2,581
Total assets	$44,512	$70,464	$72,240	$75,641	$184,403	$73,130	$88,704
Stockholders’ equity	$(2,042)	$28,765	$27,424	$32,904	$135,082	$45,778	$50,735

(1)	includes operations of Zeneks, from the acquisition date of February, 14, 2006, and Medical Resources, LLC from the acquisition date of October 10, 2006

(2)	includes operations of PlanVista from the acquisition date of March 2, 2004

(3)	includes operations of MedUnite from the acquisition date of January 1, 2003

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

ProxyMed, Inc., and Subsidiaries

General Information

The following unaudited pro forma consolidated financial information sets forth the pro forma consolidated results of operations of the Company for the nine months ended September 30, 2007 and 2006 and the twelve months ended December 31, 2006, 2005 and 2004, and the pro forma consolidated financial position of the Company as of September 30, 2007.

The unaudited pro forma consolidated results of operations for the nine months ended September 30, 2007 and 2006 and the twelve months ended December 31, 2006, 2005 and 2004 have been derived from the Company’s historical consolidated financial information and give effect to the following transaction as if it had occurred on January 1, 2004 (the earliest period presented). In addition, the unaudited pro forma consolidated balance sheet as of September 30, 2007 has been derived from the Company’s historical consolidated financial information and gives effect to the following transaction as if it had occurred on September 30, 2007:

•	Transaction — The proposed sale of substantially all of the net assets of the Company’s Cost Containment Business to Coalition America, Inc, (“CAI”) in exchange for $23.5 million in cash. At closing, $3.0 million of the cash proceeds will be placed in escrow to cover possible indemnification claims, $4.0 million will be used to pay transaction costs and certain Cost Containment Business liabilities, and the remaining $16.5 million will be used to pay down a portion of the Company’s senior debt.

The unaudited pro forma consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X of the SEC and should be read in conjunction with the Company’s historical audited consolidated financial statements and unaudited interim consolidated financial statements included in this Proxy Statement as Appendix C and Appendix D, respectively.

The unaudited pro forma consolidated financial information does not purport to represent what the Company’s consolidated results of operations or consolidated financial position would have been if this transaction had occurred on the date indicated and are not intended to project the Company’s consolidated results of operations or consolidated financial position for any future period or date.

The unaudited pro forma adjustments are based on estimates and certain assumptions that the Company believes are reasonable. The unaudited consolidated pro forma adjustments and primary assumptions are described in the accompanying notes herein.

ProxyMed, Inc. and Subsidiaries

Pro Forma Consolidated Balance Sheet
As of September 30, 2007
(Unaudited)

	ProxyMed, Inc.	Cost
	Historical	Containment	Pro Forma		Pro Forma
	Consolidated(a)	Business(b)	Adjustments(c)		Consolidated
	(In thousands)

Cash and Cash Equivalents	$932	$66	$20,500	1	$932
			(20,500)	2
			66	3
Accounts Receivable Net	12,696	7,993			4,703
Note and Other Receivables	86	0			86
Inventory	571	0			571
Other Current Assets	1,378	266			1,112

Total Current Assets	15,663	8,325	66		7,404
Property and Equipment, Net	3,901	88			3,813
Goodwill, Net	11,870	8,176			3,694
Purchased Technology, Capitalized Software & Other Intangible Assets, Net	10,353	7,222			3,131
Other Assets	2,725	260	(1,193)	4	1,272

Total Assets	$44,512	$24,071	$(1,127)		$19,314

Accounts payable, accrued expenses and other current liabilities	11,918	2,150	(2,000)	5	7,768
Current Portion of Capital Leases	835	0			835
Notes Payable and Current Portion of Long-Term Debt	18,901	0	(16,500)	6	1,601
			(800)	7

Deferred Revenue	238	0			238
Income Taxes payable	412	0			412

Total Current Liabilities	32,304	2,150	(19,300)		10,854
Convertible Notes	13,137	0			13,137
Other Long-Term Debt	89	0	(89)	7	0
Long-Term Capital Leases	644	0			644
Long-Term Deferred Revenue and Other Long-Term Liabilities	380	0			380

Total Liabilities	46,554	2,150	(19,389)		25,015
Stockholders’ Equity
Preferred Stock	0	0			0
Common Stock	14	0			14
Additional Paid-In Capital	245,448	230,483	230,483	8	245,448
Retained Earnings (Deficit)	(247,504)	(208,562)	(230,483)	8	(251,163)
			66	3
			(1,200)	9
			(1,193)	4
			20,500	1
			89	7

Total Stockholder’s Equity	(2,042)	21,921	18,262		(5,701)
Total Liabilities and Stockholders’ Equity	$44,512	$24,071	$(1,127)		$19,314

See the accompanying notes to the unaudited pro forma consolidated financial information.

ProxyMed, Inc. and Subsidiaries

Pro Forma Consolidated
Statement of Operations
Nine Months Ended September 30, 2007
(Unaudited)

	ProxyMed, Inc
	Historical	Cost Containment	Pro Forma		Pro Forma
	Consolidated (a)	Business (b)	Adjustments (c)		Consolidated
	(In thousands except for share and per share data)

Net Revenues:
Transaction fees, cost containment services and license fees	$36,382	$14,408			$21,974
Communication devices and other tangible goods	4,940	0			4,940

	41,322	14,408			26,914
Cost and expenses:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	9,297	4,873			4,424
Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	2,785	0			2,785
Selling, general and administrative expenses	31,287	9,959			21,328
Depreciation and amortization	4,613	1,517			3,096
Write-off of impaired assets	21,550	14,409			7,141
Other expense, net	0	0			0
(Gain)/Loss on disposal of assets	12	0			12
Litigation settlements	0	0			0

Total Expenses	69,544	30,758	0		38,786

Operating income (loss)	(28,222)	(16,350)	0		(11,872)
Other (Income), net	0	0			0
Interest expense, net	3,308	0	(2,632)	1	676

Income (loss) before income taxes	(31,530)	(16,350)	2,632		(12,548)
Provision for income taxes	0	0	0		0

Net Income (loss)	$(31,530)	$(16,350)	$2,632		$(12,548)

Basic and diluted weighted average shares outstanding	13,422,076	13,422,076	13,422,076		13,422,076
Basic and diluted loss per share	$(2.35)	$(1.22)	$0.20		$(0.93)

See the accompanying notes to the unaudited pro forma consolidated financial information.

ProxyMed, Inc. and Subsidiaries

Pro Forma Consolidated
Statement of Operations
Nine Months Ended September 30, 2006
(Unaudited)

	ProxyMed, Inc
	Historical	Cost Containment	Pro Forma		Pro Forma
	Consolidated (a)	Business (b)	Adjustments (c)		Consolidated
	(In thousands except for share and per share data)

Net Revenues:
Transaction fees, cost containment services and license fees	$42,842	$18,272			$24,570
Communication devices and other tangible goods	6,773	0			6,773

	49,615	18,272			31,343
Cost and expenses:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	10,873	5,382			5,491
Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	4,027	0			4,027
Selling, general and administrative expenses	31,930	8,733			23,197
Depreciation and amortization	5,554	2,208			3,346
Write-off of impaired assets	0	0			0
Other expense, net	0	0			0
(Gain)/Loss on disposal of assets	0	0			0
Litigation settlements	0	0			0

Total Expenses	52,384	16,323	0		36,061

Operating income (loss)	(2,769)	1,949	0		(4,718)
Other (Income), net	0	0			0
Interest expense, net	2,239	0	(1,563)	1	676

Income (loss) before income taxes	(5,008)	1,949	1,563		(5,394)
Provision for income taxes	0	760	760	2	0

Net Income (loss)	$(5,008)	$1,189	$803		$(5,394)

Basic and diluted weighted average shares outstanding	13,206,994	13,206,994	13,206,994		13,206,994
Basic and diluted loss per share	$(0.38)	$0.09	$0.06		$(0.41)

See the accompanying notes to the unaudited pro forma consolidated financial information.

ProxyMed, Inc. and Subsidiaries

Pro Forma Consolidated
Statement of Operations
Twelve Months Ended December 31, 2006
(Unaudited)

	ProxyMed, Inc
	Historical	Cost Containment	Pro Forma		Pro Forma
	Consolidated (a)	Business (b)	Adjustments (c)		Consolidated
	(In thousands except for share and per share data)

Net Revenues:
Transaction fees, cost containment services and license fees	$56,240	$23,886			$32,354
Communication devices and other tangible goods	9,222	0			9,222

	65,462	23,886			41,576
Cost and expenses:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	13,944	6,869			7,075
Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	5,389	0			5,389
Selling, general and administrative expenses	41,787	11,830			29,957
Depreciation and amortization	7,379	2,919			4,460
Write-off of impaired assets	0	0			0
Other expense, net	0	0			0
(Gain)/Loss on disposal of assets	12	(7)			19
Litigation settlements	321	0			321

Total Expenses	68,832	21,611	0		47,221

Operating income (loss)	(3,370)	2,275	0		(5,645)
Other (Income), net	0	0			0
Interest expense, net	3,240	0	(2,340)	1	900
Income (loss) before income taxes	(6,610)	2,275	2,340		(6,545)
Provision for income taxes	0	887	887	2	0

Net Income (loss)	$(6,610)	$1,388	$1,453		$(6,545)

Basic and diluted weighted average shares outstanding	13,207,789	13,207,789	13,207,789		13,207,789
Basic and diluted loss per share	$(0.50)	$0.11	$0.11		$(0.50)

See the accompanying notes to the unaudited pro forma consolidated financial information.

ProxyMed, Inc. and Subsidiaries

Pro Forma Consolidated
Statement of Operations
Twelve Months Ended December 31, 2005
(Unaudited)

	ProxyMed, Inc
	Historical	Cost Containment	Pro Forma		Pro Forma
	Consolidated (a)	Business (b)	Adjustments (c)		Consolidated
	(In thousands except for share and per share data)

Net Revenues:
Transaction fees, cost containment services and license fees	$67,909	$27,943			$39,966
Communication devices and other tangible goods	9,610	0			9,610

	77,519	27,943			49,576
Cost and expenses:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	20,674	10,265			10,409
Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	6,150	0			6,150
Selling, general and administrative expenses	47,962	12,826			35,136
Depreciation and amortization	9,305	4,421			4,884
Write-off of impaired assets	96,416	70,313			26,103
Other expense, net	0	0			0
(Gain)/Loss on disposal of assets	14	0			14
Litigation settlements	175	175			0

Total Expenses	180,696	98,000	0		82,696

Operating income (loss)	(103,177)	(70,057)	0		(33,120)
Other (Income), net	(1)	0			(1)
Interest expense, net	2,118	0	(1,218)	1	900
Income (loss) before income taxes	(105,294)	(70,057)	1,218		(34,019)
Provision for income taxes	0	0			0

Net Income (loss)	$(105,294)	$(70,057)	$1,218		$(34,019)

Basic and diluted weighted average shares outstanding	12,707,695	12,707,695	12,707,695		12,707,695
Basic and diluted loss per share	$(8.29)	$(5.51)	$0.10		$(2.68)

See the accompanying notes to the unaudited pro forma consolidated financial information.

ProxyMed, Inc. and Subsidiaries

Pro Forma Consolidated
Statement of Operations
Twelve Months Ended December 31, 2004
(Unaudited)

	ProxyMed, Inc
	Historical	Cost Containment	Pro Forma		Pro Forma
	Consolidated (a)	Business (b)	Adjustments (c)		Consolidated
	(In thousands except for share and per share data)

Net Revenues:
Transaction fees, cost containment services and license fees	$73,538	$26,913			$46,625
Communication devices and other tangible goods	16,708	0			16,708

	90,246	26,913			63,333
Cost and expenses:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	22,626	8,788			13,838
Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	11,586	0			11,586
Selling, general and administrative expenses	48,023	10,967			37,056
Depreciation and amortization	9,763	4,123			5,640
Write-off of impaired assets	0	0			0
Other expense, net	0	0			0
(Gain)/Loss on disposal of assets	47	0			47
Litigation settlements	175	175			0

Total Expenses	92,220	24,053	0		68,167

Operating income (loss)	(1,974)	2,860	0		(4,834)
Other (Income), net	(134)	0			(134)
Interest expense, net	1,920	0	(1,020)	1	900
Income (loss) before income taxes	(3,760)	2,860	1,020		(5,600)
Provision for income taxes	40	1,115	1,115	2	40

Net Income (loss)	$(3,800)	$1,745	$(95)		$(5,640)

Basic and diluted weighted average shares outstanding	11,617,601	11,617,601	11,617,601		11,617,601
Basic and diluted loss per share	$(0.33)	$0.15	$(0.01)		$(0.49)

See the accompanying notes to the unaudited pro forma consolidated financial information.

ProxyMed, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Financial Information

I.	Adjustments to unaudited pro forma consolidated balance sheet

(a)	ProxyMed, Inc.

Represents the historical unaudited consolidated balance sheet as of September 30, 2007 as reported in the Company’s Form 10-Q for the quarter ended September 30, 2007.

(b)	Cost Containment Business

Represents the elimination of the Cost Containment Business’ assets and liabilities, as reflected in the historical consolidated balance sheet of the Company as of September 30, 2007.

The Cost Containment Business’ historical financial position is included within the Company’s Transaction Services segment for financial reporting purposes. However, the Company does maintain a separate balance sheet and subsidiary ledger for the Cost Containment Business, and the corresponding assets and liabilities of the Cost Containment Business have been allocated based on the Cost Containment Business’ subsidiary ledger and the corresponding assets and liabilities being sold. In addition, certain liabilities, such as revolving debt and other senior debt, have been transacted through the corporate accounts of the Company and therefore have not historically been reflected in the Cost Containment Business. As such, for purposes of the Cost Containment Business balance sheet, corporate debt was allocated to the Cost Containment Business on the basis of total assets of the Cost Containment Business compared to total consolidated assets.

(c)	Pro Forma Adjustments

1) At the close of the transaction, the Company will receive net proceeds of $20.5 million after the placement of $3.0 million in escrow to cover possible indemnification claims that may arise from this transaction.

2) Represents the pay down of the Company’s senior debt, a term note related to the Cost Containment Business, certain Cost Containment Business accounts payables and transaction costs, as further described below.

3) The Company will retain the Cost Containment Business’ cash balances at closing.

4) This amount reflects the write off of deferred financing costs as a result of the pay down of $16.5 million of the Company’s senior debt and was estimated based on the percentage of senior debt being paid down at closing.

5) Approximately $2.0 million of the cash proceeds will be used to pay certain accounts payable over approximately 45 days outstanding and attributable to the Cost Containment Business at closing.

6) Approximately $16.5 million of the cash proceeds will be used to pay down a portion of the Company’s senior debt at closing.

7) Approximately $0.9 million of the cash proceeds will be used to extinguish a Cost Containment Business note payable at closing.

8) This amount reflects the elimination of the paid in capital and accumulated deficit related to the Company’s investment in the Cost Containment Business.

9) Approximately $1.2 million of the cash proceeds will be used to pay transaction costs to outside advisors at closing.

II.	Adjustments to unaudited pro forma consolidated statements of operations

a)	ProxyMed, Inc.

Represents the historical unaudited consolidated statement of operations for the nine months ended September 30, 2007 and September 30, 2006, and the years ended December 31, 2006, 2005, and 2004, as

ProxyMed, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Financial Information — (Continued)

reported in the Company’s Form 10-Q for the quarter ended September 30, 2007 and Form 10-K for the year ended December 31, 2006.

b)	Cost Containment Business

Represents the elimination of Cost Containment Business’ revenues and expenses as reflected in the historical consolidated statement of operations of the Company for the nine months ended September 30, 2007, and September 30, 2006, and the years ended December 31, 2006, 2005, and 2004. The Cost Containment Business’ 2004 revenues and expenses represent only 10 months of operating results (March 2, 2004 through December 31, 2004) because the Company acquired the operations of the Cost Containment Business through its acquisition of PlanVista on March 2, 2004.

The Cost Containment Business’ historical financial results are reported as part of the Company’s Transaction Services segment for financial reporting purposes. However, the Company does maintain a separate income statement and subsidiary ledger for the Cost Containment Business, and the corresponding operating revenues and expenses of the Cost Containment Business have been allocated based on the Cost Containment Business’ subsidiary ledger. In addition, certain expenses, including certain payroll, share-based compensation, professional fees, insurance, and other corporate overhead, have been transacted through the corporate accounts of the Company and therefore have not historically been reflected in the Cost Containment Business. As such, for purposes of the Cost Containment Business balance sheet, these expenses were allocated to the Cost Containment Business statement of operations as follows:

a) Payroll, share based-compensation, professional fees and insurance — allocated based on Cost Containment Business revenue as a percentage of consolidated revenue.

b) Other corporate overhead — allocated primarily based on Cost Containment Business headcount as a percentage to total consolidated headcount.

c) Provision for income taxes have been estimated based on the historical statutory tax rate of 39% for the periods presented, where applicable.

c)	Pro forma adjustments

1) Represents adjustment to reflect interest and loan amortization expense after the payment of approximately $16.5 million of the Company’s senior debt and approximately $0.8 million of a Cost Containment Business note payable for the periods presented.

ProxyMed, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Financial Information — (Continued)

The following table reflects the assumed interest rate and amounts of borrowings the pro forma interest expense calculation is based on and the pro-forma deferred loan amortization costs for each nine and twelve month period presented:

			Pro-forma interest	Pro-forma interest
		Amount of	expense — nine	expense — twelve
Interest expense (in thousands)	Total rate	borrowing	month periods	month periods

Senior debt	10.0%	$1,690	$127	$169
Convertible debt	4.0%	$13,137	$394	$525
Other	7.0%	$1,479	$78	$104

Total interest expense			$599	$798

Amortization of deferred financing costs (in thousands)

Senior debt			$77	$102

Total amortization of deferred financing costs			$77	$102

Total interest expense and amortization of deferred financing costs			$676	$900

	ProxyMed, Inc. Historical
Interest and amortization expense (in thousands)	Consolidated	Pro forma Adjustment

Nine months ended September 30, 2007	$3,308	$2,632
Nine months ended September 30, 2006	$2,239	$1,563
Twelve months ended December 31, 2006	$3,240	$2,340
Twelve months ended December 31, 2005	$2,118	$1,218
Twelve months ended December 31, 2006	$1,920	$1,020

2) Provision for income tax is eliminated due to a remaining net loss after the elimination of the Cost Containment Business and the pro forma adjustments.

COST CONTAINMENT BUSINESS
UNAUDITED FINANCIAL STATEMENTS

The Company has prepared the following unaudited financial statements to present the balance sheets and statements of operations of the Cost Containment Business on a stand-alone basis for the same periods as presented for the Company as a whole set forth in Appendix C and Appendix D, respectively. The unaudited financial statements represent the results of operations and financial position of the Cost Containment Business as a stand-alone business, which include certain cost allocations.

The following unaudited financial statements of the Cost Containment Business are presented herein:

Unaudited balance sheets — as of September 30, 2007 and December 31, 2006

Unaudited statements of operations — for the nine months ended September 30, 2007 and 2006, for the years ended December 31, 2006, and 2005, and for the period from March 2, 2004 (date of acquisition) to December 31, 2004

Notes to unaudited financial statements

The unaudited financial statements of the Cost Containment Business, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited Company’s historical financial statements and notes thereto attached hereto as Appendix C and the Company’s unaudited historical financial statements and notes thereto attached hereto as Appendix D. The Cost Containment Business’ 2004 statement of operations presents only ten months of operating results (March 2, 2004 through December 31, 2004) because the Company acquired the operations of the Cost Containment Business through its acquisition of Plan Vista Corporation on March 2, 2004.

The unaudited financial statements of the Cost Containment Business included herein are derived from the Company’s consolidated financial statements and contain certain estimated adjustments and allocations for the stand-alone results for the Cost Containment Business. The amounts and methods for those allocations are described in the footnotes to these statements contained herein. However, the Cost Containment Business is currently operated as a unit of the Company’s Transaction Services segment, as such, actual results could differ materially.

COST CONTAINMENT BUSINESS

UNAUDITED BALANCE SHEETS

	As of	As of
	September 30,	December 31,
	2007	2006
	(In thousands)

ASSETS
Cash and cash equivalents	$66	$163
Accounts receivable, net	7,993	9,366
Note and other receivables	74	74
Prepaid expenses	0	265
Other current assets	266	0
Total current assets	8,399	9,868
Property and equipment, net	88	170
Goodwill, net	8,176	16,791
Other intangibles, net	7,111	14,069
Purchased and capitalized software and technology costs, net	111	84
Other assets	260	213
Total Assets	$24,145	$41,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$0	$976
Current portion — long-term debt	5,924	4,741
Accounts payable	175	170
Accrued expenses	1,575	2,548
Current income taxes payable	0	675
Other current liabilities	0	74

Total current liabilities	7,674	9,184
Long-term income taxes payable	0	237
Other long-term debt	1,029	2,026
Long-term deferred revenue and other long-term liabilities	0	646
Total liabilities	$8,703	$12,093
Stockholders equity:
Common stock	$0	$0
Additional paid-in capital	230,483	230,483
Retained earnings (deficit)	(215,041)	(201,381)

Total stockholder’s equity	15,442	29,102
Total liabilities and stockholder’s equity	$24,145	$41,195

The accompanying notes are an integral part of these financial statements.

COST CONTAINMENT BUSINESS

UNAUDITED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,
	2007	2006
	(In thousands)

Net Revenues:
Transaction fees, cost containment services and license fees	$14,408	$18,272
Communication devices and other tangible goods	0	0

	14,408	18,272
Costs and expenses:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	4,873	5,382
Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	0	0
Selling, general and administrative expenses	9,959	8,733
Depreciation and amortization	1,517	2,208
Write-off of impaired assets	14,409	0
Other expense, net	0	0
(Gain)/Loss on disposal of assets	0	0
Litigation Settlements	0	0

Total expenses	$30,758	$16,323

Operating income (loss)	$(16,350)	$1,949
Other (income), net	0	0
Interest expense, net	830	619
Income (loss) before income taxes	(17,180)	1,330
Provision for income taxes	0	519
Net income (loss)	$(17,180)	$811

The accompanying notes are an integral part of these financial statements.

COST CONTAINMENT BUSINESS

UNAUDITED STATEMENTS OF OPERATIONS

			For the Period
	Twelve Months Ended		from March 2, 2004 to
	December 31,		December 31, 2004
	2006	2005	2004
	(In thousands)

Net Revenues:
Transaction fees, cost containment services and license fees	$23,886	$27,943	$26,913
Communication devices and other tangible goods	0	0	0

	23,886	27,943	26,913
Costs and expenses:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	6,869	10,265	8,788
Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	0	0	0
Selling, general and administrative expenses	11,830	12,826	10,967
Depreciation and amortization	2,919	4,421	4,123
Write-off of impaired assets	0	70,313	0
Other expense, net	0	0	0
(Gain)/Loss on disposal of assets	(7)	0	0
Litigation Settlements	0	175	175

Total expenses	$21,611	$98,000	$24,053

Operating income (loss)	$2,275	$(70,057)	$2,860
Other (income), net	0	—	—
Interest, expense, net	826	442	103
Income (loss) before income taxes	1,449	(70,449)	2,757
Provision for income taxes	565	0	1,075
Net income (loss)	$884	$(70,449)	$1,682

COST CONTAINMENT BUSINESS
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006,
THE YEARS ENDED DECEMBER 31, 2006 AND 2005, AND FOR THE
PERIOD FROM MARCH 2, 2004 (DATE OF ACQUISITION) TO DECEMBER 31, 2004

The Cost Containment Business historical financial position and financial results are reported as part of ProxyMed, Inc. and Subsidiaries (the Company) Transaction Services segment. Services provided by the Cost Containment Business include discounts on fees when a patient uses an out-of-network provider and bill negotiation on non-discounted claims. The Cost Containment Business generates revenue primarily by charging participating payers a percentage of the savings they receive through its network.

(1)	Summary of Significant Accounting Policies

(a) Corporate Overhead Allocations — The Cost Containment Business’s historical financial position is included within the Company’s Transaction Services segment for financial reporting purposes. However, the Company does maintain a separate balance sheet and subsidiary ledger for the Cost Containment Business, and the corresponding assets and liabilities of the Cost Containment Business have been allocated based on the Cost Containment Business’s subsidiary ledger. In addition, certain liabilities, such as revolving debt and other senior debt, have been transacted through the corporate accounts of the Company and therefore have not historically been reflected in Cost Containment Business. As such, for purposes of the Cost Containment Business balance sheet, corporate debt was allocated to the Cost Containment Business on the basis of total assets of the Cost Containment Business compared to total consolidated assets.

The Cost Containment Business’s historical financial results are reported as part of the Company’s Transaction Services segment for financial reporting purposes. However, the Company does maintain a separate income statement and subsidiary ledger for the Cost Containment Business, and the corresponding operating revenues and expenses of the Cost Containment Business have been allocated based on the Cost Containment Business’s subsidiary ledger. In addition, certain expenses, including certain payroll, share-based compensation, professional fees, insurance, interest, and other corporate overhead, have been transacted through the corporate accounts of the Company and therefore have not historically been reflected in the Cost Containment Business. As such, for purposes of the Cost Containment Business balance sheet, these expenses were allocated to the Cost Containment Business statement of operations as follows:

(i)	Payroll, share-based compensation, professional fees and insurance — allocated based on the Cost Containment Business revenue as a percentage of consolidated revenue.

(ii)	Interest expense — allocated based on Cost Containment Business assets as a percentage of consolidated assets.

(iii)	Other corporate overhead — allocated primarily based on Cost Containment Business headcount as a percentage to total consolidated headcount.

While management believes that the above allocations are representative of how these costs are or were incurred, they are not designed to purport how the Cost Containment Business would have performed on a stand-alone basis. Actual result may differ significantly from these estimates.

(b) Income Tax — The cost containment stand alone financial statements include an income tax provision, where applicable, based on management’s estimate of the income tax provision on a separate return basis.

(c) 2004 partial year — The Cost Containment Business stand-alone financial statement for the period ended December 31, 2004 represents only 10 months of operating results (March 2, 2004 thru December 31, 2004) because the Company acquired the operations of the Cost Containment Business through its acquisition of PlanVista Corporation on March 2, 2004.

COST CONTAINMENT BUSINESS
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

(2)	Basis of Presentation and General Summary of Significant Accounting Policies

(a) Basis of Presentation — The financial statements contained herein follow the principles and policies more fully described in the Company’s audited consolidated financial statements for the year ended December 31, 2006 attached hereto as Appendix C, and the Company’s unaudited consolidated financial statements for the three and nine month periods ended September 30, 2007 attached hereto as Appendix D, which have been prepared in accordance with accounting principles generally accepted in the United States of America, except where necessary or appropriate for a meaningful presentation of stand-alone Cost Containment Business results of operations and financial position or the Company consolidated financial statements. The unaudited financial statements are derived from the Company’s historical consolidated financial statements and are designed to present the Cost Containment Business as if it was not part of the consolidated operations of the Company for the periods presented. Management believes that the unaudited financial statements presented herein have been prepared in accordance with generally accepted accounting principles and meet Regulation S-X requirements.

(b) Use of Estimates — The preparation of the Company’s consolidated financial statements and the Cost Containment Business financial statements contained herein require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management base its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, but management believes that any variation in results would not have a material effect on the Company’s financial condition or on the presentations contained herein. Management evaluates its estimates on an ongoing basis.

(c) Revenue Recognition — Revenue recognition accounting policies relevant to the Cost Containment Business include the following: -

•	Revenue from the Cost Containment Business is recognized when the services are performed and are recorded net of estimated allowances. These revenues are primarily in the form of fees generated from discounts the Company secures for payers that access its provider network.

•	Revenues associated with revenue sharing agreements are recorded on a per transaction basis or a percentage of revenue basis and may involve increasing amounts or percentages based on transaction or revenue volumes achieved. This treatment is in accordance with Emerging Issues Task Force No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent.”

(d) Fair Value of Financial Instruments — Cash and cash equivalents, notes and other accounts receivable and restricted cash are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and liabilities, notes payable and short-term and long-term debt are financial liabilities with carrying values that approximate fair value. The notes payable bear interest rates that approximate market rates.

(e) Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash balances in excess of immediate needs are invested in bank certificates of deposit, money market accounts and commercial paper with high-quality credit institutions. At times, such amounts may be in excess of FDIC insurance limits. The Company has not experienced any loss to date on these investments. Cash and cash equivalents used to support collateral instruments, such as letters of credit, are reclassified as either current or long-term assets depending upon the maturity date of the obligation they collateralize.

(f) Reserve for Doubtful Accounts/Revenue Allowances/Bad Debt Estimates — The Company relies on estimates to determine revenue allowances, bad debt expenses, and the adequacy of our allowance for doubtful accounts receivable. These estimates are based on historical experience and the industry in which the Company operates. If the financial condition of the Company’s customers was to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Additionally, the Company evaluates the

COST CONTAINMENT BUSINESS
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

collectibility of accounts receivable based on a combination of factors, including historical collection ratios. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, it records a reserve for doubtful accounts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, the Company recognizes reserves for bad debts based on past write-off history and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provision for losses.

As part of this process, the Company revised its estimate of revenue allowances within the Cost Containment Business during the nine months ended September 30, 2007 to reflect changes in customer mix and service offerings. In addition, the Company wrote-off approximately $1.7 million of accounts receivable from certain customers that it determined were uncollectible and this write-off is included in the Cost Containment Business pro forma financial statements.

(g) Property and Equipment — Property and equipment is stated at cost and includes revenue earning equipment. Depreciation of property and equipment is calculated on the straight-line method over their estimated useful lives, generally 2 to 7 years. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gains or losses are reflected in operating expenses for the period. Maintenance and repair of property and equipment are charged to expense as incurred. Renewals and betterments are capitalized and depreciated. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-lived Assets,” management periodically reviews the carrying value of the Company’s fixed assets to determine if events or circumstances have changed which may indicate that the assets may be impaired or the useful life may need to be revised. The Company considers internal and external factors relating to each asset, including expectation of future profitability, undiscounted cash flows and its plans with respect to the operations. SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets’ net carrying amounts. The impairment loss is measured by comparing the estimated fair value of the asset to its net carrying amount.

(h) Intangible Assets

Goodwill — As required by Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” all Cost Containment Business goodwill is identified and presented as part of these financial statements. To the extent that the Cost Containment Business has incurred impairment charges, these charges are reported under “write-off of impaired assets” in the appropriate period. Accordingly, the Cost Containment Business financial statements include goodwill and any related write-off for goodwill impairment for all periods presented. The Cost Containment Business has incurred write-offs for the impairment of goodwill for the following amounts as described in the impairment section below. Goodwill is reviewed at least annually for impairment and between annual tests in certain circumstances.

Other Intangibles — Other acquired intangible assets, consisting of customer relationships and provider networks, are also identified and presented within these financial statements. The Cost Containment Business intangibles amortization expense is included in the depreciation and amortization line item. To the extent that the Cost Containment Business unit has incurred impairment charges, these charges are included in the line item “write-off of impaired assets.” Other intangible assets are reviewed at least annually for impairment and between annual tests in certain circumstances.

Impairment Charges — As a result of the Company’s continuing revenue and stock price declines during the first quarter of 2007, the Company performed an interim goodwill impairment test as of March 31, 2007. In accordance with the provisions of SFAS No. 142, the Company used a discounted cash flow analysis which indicated that the book value of the Transaction Services segment exceeded its estimated fair value and that

COST CONTAINMENT BUSINESS
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

goodwill impairment had occurred. In addition, as a result of the goodwill analysis, the Company assessed whether there had been an impairment of the Company’s long-lived assets in accordance with SFAS No. 144. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was greater than their expected undiscounted future cash flows. Therefore, the Company concluded that these intangible assets were impaired and adjusted the carrying value of these assets to fair value. Accordingly, the Company recorded a non-cash impairment charge of $14.4 million for the three months ended March 31, 2007 in its Cost Containment Business. This charge included an $8.6 million impairment of goodwill and a $5.8 million impairment of certain other intangibles.

The changes in the carrying amounts of the Cost Containment Business’s goodwill, net, resulting from the impairment charges, for the nine months ended September 30, 2007 for the Cost Containment Business are as follows:

Cost
(In thousands)	Containment

Balance as of December 31, 2006	$16,791
Impairment charge	(8,615)
Balance as of September 30, 2007	$8,176

The following table summarizes the changes in the Cost Containment Business’s other intangibles assets for the nine months ended September 30, 2007.

	Other Intangibles				Other Intangibles
	Balance as of				Balance as of
	December 31,	Additions	Amortization	Impairment	September 30,
(In thousands)	2006	Deletions	Expense	Charge	2007

Customer relationships	5,569	—	(235)	(5,334)	—
Provider network	8,500	60	(990)	(459)	7,111

	$14,069	$60	$(1,225)	$(5,793)	$7,111

The changes in the carrying amounts of goodwill, net, for the twelve months ended December 31, 2006 for the Cost Containment Business are as follows:

Cost
(In thousands)	Containment

Balance as of December 31, 2005	$16,756
Additions	35
Balance as of December 31, 2006	$16,791

The following table summarizes the changes in the Company’s other intangible assets for the twelve months ended December 31, 2006.

	Other Intangibles				Other Intangibles
	Balance as of				Balance as of
	December 31,	Additions	Amortization	Impairment	December 31,
(In thousands)	2005	Deletions	Expense	Charge	2006

Capitalized software	$—	$—	$—	$—	$—
Purchased technology	0	—	$—	—	—
Customer relationships	5,828	620	(879)	—	5,569
Provider network	4,821	4,555	(876)	—	8,500

	$10,649	$5,175	$(1,755)	$—	$14,069

COST CONTAINMENT BUSINESS
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

As a result of the Company’s stock price decline and reorganization during the third quarter of 2005, the Company performed a goodwill impairment test as of September 30, 2005. In accordance with the provisions of SFAS No. 142, the Company used a discounted cash flow analysis which indicated that the book value of the Transaction Services segment exceeded its estimated fair value and that goodwill impairment had occurred. In addition, as a result of the goodwill analysis, the Company assessed whether there had been an impairment of the Company’s long-lived assets in accordance with SFAS No. 144. This impairment analysis indicated that the carrying value of certain intangible assets was greater than their expected undiscounted future cash flows. Therefore, the Company concluded that these intangible assets were impaired and adjusted the carrying value of these assets to fair value. In addition, the Company also reduced the remaining useful lives of other intangible assets based on the foregoing analysis. Accordingly, the Company recorded a non-cash impairment charge of $70.3 million for the three months ended September 30, 2005 in its Cost Containment Business. The charges included $46.1 million impairment of goodwill and $24.2 million impairment of certain other intangibles.

Purchased Technology, Capitalized Software and Research and Development — The Company has capitalized amounts related to various software and technology that it has purchased or developed for its own internal systems use. Internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized. Application development stage costs generally include software configuration, coding, installation of hardware and testing. Costs of upgrades and major enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades are expensed as incurred. All other costs are expensed as incurred as research and development expenses (and are included in selling, general and administrative expenses). Capitalized internal-use software development costs are periodically evaluated by the Company for indications that the carrying value may be impaired or that the useful lives assigned may be excessive. This evaluation indicates whether assets will be recoverable based on estimated future cash flows on an undiscounted basis, and if they are not recoverable, an impairment charge is recognized if the carrying value exceeds the estimated fair value. Purchased technology and capitalized software are being amortized on a straight-line basis over their estimated useful lives of 3-12 years. Purchased technology and capitalized software and related accumulated amortization are removed from the accounts when fully amortized and are no longer being utilized. Software development costs incurred prior to the application development stage are charged to research and development expense when incurred. Research and development expense for the nine months ended September 30, 2007 and 2006 were approximately $0.3 million and $0.3 million, respectively. Research and development expense for the years ended December 31, 2006 and 2005, and the period from March 2, 2004 (date of acquisition) to December 31, 2004 were approximately $0.4 million, $0.3 million, and $0.2 million, respectively.

(i) Subsequent Events  — On November 8, 2007 the Company entered into a definitive agreement to sell its National Preferred Provider Network (“NPPN”) to Coalition America, Inc. (“CAI”) for $23.5 million in cash. The transaction includes the sale of Plan Vista Solutions, Inc. (f/k/a National Preferred Provider Network, Inc.), National Network Services, LLC, Plan Vista Corporation, Medical Resource, LLC and National Provider Network, Inc. all of which are MedAvant Subsidiaries that combine to comprise NPPN. CAI will acquire all of the equity interests in these subsidiaries at closing.

The Company expects to receive $20.5 million of net transaction proceeds at closing. Of the $20.5 million, approximately $16.5 million will be used to pay down amounts owed to Laurus and approximately $4.0 million will be used to pay transaction costs, outstanding accounts payable, and other debt of the NPPN business. The remaining $3.0 million of the purchase price will be placed in escrow pursuant to the terms of an Escrow Agreement and the purchase price will be subject to adjustment based upon CAI’s ability to meet targeted net working capital levels 145 days after closing.

In connection with the Stock Purchase Agreement, the Company is obligated to file a proxy statement with the Securities and Exchange Commission. The transaction is subject to shareholder approval. If such shareholder approval is obtained, the transaction is anticipated to close in the first quarter of 2008, subject to regulatory approvals and customary closing conditions.

COST CONTAINMENT BUSINESS
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

(j) Share-based Compensation — The Cost Containment Business’s financial statements include an allocation of consolidated share-based compensation expense to each respective business unit. These allocated amounts are included in “Selling, General and Administrative Expenses.”

(k) New Accounting Pronouncements — The Company adopted the provisions of Financial Accounting Standards Board, or FASB, Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes,” effective January 1, 2007. FIN 48 is an interpretation of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods and requires expanded disclosure with respect to the uncertainty in income taxes. Adoption of FIN 48 had no cumulative effect on the Company’s consolidated financial position at January 1, 2007. At September 30, 2007, the Company and Cost Containment Business had no significant unrecognized tax benefits related to income taxes.

The Company’s policy with respect to penalties and interest in connection with income tax assessments or related to unrecognized tax benefits is to classify penalties as provision for income taxes and interest as interest expense in its consolidated income statement.

The Company files income tax returns in the U.S. federal and several state jurisdictions. Management believes that the Company is no longer subject to U.S. federal and state income tax examinations for years before 2003.

(3)	Debt and Debt Obligations

As of September 30, 2007, and December 31, 2006, the Cost Containment Business’s outstanding debt consists of the following:

	September 30,	December 31,
	2007	2006
	(In thousands)

Line of credit	$5,924	$4,741
Note payable	1,029	3,002

	6,953	7,743
Less: current maturities	(5,924)	(5,717)

	$1,029	$2,026

On October 10, 2006, the Company signed two $1.0 million notes payable in conjunction with its acquisition of MRL. The notes payable accrue interest at 7% and are payable in 24 equal monthly installments of principal and interest of approximately $0.1 million beginning in November 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our outstanding stock as of November 26, 2007 including options and warrants exercisable within sixty days thereof, with respect to (i) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding stock; (ii) each director; (iii) each executive officer who identified in our proxy statement filed with the SEC on April 30, 2007 and (iv) all of our directors and executive officers as a group. The calculation of the percentage of outstanding shares is based on 13,782,915 shares of common stock outstanding as of November 16, 2007.

		Shares	Percentage
Title of Class	Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Beneficially Owned

Executive Officers and Directors:
Common	John G. Lettko, Chief Executive Officer and Director(3)	474,186	3.44%
Common	Edwin M. Cooperman, Director(4)	64,166	*
Common	Eugene R. Terry, Director(5)	55,166	*
Common	James B. Hudak, Director(6)	53,867	*
Common	Samuel R. Schwartz, Director(7)	24,367	*
Common	Douglas J. O’Dowd, former Executive Vice President and Chief Financial Officer(8)	49,013	*
Common	Gerard M. Hayden, Jr.	—	*
Common	Peter E. Fleming III, Executive Vice President, General Counsel and Secretary(9)	18,750	*
Common	Lonnie Hardin, Executive Vice President., Operations(10)	62,838	*
Common	Eric Arnson, Executive Vice President., Product and Business Development(11)	21,384	*
Common	All directors and executive officers as a group (10 persons)(12)	823,737	5.98%
5% Shareholders:
Common	General Atlantic LLC(13)	3,381,802	24.54%
Common	Galleon Management, L.P.(14)	2,034,412	14.76%
Common	Laurus Master Fund, Ltd.(15)	730,384	5.3%

*	Less than 1%

(1)	The address for each of our executive officers and directors is 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093.

(2)	Shares subject to options, warrants, rights or conversion privileges exercisable within 60 days from November 26, 2007 have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person.

(3)	Includes 87,520 shares held of record and 386,666 shares issuable upon the exercise of stock options exercisable within 60 days.

(4)	Includes 9,000 shares held of record and 55,166 shares issuable upon the exercise of stock options exercisable within 60 days.

(5)	Includes 55,166 shares issuable upon exercise of stock options exercisable within 60 days.

(6)	Includes 49,200 shares held of record and 4,667 shares issuable upon exercise of stock options exercisable within 60 days.

(7)	Includes 19,700 shares held of record and 4,667 shares issuable upon exercise of stock options exercisable within 60 days.

(8)	Includes 1,685 shares held of record and 47,328 shares issuable upon exercise of stock options exercisable within 60 days.

(9)	Includes 18,750 shares issuable upon exercise of stock options exercisable within 60 days.

(10)	Includes 62,838 shares issuable upon exercise of stock options exercisable within 60 days.

(11)	Includes 21,384 shares issuable upon exercise of stock options exercisable within 60 days.

(12)	Includes 167,105 shares held of record by the officers and directors and their related parties and 656,632 shares issuable upon exercise of stock options and warrants exercisable in 60 days.

(13)	Includes the following shares of our common stock held by the following General Atlantic entities: (i) 1,166,184 shares owned by General Atlantic Partners 77, L.P. (“GAP 77”); (ii) 1,741,258 shares owned by General Atlantic Partners 74, L.P. (“GAP 74”); (iii) 236,441 shares owned by GAP Coinvestments Partners II, L.P. (“GAPCO II”); (iv) 63,943 shares owned by GAP Coinvestments III, LLC (“GAPCO III”); (v) 15,930 shares owned by GAP Coinvestments IV, LLC; (vi) 4,782 shares owned by GAPCO Management; and (vi) 153,264 shares owned by GapStar, LLC. General Atlantic LLC (“GA LLC”) is the general partner of GAP 74 and GAP 77 and the sole member of GapStar. The general partners of GAPCO II are Managing Directors of GA LLC. The Managing Members of each of GAPCO III and GAPCO IV are Managing Directors of GA LLC. The general partner of GAPCO KG is GAPCO Management GmbH (“Management GmbH” and, together with GAP 74, GAP 77, GapStar, GAPCO II, GAPCO III, GAPCO IV, GAPCO KG and GA LLC, the “GA Group”). The Managing Directors of GA are Steven A. Denning (Chairman), William E. Ford (Chief Executive Officer), H. Raymond Bingham, Peter L. Bloom, Mark F. Dzialga, Klaus Esser, Vince Feng, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene M. Kern, Jonathan Korngold, Christopher J. Lanning, Anton J. Levy, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Andrew C. Pearson, David A. Rosenstein, Franchon M. Smithson, Tom C. Tinsley, Philip P. Trahanas and Florian P. Wendelstadt (collectively, the “GA Managing Directors”). The GA Managing Directors have the right to control the voting and investment power over the shares of Common Stock held by each member of the GA Group. The GA Group is a “group” within the meaning of Rule 13d-5 of the Exchange Act. The address of the GA Group (other than GAPCO KG and Management GmbH) is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830. The address of GAPCO KG and Management GmbH is c/o General Atlantic GmbH, Koenigsallee 62, 40212 Duesseldorf, Germany.

(14)	Galleon Management, L.P. has beneficial ownership of 2,034,412 shares through the investment discretion it exercises over its clients’ accounts. One account managed by Galleon Management, L.P., Galleon Healthcare Offshore, Ltd. owns of record more than 10% of ProxyMed’s shares. Raj Rajaratnam, as managing member of Galleon Management, L.L.C., which is the general partner of Galleon Management, L.P., has voting and investment power over the shares. Information is based solely from a Schedule 13G filed with the SEC on August 16, 2007.

(15)	Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the shares owned by Laurus Master Fund, Ltd. Information is based solely on a Schedule 13G filed with the SEC on September 6, 2007.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two (2) or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in ‘‘householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct your written request to MedAvant, 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, Attention: Corporate Secretary. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

Our board is not aware of any other business that may come before the Special Meeting. However, if additional matters properly come before the Special Meeting, shares represented by all proxies received by our board will be voted with respect thereto at the discretion and in accordance with the judgment of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. To read or obtain copies of our SEC filings, you may visit the SEC in person, request the documents in writing at prescribed rates or view our filings on the SEC website at:

SEC Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
(800) SEC-0330
www.sec.gov

If you would like additional copies of this proxy statement, or if you have questions about any of the proposals to be voted on at the Special Meeting, you should contact:

ProxyMed, Inc.
Attn: Peter E. Fleming, III
Corporate Secretary
1854 Shackleford Court, Suite 200
Norcross, Georgia 30093
(770) 806-9918

You can also find additional information about us at our Internet website at: http://www.medavanthealth.com. Information contained on our Internet website does not constitute part of this document.

REQUEST TO SIGN, DATE AND RETURN PROXIES

If you do not intend to be present at the Special Meeting on January 22, 2008, please sign, date and return the enclosed proxy card at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS,

Peter E. Fleming, III
Executive Vice President, General Counsel and Secretary

APPENDIX A

STOCK PURCHASE AGREEMENT

BY AND AMONG

PROXYMED, INC.,

COALITION AMERICA, INC.

AND

CCB ACQUISITION, LLC

DATED NOVEMBER 8, 2007

Article I Definitions; Interpretation		A-5
1.1	Definitions	A-5
1.2	Interpretation	A-14

Article II Purchase and Sale of Targeted Subsidiaries Equity Interests, Closing, Purchase Price		A-15
2.1	Securities Purchase	A-15
2.2	Consideration	A-15
2.3	Closing	A-15
2.4	Closing Obligations	A-15
2.5	Adjustments	A-19
2.6	Adjustment Procedure	A-19

Article III Representations and Warranties Regarding Seller		A-20
3.1	Organization and Good Standing	A-20
3.2	Enforceability; Authority; No Conflict	A-21
3.3	Capitalization	A-21
3.4	Financial Statements	A-22
3.5	Books and Records	A-22
3.6	Sufficiency of Assets	A-22
3.7	Description of Owned Real Property	A-22
3.8	Description of Leased Real Property	A-23
3.9	Title to Assets; Encumbrances; Assets of the Business	A-23
3.10	Condition of Facilities	A-23
3.11	Accounts Receivable and Accounts Payable	A-23
3.12	Brokers or Finders	A-24
3.13	No Undisclosed Liabilities	A-24
3.14	Taxes	A-24
3.15	No Material Adverse Change	A-25
3.16	Employee Benefits	A-25
3.17	Compliance with Legal Requirements; Governmental Authorizations	A-28
3.18	Legal Proceedings; Orders	A-29
3.19	Absence of Certain Changes and Events	A-30
3.20	Contracts; No Defaults	A-31
3.21	Insurance	A-33
3.22	Environmental Matters	A-34
3.23	Employees	A-35
3.24	Labor Disputes; Compliance	A-35
3.25	Intellectual Property Assets	A-36
3.26	SEC Filings; Financial Statements	A-39
3.27	Shareholder Rights Agreement	A-40
3.28	Relationships with Related Persons	A-40
3.29	Solvency	A-40
3.30	Disclosure	A-40
3.31	Prior Acquisitions	A-41
3.32	Customers and Other Relationships	A-41
3.33	Residual Agreements	A-42

Article IV Representations and Warranties of Buyer		A-42
4.1	Organization and Good Standing	A-42

4.2	Authority; No Conflict	A-42
4.3	Certain Proceedings	A-43
4.4	Brokers or Finders	A-43
4.5	Proxy Statement	A-43
4.6	Financing	A-43

Article V Covenants of Seller Prior to Closing		A-43
5.1	Access and Investigation	A-43
5.2	Operation of the Business of Seller	A-43
5.3	Negative Covenant	A-44
5.4	Required Approvals	A-45
5.5	Notification	A-45
5.6	No Solicitation	A-45
5.7	Commercially Reasonable Best Effort	A-46
5.8	Interim Financial Statements	A-46
5.9	Payment of Liabilities	A-46
5.10	Proxy Statement; Shareholders Meeting	A-46
5.11	Section 338(h)(10) Election	A-47
5.12	Assignment and Contribution	A-48
5.13	Capitalization Certificate	A-48

Article VI Covenants of Buyer Prior to Closing		A-49
6.1	Required Approvals	A-49
6.2	Commercially Reasonable Best Effort	A-49
6.3	Purchase Price Financing	A-49

Article VII Conditions Precedent to Buyer’s Obligation to Close		A-49
7.1	Accuracy of Representations	A-49
7.2	Seller’s Performance	A-49
7.3	Consents	A-49
7.4	Additional Documents	A-49
7.5	No Proceedings; No Injunctions	A-50
7.6	No Conflict	A-50
7.7	Governmental Authorizations	A-50
7.8	Employees	A-50
7.9	Ancillary Agreements	A-50
7.10	Financing	A-50

Article VIII Conditions Precedent to Seller’s Obligation to Close		A-51
8.1	Accuracy of Representations	A-51
8.2	Buyer’s Performance	A-51
8.3	Consents	A-51
8.4	Additional Documents	A-51
8.5	No Injunctions	A-51
8.6	Shareholder Approval	A-51

Article IX Termination		A-51
9.1	Termination Events	A-51
9.2	Effect of Termination	A-52

Article X Additional Covenants		A-53
10.1	Employees and Employee Benefits	A-53
10.2	Payment of All Taxes Resulting from Sale of Assets by Seller	A-55
10.3	Network Affiliate Audit	A-55
10.4	Restrictions on Seller Dissolution and Distributions	A-55
10.5	Removing Excluded Assets	A-55
10.6	Tax Returns	A-55
10.7	Assistance in Proceedings	A-56
10.8	Noncompetition, Nonsolicitation and Nondisparagement	A-56
10.9	Customer and Other Business Relationships	A-57
10.10	Retention of and Access to Records	A-57
10.11	Further Assurances	A-57

Article XI Indemnification		A-58
11.1	Survival	A-58
11.2	Indemnification and Reimbursement by Seller	A-58
11.3	Indemnification and Reimbursement by Buyer	A-59
11.4	Limitations on Amount	A-59
11.5	Time Limitations	A-59
11.6	Third-Party Claims	A-60
11.7	Other Claims	A-61
11.8	Indemnification in Case of Strict Liability or Indemnitee Negligence	A-61

Article XII General Provisions		A-61
12.1	Expenses	A-61
12.2	Public Announcements	A-62
12.3	Notices	A-62
12.4	Jurisdiction; Service of Process	A-63
12.5	Enforcement of Agreement	A-63
12.6	Waiver; Remedies Cumulative	A-63
12.7	Entire Agreement and Modification	A-63
12.8	Schedules	A-63
12.9	Assignments, Successors and No Third-Party Rights	A-64
12.10	Severability	A-64
12.11	Construction	A-64
12.12	Time of Essence	A-64
12.13	Governing Law	A-64
12.14	Execution of Agreement	A-64

Exhibits
Exhibit 1.1	Excluded Assets
Exhibit 2.4(a)(ii)	Form of Intellectual Property Assignment Agreement
Exhibit 2.4(a)(viii)	Form of Contribution Agreement
Exhibit 2.4(a)(xxiv)	Form of Legal Opinion of Counsel to Seller
Exhibit 5.12	Retained Liabilities
Exhibit 9.1(l)	Merrill Lynch Letter

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is dated November 8, 2007, by and among CCB Acquisition, LLC, a Delaware limited liability company (“Buyer”), Coalition America, Inc., a Georgia corporation (“CAI”) and ProxyMed, Inc., a Florida corporation doing business as MedAvant (“Seller”).

RECITALS

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Business, which is, or will be wholly-contained in the Targeted Subsidiaries for the consideration and pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, Seller owns, directly or indirectly, all of the Equity Interests in the Targeted Subsidiaries, and

WHEREAS, the Buyer desires to purchase, and Seller desires to sell, all of the Equity Interests in the Targeted Subsidiaries, for the consideration and pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Definitions.  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Payable Report” is defined in Section 2.4(a)(xix).

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the Seller Subsidiaries in the case of Seller as relates to the Business notwithstanding whether held by Seller or any Seller Subsidiary and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of the Business, (b) all other accounts or notes receivable of Seller and any Subsidiary, in each case as relates to the Business notwithstanding whether held by Seller or any Seller Subsidiary and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing, each as relates to the Assets.

“Acquisition Proposal” means any proposal or offer from any Person other than CAI or Buyer relating to any direct or indirect acquisition of (A) the Business or any of the Assets, including the sale of all or any part of the Targeted Subsidiaries’ Equity Interests, the merger or consolidation of any of the Targeted Subsidiaries or the sale of the Business or any of the Assets; (B) the acquisition of more than 15% or more of the outstanding capital stock of Seller, whether directly or indirectly, through purchase, merger, consolidation, or otherwise; (C) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of Seller; or (D) any proposal or offer from any Person other than CAI or Buyer regarding any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, a proposal that would otherwise constitute an Acquisition Proposal under (B), (C) or (D) above shall not be deemed to constitute an Acquisition Proposal if such proposal specifically authorizes and permits and does not in any way restrict Seller’s sale of the Business, Targeted Subsidiaries and Assets to the Buyer and, in the case of a proposal described in (B) or (C), includes an agreement by such Person or Person making the proposal to vote all shares of Seller’s stock that it beneficially owns (as defined in the Exchange Act) in favor of the consummation of the Contemplated Transactions and this Agreement.

“Affiliate” of a specified Person means a Person who directly, or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such specified Person.

“Appurtenances” means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assets” means all property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, related to, used in, or necessary to, in any way, the Business, including all net operating losses held by Seller, including any Seller Subsidiary, and the Lawson accounts receivable software system and related hardware, other than the Excluded Assets.

“Assignment and Assumption of Lease” is defined in Section 2.4(a)(ix).

“Associated Accounts Payable” is defined in Section 2.4(a)(xix).

“Balance Sheet” is defined in Section 3.4.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” means the business of cost containment, including re-pricing, of medical claims among healthcare providers and insurance and other payers, including the preferred provider organization(s) operated or owned by Seller or any Seller Subsidiary, including the Targeted Subsidiaries, including all Assets.

“Business Day” means any day other than (a) Saturday or Sunday, or (b) any other day on which banks in the State of Georgia are permitted or required to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons” is defined in Section 11.2.

“CAI Termination Fee” is defined in Section 12.1(b).

“Closing” is defined in Section 2.3.

“Closing Date” means the date on which the Closing actually takes place.

“COBRA” is defined in Section 3.16(f).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means confidential information of any kind or nature whatsoever, whether written or oral, including financial information, trade secrets, customer lists, know-how and other proprietary information, which information is not generally available to the public.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking, whether written or oral and whether express or implied and whether or not legally binding.

“Contribution Agreement” is defined in Section 2.4(a)(viii).

“Control” (including the terms “controlled by” and “under common control”) means the possession, directly or indirectly, or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee, executor, by contract or credit arrangement or otherwise.

“Copyrights” is defined in Section 3.25(a)(iii).

“Covert Release” is defined in Section 2.4(a)(xvi).

“Damages” is defined in Section 11.2.

“Effective Time” means 5:00 p.m., Eastern time, on the Closing Date.

“Employment Agreements” means those employment agreements in form and substance reasonably satisfactory to Buyer and Seller, to be offered to the Key Employees.

“Employee Leasing Agreement” is defined in Section 2.4(a)(xxii).

“Employee Plans” is defined in Section 3.16(a).

“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Epicor Agreement” is defined in Section 2.4(a)(xxv).

“Equity Interest” means all interest in, and rights to, the equity of an entity, including capital stock, partnership interests, membership interests and all rights to, or rights to acquire Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” is defined in Section 2.4(a)(vi).

“Escrow Fund” is defined in Section 2.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” shall mean the Assets set listed on Exhibit 1.1 hereto.

“Facilities” means any real property, leasehold or other interest in real property currently owned or operated by Seller, including any Seller Subsidiary related to, used in, or necessary to in any way, the Business, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.8. Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Sections 3.22 and 11.3, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.8.

“Fairness Opinion” is defined in Section 2.4(a)(xi).

“Former MR Members” is defined in Section 2.4(a)(xiii).

“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement or regulations; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f) official of any of the foregoing.

“Ground Lease” means any long-term Lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property” means any land, improvements and appurtenances subject to a Ground Lease in favor of Seller.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material” means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“HIPAA” is defined in Section 3.17(b)(iv).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act, as amended from time to time.

“Improvements” means all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

“Indemnified Person” is defined in Section 11.6.

“Indemnifying Person” is defined in Section 11.6.

“Intellectual Property Assets” is defined in Section 3.25(a).

“Interim Balance Sheet” is defined in Section 3.4.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Key Employees” means those individuals to be determined by Buyer as soon as practicable after the date of this Agreement, but in no event later than December 15, 2007, to whom Buyer or CAI shall offer an Employment Agreement.

“Knowledge” means an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a) that individual is actually aware of that fact or matter; or

(b) a prudent individual in a similar position could be expected to know or be aware of such fact or matter, after reasonable investigation, in the course of conducting the responsibilities associated with such position.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above); provided, however, that with respect to Seller and each Targeted Subsidiary, Seller or such Targeted Subsidiary will be deemed to have Knowledge of a particular fact or other matter only if John Lettko, Peter Fleming, III, Gerry Hayden, Dave Reilly, Lonnie Hardin, Stacy Evans, Matt Lungen, Emily Piertzak, Eric Arnson, Eric Johnson or Ford Pearson have Knowledge of such fact or other matter (as set forth in (a) and (b) above).

“Land” means all parcels and tracts of land in which Seller or any of the Seller Subsidiaries has an ownership interest.

“Laurus Consent” is defined in Section 2.4(a)(iv).

“Lease” means any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks” is defined in Section 3.25(a)(i).

“Material Adverse Change” means any event, change, or effect that has occurred which has a material adverse effect upon the condition (financial or otherwise), business, results of operations, or prospects of the Targeted Subsidiaries or the Business, taken as a whole, other than events, changes, effects, conditions or circumstances resulting from or relating to (a) any change that is generally applicable to the economy or the healthcare industry, (b) changes in GAAP accounting rules and procedures or (c) compliance with the terms of, or the taking of any action expressly required by this Agreement; provided, however, that for purposes of clauses (a) and (b), to the extent that such exception does not disproportionately affect the Targeted Subsidiaries or the Business, taken as a whole. Without limiting the generality of the foregoing, a Material Adverse Change will be deemed to have occurred if, for any reason, the average monthly cash collections of the Seller (as relates to the Business) and the Targeted Subsidiaries decline by more than 20% from the average cash collections per month of the Seller (as relates to the Business) and the Targeted Subsidiaries during the twelve months ending September 30, 2007 as set forth on Schedule 3.32(d).

“Material Consents” is defined in Section 7.3.

“Medical Resource Member Escrow Agent” is defined in Section 2.4(a)(xiii).

“Medical Resource Member Note” is defined in Section 2.4(a)(xiii).

“Medical Resource Member Release” is defined in Section 2.4(a)(xiii).

“Metropolitan Life Release” is defined in Section 2.4(a)(xx).

“NYDTF” is defined in Section 2.4(a)(xv).

“NYDTF Agreement” is defined in Section 2.4(a)(xv).

“NYDTF Payoff Letter” is defined in Section 2.4(a)(xv).

“NYDTF Release” is defined in Section 2.4(a)(xv).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in similar lines of business as such Person.

“Patents” is defined in Section 3.25(a)(ii).

“Permitted Encumbrances” is defined in Section 3.9.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“PPO” means a preferred provider organization.

“Proceeding” means any action, arbitration, audit, hearing, inquiry (written or oral), investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) pending, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.

“Purchase Price” is defined in Section 2.2.

“RCI” is defined in Section 2.4(a)(xiv).

“RCI Note” is defined in Section 2.4(a)(xiv).

“RCI Note Payoff Letter” is defined in Section 2.4(a)(xiv).

“RCI Release” is defined in Section 2.4(a)(xiv).

“Real Property” means the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Real Property Lease” means any Ground Lease or Space Lease.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” means

(a) with respect to a particular individual:

(i) each other member of such individual’s Family (as defined below);

(ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

(b) With respect to a specified Person other than an individual:

(i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(ii) any Person that holds a Material Interest (as defined below) in such specified Person;

(iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(iv) any Person in which such specified Person holds a Material Interest; and

(v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition: (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other Equity Interests representing at least ten percent (10%) of the outstanding equity securities or Equity Interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken: (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, investment banker, legal counsel or other representative of that Person.

“Residual Agreements” is defined in Section 3.33.

“Residual Recipients” is defined in Section 3.33.

“Restricted Material Contracts” is defined in Section 2.10.

“Retained Liabilities” is defined in Section 5.12.

“Schedule” means a schedule to this Agreement, including, without limitation, the disclosure schedules delivered by Seller to Buyer pursuant to Article III concurrently with the execution and delivery of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Section” means a section of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller” is defined in the first paragraph of this Agreement.

“Seller Board Approval” means approval of, and recommendation to the Stockholders of Seller by, the board of directors of Seller of this Agreement and the Contemplated Transactions.

“Seller Contract” means any Contract arising from, related to, used in, or necessary for, the Business (a) under which Seller or any Seller Subsidiary has or may acquire any rights or benefits, (b) under which Seller or any Seller Subsidiary has or may become subject to any obligation or liability, or (c) by which Seller or any Targeted Subsidiary or any of the Assets owned or used by Seller or any Seller Subsidiary is or may become bound.

“Seller Employment Liabilities” is defined in Section 10.1(e)(iii).

“Seller SEC Reports” is defined in Section 3.26(a).

“Seller Subsidiary” means any Subsidiary of Seller, including the Targeted Subsidiaries.

“Seller Termination Fee” is defined in Section 12.1(b).

“Shareholder Approval” is defined in Section 8.6.

“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Space Lease” means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Superior Proposal” means any Acquisition Proposal not in violation of Section 5.6 that (i) relates to the acquisition of more than 50% of the outstanding shares of Seller’s capital stock, whether through purchase, merger, consolidation, or otherwise, or all or substantially all of the Assets or the Business, (ii) is not subject to any financing condition and is made by a Person who Seller’s Board of Directors has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, and (iii) is on terms that Seller’s Board of Directors determines in its good faith judgment (after receiving the advice of its financial advisor) are more favorable, from a financial point of view, to Seller’s shareholders than this Agreement and the Contemplated Transactions, taken as a whole.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto relating to, or affecting in any way, the Business.

“Targeted Subsidiaries” means all Seller Subsidiaries, whether direct or indirect, engaged in the Business, including Plan Vista Solutions, Inc. (f/k/a National Preferred Provider Network, Inc.), a New York corporation (“PSI”), National Network Services, LLC (f/k/a National Network Services, Inc.), a Delaware limited liability company (“NNS”), PlanVista Corporation (f/k/a HealthPlan Services Corporation), a Delaware corporation (“PlanVista”). Medical Resource, LLC, a Delaware limited liability company (“Medical Resource”) and National Provider Network, Inc., a Delaware corporation (“National Provider”) each, a “Targeted Subsidiary”.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum, estimated, or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected, whether disputed or not, by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means a Person that is not a party to this Agreement.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Transferred Technology” means the Intellectual Property Assets included in the Assets.

“Transition Services Agreement” is defined in Section 2.4(a)(vii).

“WARN Act” is defined in Section 3.23(d).

1.2 Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or relating to such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

ARTICLE II

PURCHASE AND SALE OF TARGETED SUBSIDIARIES
EQUITY INTERESTS, CLOSING, PURCHASE PRICE

2.1 Securities Purchase.  Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the Equity Interests of the Targeted Subsidiaries.

2.2 Consideration.  Subject to adjustment as set forth herein, the consideration for the Equity Interests of the Targeted Subsidiaries (the “Purchase Price”) will be Twenty Three Million Five Hundred Thousand dollars ($23,500,000). At the Closing, the Purchase Price shall be delivered by Buyer to Seller as set forth in Section 2.4(b). The Purchase Price will be increased or decreased pursuant to the final determination of the Final Purchase Price pursuant to Section 2.5 and Section 2.6, which shall be paid in accordance with Section 2.6.

2.3 Closing.  The consummation of the purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Morris, Manning & Martin, LLP, at 3343 Peachtree Road, Atlanta, Georgia 30326, commencing at 10:00 a.m. (local time) on a date to be specified by Buyer or Seller no later than three (3) Business Days after all of the closing conditions set forth in Article VII and Article VIII have been satisfied or waived (if waivable), but in no event later than April 15, 2008, unless Buyer and Seller otherwise agree. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article IX (Termination).

2.4 Closing Obligations.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i) the certificates representing all of the Equity Interests of each Targeted Subsidiary, endorsed in blank or accompanied by a duly executed stock power;

(ii) assignments of all Intellectual Property Assets owned by Seller that are related to, used in or necessary for, the Business and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.4(a)(ii) executed by Seller;

(iii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer, in each case that relates to the Business as Equity Interests, and its legal counsel and executed by Seller;

(iv) a payoff letter and consent (the “Laurus Consent”) executed by Laurus Master Fund, Ltd., Seller and Buyer in form and substance reasonably satisfactory to Buyer, releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, liability or Encumbrance, under the Security and Purchase Agreement, dated as of December 6, 2005, as amended, by and among the Laurus Master Fund, Ltd., Seller, ProxyMed Transaction Services, LLC, PlanVista, PSI, NNS, Medical Resource and National Provider, and all other notes and transaction documents executed in connection therewith, in each case, upon the payment to Laurus Master Fund, Ltd. (or its designee) made pursuant to Section 2.4(b)(i)(L) below;

(v) [Reserved];

(vi) an escrow agreement in the form reasonably satisfactory to the parties hereto, in accordance with the terms of this Agreement, other than any changes that are reasonably required by the Escrow Agent, executed by Seller and the Escrow Agent (the “Escrow Agreement”);

(vii) a transition services agreement in the form reasonably satisfactory to the parties hereto, executed by Seller and Buyer (the “Transition Services Agreement”);

(viii) a contribution and assignment and assumption agreement in the form of Exhibit 2.4(a)(viii), executed by each Targeted Subsidiary and Seller (the “Contribution Agreement”);

(ix) for each interest in Real Property identified on Schedule 3.8, an Assignment and Assumption of Lease in the form reasonably satisfactory to the parties hereto, executed by Seller and/or the appropriate Targeted Subsidiary (the “Assignment and Assumption of Lease”);

(x) a copy of the fairness opinion delivered to the Seller by Cain Brothers & Company, LLC (the “Fairness Opinion”);

(xi) a certificate executed by Sellers as to the accuracy of their representations and warranties, as of the date of this Agreement, and as of the Closing, in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(xii) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body; and

(xiii) either (A) a release (the “Medical Resource Member Release”) executed by each former member of Medical Resource listed as a Payee (as defined in the Medical Resource Member Note) on Exhibit A (the “Former MR Members”) to the Promissory Note dated October 10, 2006 (the “Medical Resource Member Note”), in the original aggregate principal amount of $1,000,000, in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets (without any condition or payment obligation) from any and all debt, obligation, liability or Encumbrance, including under the Medical Resource Member Note or otherwise or (B) a payoff letter (the “Medical Resource Member Note Payoff Letter”) from the Former MR Members with respect to any outstanding indebtedness of Seller and any Seller Subsidiary under the Medical Resource Member Note in form and substance satisfactory to Buyer, releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, liability or Encumbrance, under the Medical Resource Member Note or otherwise upon the payment to the escrow agent named in the Medical Resource Member Note (the “Medical Resource Member Note Escrow Agent”) made pursuant to Section 2.4(b)(i)(A) below;

(xiv) either (A) a release (the “RCI Release”) executed by Residential Health Care, Inc. (“RCI”) in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets (without any condition or payment obligation) from any and all debt, obligation, liability or Encumbrance, including under the Promissory Note dated October 10,2006 (the “RCI Note”), in the original aggregate principal amount of $1,000,000 or (B) a payoff letter (the “RCI Note Payoff Letter”) from RCI with respect to any outstanding indebtedness of Seller and any Seller Subsidiary under the RCI Note in form and substance satisfactory to Buyer, releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, liability or Encumbrance, under the RCI Note or otherwise upon the payment to RCI made pursuant to Section 2.4(b)(i)(B) below;

(xv) either (A) a release (the “NYDTF Release”) executed by the State of New York Department of Taxation and Finance (the “NYDTF”) in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets (without any condition or payment obligation) from any and all debt, obligation, liability or Encumbrance, including under the Installment Payment Agreement executed by the NYDTF as of August 30, 2005 and by PlanVista

Solutions, Inc., as of September 2, 2005 (the “NYDTF Agreement”) or (B) a payoff letter (the “NYDTF Payoff Letter”) from the NYDTF with respect to any outstanding obligations or indebtedness of Seller and any Seller Subsidiary under the NYDTF Agreement in form and substance satisfactory to Buyer, releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, liability or Encumbrance, under the NYDTF Agreement or otherwise upon the payment to NYDTF made pursuant to Section 2.4(b)(i)(C) below;

(xvi) a release (the “Covert Release”) executed by Robert J. Covert in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, Liability or Encumbrance, including pursuant to the obligations set forth on Schedule 3.23(b) and under the R.E. Harrington, Inc. Deferred Compensation Agreement dated May 15, 1987, by and between R.E. Harrington, Inc. and Robert J. Covert and the R.E. Harrington, Inc. Split-Dollar Agreement dated May 15, 1987, by and between R.E. Harrington, Inc. and Robert J. Covert;

(xvii) a release (the “Perkins Release”) executed by Robert Perkins, Wallace Perkins and/or Richard Perkins in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, Liability or Encumbrance, including the obligations set forth on Schedule 3.23(b);

(xviii) a release (the “Medical Benefits Release”) executed by the Persons set forth on Schedule 3.23(b) in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, Liability or Encumbrance, including pursuant to the obligations set forth on Schedule 3.23(b);

(xix) a true and accurate report (the “Accounts Payable Report”) listing the accounts payable of the Targeted Subsidiaries and the Business as of the Closing Date, including the Persons to whom such payables are owed and the amount owed to each such Person. The report shall designate all accounts payable, including accrued expenses, owed as of the Closing Date (whether or not then payable) to any and all vendors, PPO networks and brokers, as well as all marketing fees and sales commissions, in each case arising from or applicable to cash collected by Seller or any Seller Subsidiary (or other settlements of accounts receivable) during periods on and prior to the Closing Date, including marketing fees, broker fees and PPO fees not reflected as accounts payable applicable to cash that has not been applied but which would be included in accounts payable had the cash receipts been applied (such accounts payable are referred to as the “Associated Accounts Payable”) and a certificate executed by Seller’s Chief Executive Officer and Chief Financial Officer certifying that the Accounts Payable Report is true and correct and that all cash collected has been applied to the proper account. Such Accounts Payable Report shall be computed consistent with the calculation of accounts payable and accrued expenses used in connection with the calculation of Target Net Working Capital;

(xx) a release and consent to assignment (the “Metropolitan Life Release”)executed by Metropolitan Life Insurance Company in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets (without any condition or payment obligation) from any and all debt, obligation, liability or Encumbrance under the Office Lease dated January 9,2002, between Metropolitan Life Insurance Company and Plan Vista Corporation (with respect to the office located at 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607) and consenting to the assignment of such lease to Seller, together with such other consents as may be required in connection with such assignment, including any consents required by any sublease of such Facility;

(xxi) an estoppel certificate executed on behalf of each landlord of each Lease included in the Assets or to which any Targeted Subsidiary is a party, dated as of a date not more than 15 days prior to the Closing Date, in form and substance satisfactory to Buyer;

(xxii) if the Closing Date is on or prior to December 31, 2007, an employee leasing agreement in the form and substance reasonably satisfactory to the Buyer and Seller, executed by Seller (the “Employee Leasing Agreement”);

(xxiii) an opinion of Foley & Lardner, LLP dated the Closing Date, in the form of Exhibit 2.4(a)(xxiii);

(xxiv) a release executed by the Person set forth on Schedule 2.4(a)(xxiv) in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, liability or Encumbrance with respect to overpayments made by such Person, or refunds or other amounts owed (or otherwise agreed to be paid or provided) by Seller or any Seller Subsidiary to such Person;

(xxv) an agreement executed by Epicor Software Corporation in form and substance satisfactory to Buyer pursuant to which CAI is granted a license to access and use Seller’s software and database (the “Epicor Agreement”) following the Effective Time for a period of at least two (2) years;

(xxvi) a release (the “Parker Release”) executed by Robert Parker in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, Liability or Encumbrance, including the obligations set forth on Schedule 3.23(b);

(b) Buyer shall deliver to Seller:

(i) the following payments, which shall not exceed, in the aggregate, the Purchase Price, by bank wire transfer of immediately available funds as follows:

(A) in the event Seller does not deliver to Buyer the Medical Resource Member Release duly executed by each of the Former MR Members, to the Medical Resource Member Note Escrow Agent the amount set forth in (or calculated pursuant to), and pursuant to the wire transfer instructions set forth in, the Medical Resource Member Note Payoff Letter;

(B) in the event Seller does not deliver to Buyer the RCI Release duly executed by RCI, to RCI the amount set forth in (or calculated pursuant to) the RCI Note Payoff Letter;

(C) in the event Seller does not deliver to Buyer the NYDTF Release duly executed by the NYDTF, to the NYDTF the amount set forth in the NYDTF Payoff Letter;

(D) in the event that prior to Closing Seller has not paid in full to all states, including the State of New York, all income, franchise, business corporation or other comparable tax liability (including with respect to New York pursuant to NYDTF tax Form CT-3) for periods through the Closing Date, to each state to which such taxes are owed (whether or not then due and payable) an amount equal to the full amount of such unpaid taxes as determined by mutual agreement of Buyer and Seller;

(E) to Robert Perkins, or his designee, the amount required to be paid, if any, pursuant to the Perkins Release;

(F) to Robert Parker, or his designee, the amount required to be paid, if any, pursuant to the Parker Release;

(G) to each Person listed on Schedule 2.4(a)(xiii), or his or her respective designee, the amount required to be paid, if any, pursuant to the Medical Benefits Release;

(H) to the Persons set forth on the Accounts Payable Report the full amount of the Associated Accounts Payable;

(I) to Robert J. Covert, or his designee, the amount required to be paid, if any, pursuant to the Covert Release;

(J) to the Person set forth in Schedule 2.4(a)(xxiv), the amount payable at or after Closing to such Person pursuant to the release set forth described in Section 2.4(a)(xxiv) (other than credits or discounts provided to such Person reflected in the adjustment to the Purchase Price pursuant to the second sentence of Section 2.5);

(K) to the Escrow Agent Three Million Dollars ($3,000,000.00) (the “Escrow Fund”) to be held pursuant to the Escrow Agreement;

(L) to Laurus Master Fund, Ltd., an aggregate amount equal to the amount that Laurus Master Fund, Ltd. is willing to accept as payment in full for the release and other obligations and agreements contemplated in and pursuant to the terms of the Laurus Consent;

(M) the balance of the Purchase Price, if any (such balance being obtained by subtracting the amounts paid pursuant to Sections 2.4(b)(i)(A) -(L) from the Purchase Price) to Seller;

(ii) the Escrow Agreement, executed by Buyer and the Escrow Agent;

(iii) the Assignment and Assumption Agreement of Lease executed by Buyer;

(iv) the Transition Services Agreement executed by Buyer;

(v) the Contribution Agreement executed by Buyer;

(vi) if the Closing occurs on or before December 31, 2007, the Employee Leasing Agreement executed by Buyer;

(vii) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and

(vii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

2.5 Adjustments.  The Purchase Price will be increased or decreased as set forth in this Section 2.5 and Section 2.6. Further, the Purchase Price to be paid at Closing will be reduced on a dollar for dollar basis by an amount equal to the aggregate amount of any credit against or discount to future invoices of Buyer or the Targeted Subsidiaries for obligations that arose prior to the Closing in favor of the Person set forth in Schedule 2.4(a)(xxiv) or any other Person Affiliated with such Person (including any such credit or discount to future invoices or charges required by the release described in Section 2.4(a)(xxiv)). Seller shall deliver to Buyer a customer statement showing all activity on such Person’s account, including a detailed listing of all credits and discounts to be provided to such Person or its Affiliates. Seller shall deliver to Buyer a balance sheet prior to Closing, including a good faith estimate draft at least three (3) Business Days prior to the Closing Date, at and as of the Closing Date (the “Closing Date Balance Sheet”), which shall include a specific line item for Accounts Receivable as of the Closing Date, to determine the Net Working Capital (as defined below) of the Business as of immediately prior to the Effective Time. The term “Net Working Capital” shall mean the consolidated net working capital of the Business as of immediately prior to the Effective Time, which shall mean the sum of accounts receivable, net, prepaid expenses and other current assets minus the sum of accounts payable and accrued expenses and other current liabilities, without giving effect to the Contemplated Transactions. Net Working Capital as of the Closing is estimated to be as set forth in Schedule 2.5. The individual line items included in Net Working Capital shall be calculated in accordance with GAAP. The term “Target Net Working Capital” shall mean $5,837,000.

2.6 Adjustment Procedure.

(a) Within 150 days following the Closing Date, Buyer shall recalculate the Net Working Capital as of the Closing Date (the “Final Net Working Capital”), (x) without giving effect to the Contemplated Transactions except as set forth on Schedule 2.5. and (y) omitting from accounts receivable any Accounts Receivable that are not actually collected (after making commercially reasonable efforts to collect such receivables in accordance with CAI’s normal collection policies) between the Closing Date and the date that is 145 days following the Closing Date and omitting from the accrued expenses the related commissions payable for such omitted Accounts Receivable, and notify in writing the Seller of such Final Net Working Capital. Final Net Working Capital shall be calculated pursuant to the formula set forth in Schedule 2.5 hereto and such calculations shall be set forth in the notice to Seller in reasonable detail consistent with Schedule 2.5. Except as set forth on Schedule 2.5, the individual line items included in Final Net Working Capital shall be calculated in accordance with GAAP. Buyer shall provide the Seller with access to such working papers used by Buyer or its representatives or agents (including, without limitation, all accountants) to determine the Final Net Working Capital, as the Seller shall reasonably request. Thirty (30) days following the delivery of the Final Net Working Capital (or if the Seller has an objection to the Final Net Working Capital amount, within five Business Days after the final resolution of such objection as set forth in subsection (b) below if later than such date), the Purchase Price shall be recalculated such that the Purchase Price will be (i) increased by an amount equal to the excess of the Final Net Working Capital or the Net Working Capital resulting from subsection (b) below, as the case may be over Target Net Working Capital, if any, or (ii) decreased by an amount equal to the excess of the Target Net Working Capital over the Final Net Working Capital or the Net Working Capital resulting from subsection (b) below, as the case may be (the Purchase Price, as adjusted pursuant to the foregoing formula is referred to as the “Final Purchase Price”). At such time as the Final Purchase Price is calculated pursuant to the immediately preceding sentence, (i) the Seller shall pay to Buyer the amount, if any, by which the Final Purchase Price is less than the Purchase Price or (ii) Buyer shall pay to the Seller, by depositing such amount in the Escrow Fund (as if such payment were additional Purchase Price) an amount, if any, by which the Final Purchase Price exceeds the Purchase Price.

(b) The Seller shall notify Buyer, in writing, within thirty (30) days after receipt of notification of the Final Net Working Capital, of any objections thereto, setting forth in such notice a statement describing such objections (an “Objection Notice”). If the Seller does not deliver an Objection Notice within such thirty (30) day period, then the Final Net Working Capital shall be deemed final and conclusive and binding upon each of the parties hereto for the purposes of determining the dollar amounts therein. Buyer and the Seller shall use commercially reasonable best efforts to resolve any such objection and to agree upon the definitive Net Working Capital to be used to calculate the Final Purchase Price. If within ten (10) days after Buyer’s receipt of an Objection Notice, the parties have not resolved such objections and agreed upon the definitive Final Net Working Capital, Buyer and the Seller shall select Ernst & Young, LLP, to resolve any remaining objections (the “Firm”) (or such other national accounting firm as the Parties shall mutually agree). Buyer and the Seller shall cause such Firm, within twenty (20) days after its selection, to resolve such disagreement and to prepare the definitive Net Working Capital to be used to calculate the Final Purchase Price, which resolution and definitive Net Working Capital will be conclusive and binding upon the parties hereto. The Firm’s determination will be calculated in a manner consistent with, and using the same methodology set forth in Schedule 2.5 and this Section 2.6. If the parties submit any unresolved objections to the Firm for resolution as provided in this Section 2.6(b), the fees and expenses of the Firm shall be borne by the party whose assertion of Net Working Capital differs most from the Firm’s determination of Net Working Capital.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants, to Buyer as follows:

3.1 Organization and Good Standing.

(a) Schedule 3.1 (a) contains a complete and accurate list of each Targeted Subsidiary’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Each Targeted Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts to which it is a party. Each Targeted Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified has not resulted, and would not reasonably be expected to result, in a material Adverse Change.

(b) Complete and accurate copies of the Governing Documents of each Targeted Subsidiary, as currently in effect, are attached to Schedule 3.l(b).

(c) Except as set forth in Schedule 3.l(c), no Targeted Subsidiary has any Subsidiaries and does not own any shares of capital stock or other securities of any other Person.

3.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms except to the extent that enforceability hereof may be limited by bankruptcy, insolvency, reorganization and other similar laws effecting the enforcement of creditors’ rights generally and by general principles of equity. Upon the execution and delivery by Seller of the Escrow Agreement and each other agreement to be executed or delivered by the Seller at the Closing (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws effecting the enforcement of creditors’ rights generally and by general principles of equity. The Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s board of directors and, prior to the Closing Date, Seller’s shareholders.

(b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of Seller or any Targeted Subsidiary or (B) any resolution adopted by the board of directors or the shareholders of Seller or any Targeted Subsidiary;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Seller, or any of the Assets, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or any of the Targeted Subsidiaries or that otherwise relates to the Assets or to the Business;

(iv) cause Buyer, the Targeted Subsidiaries or the Assets, to become subject to, or to become liable for the payment of, any Tax;

(v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; or

(vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c) Except as set forth in Schedule 3.2(c), neither the Seller nor any Targeted Subsidiary is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(d) Seller has taken all action necessary to exempt this Agreement and the transactions contemplated hereby from the restrictions on “affiliated transactions” and “control-share acquisitions” contained in Sections 607.0901 and 607.0902 of the Florida Business Corporation Act, and, accordingly, neither such section nor any other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.

3.3 Capitalization.  The information set forth in the Capitalization Certificate will be true and correct as of the Effective Time (prior to giving effect to the Contemplated Transactions. Seller is and will be on the Closing Date and the Effective Date, the record and beneficial owner and holder of all of the Equity Interests of each of the Targeted Subsidiaries, and as of the Closing Date and the Effective Date, such Equity Interests will be held free and clear of all Encumbrances. Except as set forth on Schedule 3.3, there are no Contracts relating to the issuance, sale or transfer of any Equity Interests or other securities of any of the Targeted Subsidiaries, all of which Contracts on Schedule 3.3 shall be cancelled on or prior to the Closing Date with no further obligations to any Targeted Subsidiary, the Buyer or CAI. None of the outstanding equity securities of any Seller was issued in violation of the Securities Act or any other Legal Requirement. All Equity Interests of each Targeted Subsidiary have been duly authorized and are validly issued and outstanding. And upon delivery to Buyer at the Closing of certificates representing the Equity Interests of the Targeted Subsidiaries (the “Targeted Shares”), duly endorsed by Seller for transfer to Buyer, and upon Seller’s receipt of payment therefore, valid title to the Targeted Shares will pass to Buyer free and clear of any Encumbrances. As of the Closing and immediately thereafter, the Targeted Shares shall constitute all of the issued and outstanding Equity Interests of each Targeted Subsidiary, will be duly authorized, validly issued and non-assessable and will have been issued free and clear of any preemptive or similar rights. Each Targeted Subsidiary has no outstanding (1) stock or securities convertible or exchangeable for any of its Equity Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Equity Interests, or (2) any stock appreciation rights or phantom stock or similar plans or rights. There are no (i) outstanding obligations of any Targeted Subsidiary (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, or (ii) voting trusts, proxies or other agreements among any Targeted Subsidiary’s equity holders with respect to the voting or transfer of such Targeted Subsidiary’s Equity Interests.

3.4 Financial Statements.  Seller has delivered to Buyer: a balance sheet of the Targeted Subsidiaries reflecting the Business as of December 31, 2006 (the “Balance Sheet”), and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended and a balance sheet of the Targeted Subsidiaries reflecting the Business as of September 30,2007, (the “Interim Balance Sheet”), and the related statements of income, changes in shareholder’s equity and cash flows for the nine month period then ended. Such financial statements fairly present (and the financial statements delivered pursuant to Section 2.5 and Section 5.8 will fairly present) the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Business as at, of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, solely for the Interim Balance Sheet and the related statements of income, changes in shareholders’ equity and cash flows for the nine month period ended September 30,2007, to normal recurring year end adjustments and the absence of notes, none of which adjustments will be material. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller. Seller also has delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

3.5 Books and Records.  The books of account and other financial Records of Seller related, directly and indirectly, to the Business, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of Seller and each Targeted Subsidiary, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders (or members), the board of directors and committees of the board of directors of Seller and each Targeted Subsidiary, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

3.6 Sufficiency of Assets.  Except as set forth in Schedule 3.6, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller or any Seller Subsidiaries and all of the Assets related to, used in or necessary for, the Business. Except as set forth in Schedule 3.6, all of the Business is conducted by the Targeted Subsidiaries. As of the Effective Time, all of the Business shall be conducted by the Targeted Subsidiaries. Set forth on Schedule 3.6 is the identity of each PPO in the Business and the corporate owner of such PPO.

3.7 Description of Owned Real Property.  None of the Seller nor any Targeted Subsidiary own or has ever owned any Real Property and no Real Property is included in the Assets.

3.8 Description of Leased Real Property.  Schedule 3.8 contains a description, including street and mailing address, of the real property (“Real Property”) in which (a) Seller or any Seller Subsidiary has a leasehold interest related to the Business or (b) any Targeted Subsidiary has a leasehold interest, and an accurate description (by location, name of lessor, date of Lease and term expiration date) of all Real Property Leases, including all amounts owed pursuant to such Real Property Leases.

3.9 Title to Assets; Encumbrances; Assets of the Business.  The Targeted Subsidiaries own, or prior to the Effective Time, will own, good and transferable title to all of the Assets, free and clear of any Encumbrances other than those described in Schedule 3.9 (“Encumbrances”). Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Encumbrances other than those identified on Schedule 3.9 as acceptable to Buyer (“Permitted Encumbrances”). All assets of the Targeted Subsidiaries, including all Assets, are, and when transferred to Buyer pursuant to this Agreement and the Contribution Agreement, will be, free and clear of any Encumbrances other than Permitted Encumbrances. Set forth on Schedule 3.9 are all of the Assets that will be transferred to the Targeted Subsidiaries pursuant to the Contribution Agreement. All Targeted Subsidiaries shall be debt free as of the Effective Time and the Closing.

3.10 Condition of Facilities.

(a) Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller.

(b) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.10(b), all Tangible Personal Property used in the Business is owned by and in the possession of a Targeted Subsidiary.

3.11 Accounts Receivable and Accounts Payable.

(a) All Accounts Receivable relating to the Business, including Accounts Receivable relating to the Seller Contracts, are reflected on the Balance Sheet, the Closing Date Balance Sheet or the Interim Balance Sheet, are included in the Assets and represent or, in the case of the Closing Date Balance Sheet, will represent, valid obligations arising from sales actually made or services actually performed by Seller or any Targeted Subsidiary in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the Closing Date Balance Sheet (which reserves are adequate and calculated consistent with past practice. Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within one hundred forty-five (145) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the claim level detail and aging of each such Account Receivable. The supplement to Schedule 3.11, which will be delivered at the Closing, contains a complete and accurate list of all Accounts Receivable as of the Closing

Date, which list sets forth the claim level detail and aging of each such Account Receivable. All cash collections have been posted to the correct detailed customer Accounts Receivable.

(b) The Accounts Payable Report will be a true and accurate report listing the accounts payable of the Targeted Subsidiaries and the Business as of the Closing Date. The report will correctly and accurately designate all Associated Accounts Payable arising from or applicable to cash collected by Seller or any Seller Subsidiary (or other settlements of accounts receivable) during periods on and prior to the Closing Date, including marketing fees, broker fees and PPO fees not reflected as accounts payable applicable to cash that has not been applied but which would be included in accounts payable had the cash receipts been applied. All cash collected by Seller or the Targeted Subsidiaries relating to the Business has been applied to the proper account in Seller’s or Targeted Subsidiaries’ ledgers.

3.12 Brokers or Finders.  Except as set forth on Schedule 3.12, neither Seller nor any Targeted Subsidiary nor any of their respective Representatives have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Assets or the Contemplated Transactions.

3.13 No Undisclosed Liabilities.  Except as set forth in Schedule 3.13, the Targeted Subsidiaries have no Liability, including accrued customer refunds, except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of the Business since the respective dates thereof, which are fully reflected in the Closing Date Balance Sheet. Each Targeted Subsidiary is not a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to the Liabilities, obligations, indebtedness or commitments (whether accrued, absolute, contingent or otherwise) of any other Person. Each Targeted Subsidiary has made no loans to shareholders or members of the Seller or any Targeted Subsidiary. There are no express warranties provided, and no warranty claims, in respect of services or other products sold by each Targeted Subsidiary. There are no pending or threatened claims by any Person (whether based on contract or tort and whether relating to damages or economic loss) arising from services or products sold by each Targeted Subsidiary or otherwise relating to the Business.

3.14 Taxes.

(a) Tax Returns Filed and Taxes Paid.  Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed by Seller or the Seller Subsidiaries pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller or the Seller Subsidiaries are true, correct and complete. Seller or the Seller Subsidiaries have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns, including Taxes that accrue by reason of the making of the Section 338(h)(10) election pursuant to Section 5.11 hereof, or otherwise, or pursuant to any assessment received by Seller or any Seller Subsidiary, except such Taxes, if any, as are listed in Schedule 3.14(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. Except as provided in Schedule 3.14(a), neither Seller nor any Seller Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or, to the Knowledge of Seller, is expected to be made by any Governmental Body in a jurisdiction where neither Seller nor any Seller Subsidiary files Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax by Seller or any Seller Subsidiary, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits.  Seller has delivered or made available to Buyer copies of, and Schedule 3.14(b) contains a complete and accurate list of, all Tax Returns of Seller and each Seller Subsidiary filed since December 31, 2004. The federal, state and local income or franchise Tax Returns of Seller and each Seller Subsidiary have been audited by the IRS or relevant state or local tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2003. Schedule 3.14(b) contains a complete and accurate list of all Tax Returns of Seller and each Seller Subsidiary that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.14(b).  Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.14(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional Taxes against Seller or any Seller Subsidiary for any period for which Tax Returns have been filed by Seller or any Seller Subsidiary. There is no dispute or claim concerning any Taxes of Seller or any Seller Subsidiary either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Except as described in Schedule 3.14(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c) Proper Accrual.  The charges, accruals and reserves, including in the Interim Balance Sheet and Closing Date Balance Sheet with respect to Taxes on the Records of Seller and each Targeted Subsidiary are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes. There exists no proposed tax assessment or deficiency against Seller or any Seller Subsidiary except as disclosed in the Interim Balance Sheet or in Schedule 3.14(c).

(d) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding.  All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii) Tax Sharing or Similar Agreements.  Except as set forth on Schedule 3.14(d), there is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller or any Seller Subsidiary. Any Tax sharing agreement between Seller and any of the Targeted Subsidiaries will be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(iii) Consolidated Group.  Neither Seller nor any Targeted Subsidiary (A) has been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) other than a group the common parent of which is the Seller or (B) has any liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iv) S Corporation.  None of Seller or any of the Targeted Subsidiaries is an S corporation as defined in Code Section 1361.

3.15 No Material Adverse Change.  Since the date of the Balance Sheet, there has not been any Material Adverse Change and no event has occurred or circumstance exists that will, or could reasonably be expected to, result in such a Material Adverse Change.

3.16 Employee Benefits.

(a) Set forth in Schedule 3.16(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, all “nonqualified deferred compensation plans” as defined in Sections 409A(d)(l) or 3121(v)(2)(C) of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller, or any “ERISA Affiliate” of Seller (i.e., any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA), including the Targeted Subsidiaries), or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Schedule 3.16(a) identifies as such any Employee Plan that is (u) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA, (v) a multiple employer plan (as defined in Section 413(c) of the Code), (w) a “Defined Benefit Plan” (as defined in Section 414(1) of the Code), (x) a plan intended to meet the requirements of Section 401 (a) of the Code, (y) a “Multiemployer Plan” (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 3.16(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

(b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate), (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans, (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefore, (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three (3) preceding years, (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities, (vi) all securities registration statements filed with respect to any Employee Plan, (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three (3) most recent plan years, and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

(c) Except as disclosed in Schedule 3.16(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan that is a funded plan equal or exceed the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d) No Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

(e) Neither Seller nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(l1) of ERISA or Section 412(c)(l1) of the Code, or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

(f) Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(g) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any of its ERISA Affiliates’ employees or directors who are fiduciaries, nor the Knowledge of Seller, any other fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA with respect to such Employee Plan. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(h) Each Employee Plan that is intended to be qualified under Section 401 (a) of the Code has received a favorable determination letter from the IRS, or if a prototype document, is subject to an opinion letter that may be relied upon, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter or opinion letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501 (a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended Tax consequence or to any Tax under Section 511 of the Code.

(i) There is no pending or, to the Knowledge of Seller, threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any of its ERISA Affiliates’ employees or directors who are fiduciaries, or to the Knowledge of Seller, any other fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(1) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(1) of ERISA nor result in a violation of Section 406 of ERISA.

(j) Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 3.16(j).

(k) The consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller that will result in liability to CAI, the Buyer or any Targeted Subsidiary. There are no contracts or arrangements providing for payments that could subject any person to liability for Tax under

Section 4999 of the Code. Buyer shall have no Liability, and Seller shall exclusively be liable, for any responsibilities, liabilities or obligations described in Section 10.1(e)(ii) or in Section 10.1(e)(iii) hereof.

(1) Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans that will result in liability to CAI, the Buyer or any Targeted Subsidiary.

(m) None of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans that will result in Liability to CAI, the Buyer or any Targeted Subsidiary. No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA) that will result in Liability to CAI, the Buyer or any Targeted Subsidiary. No written or oral representations have been made by Seller or the Targeted Subsidiaries, or any of their respective affiliates, to any employee or former employee of Seller concerning the employee benefits of Buyer.

(n) With respect to any Multiemployer Plan to which Seller or any ERISA Affiliate of Seller has at any time had an obligation to contribute:

(i) all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and

(ii) neither Seller nor any ERISA Affiliate of Seller would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller or any ERISA Affiliate of Seller were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

(o) With respect to any Employee Plan that is a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA (a “MEWA”), and any other MEWA to which Seller or any ERISA Affiliate of Seller has at any time had an obligation to contribute:

(i) such MEWA has complied at all times with all applicable state laws; and

(ii) neither Seller nor any ERISA Affiliate of Seller would be subject to any Liability under any applicable state law if, as of the date hereof, Seller or any ERISA Affiliate of Seller were to terminate its participation in such MEWA.

(p) None of CAI, the Buyer or any Targeted Subsidiary shall have any Liability with respect to any Employee Plan after the Effective Time.

3.17 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Schedule 3.17(a):

(i) Seller, including each Targeted Subsidiary, is, and at all times since December 31, 2004, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller, including each Targeted Subsidiary, of, or a failure on the part of Seller, including each Targeted Subsidiary, to comply with, any Legal Requirement applicable, directly or indirectly, to the Business, any Targeted Subsidiary or the Contemplated Transactions or (B) may give rise to any obligation on the part of Seller, including each Targeted Subsidiary, to undertake, or to bear all or any portion of the cost of, any remedial action of any nature applicable, directly or indirectly, to the Business, any Targeted Subsidiary or the Contemplated Transactions; and

(iii) Seller has not received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable, directly or indirectly, to the Business, any Targeted Subsidiary or the Contemplated Transactions or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature applicable, directly or indirectly, to the Business, any Targeted Subsidiary or the Contemplated Transactions.

(b) Schedule 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller that relates to the Business or the Assets or that is held by any Targeted Subsidiary. Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid and in full force and effect. Except as set forth in Schedule 3.17(b):

(i) Seller and the Targeted Subsidiaries are, and at all times since December 31, 2004, have been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.17(b);

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.17(b);

(iii) Neither Seller nor any Targeted Subsidiary has received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) The Seller, including each Targeted Subsidiary, has not violated any “Business Associate”  agreement presented to Seller or any Targeted Subsidiary, by a “Covered Entity” as such terms are defined in the Standards for Privacy of Individually Identifiable Health Information (45 CFR parts 160 and 164) (the “Privacy Standards”) promulgated pursuant to 45 C.F.R. § 160.103 of the Health Information Portability and Accountability Act of 1996 (“HIPAA”), and to the Seller’s Knowledge, the Seller is not under investigation because of any violation of any business associate agreement presented to Seller or any Targeted Subsidiary by a covered entity as such terms are defined in 45 C.F.R. § 160.103 of HIPAA. The Seller and the Targeted Subsidiaries, have not been, and to the Seller’s Knowledge, none of their respective employees or contractors have been, debarred or excluded or otherwise became ineligible to participate in any state or federal health care program, convicted of a criminal offense related to the provision of healthcare items or services, or under investigation or aware of any circumstance that would give rise to an investigation related to any healthcare services or healthcare program.

(v) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit the Targeted Subsidiaries to lawfully conduct and operate the Business prior to, and following, the Effective Time, in the manner in which it currently conducts and operates such business and to permit the Targeted Subsidiaries to own and use the Assets in the manner in which Seller or the Targeted Subsidiaries currently owns and uses such Assets.

3.18 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.18(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i) by or against Seller or the Targeted Subsidiaries or that otherwise relates to or may affect the Business of, or any of the Assets; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Business or any of the Contemplated Transactions.

No event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.18(a). There are no Proceedings listed or required to be listed in Schedule 3.18(a) that could have a Material Adverse Change.

(b) Except as set forth in Schedule 3.18(b):

(i) there is no Order to which Seller, the Targeted Subsidiaries, the Business or any of the Assets is, or within the past three (3) years has been, subject; and

(ii) No officer, director, agent or employee of Seller or the Targeted Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c) Except as set forth in Schedule 3.18(c):

(i) Seller and each Targeted Subsidiary is, and, at all times since December 31, 2004, has been in compliance with all of the terms and requirements of each Order to which the Business or any of the Assets is or has been subject;

(ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, the Targeted Subsidiaries or any of the Assets is subject; and

(iii) Seller has not received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, the Targeted Subsidiaries or any of the Assets is or has been subject.

3.19 Absence of Certain Changes and Events.  Except as set forth in Schedule 3.19, since the date of the Balance Sheet, Seller and the Seller Subsidiaries conducted the Business only in the Ordinary Course of Business of the Business and there has not been any:

(a) change in the Targeted Subsidiaries’ authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of the Targeted Subsidiaries or issuance of any security convertible into such capital stock;

(b) amendment to the Governing Documents of the Targeted Subsidiaries or, as may relate to the Business or the Contemplated Transactions, Seller;

(c) payment (except in the Ordinary Course of Business of the Business) or increase, by Seller or the Targeted Subsidiaries of any bonuses, salaries or other compensation, in excess of $100,000 per annum per person, to any shareholder, director, officer or employee, or entry into any employment, severance or similar Contract with any director, officer or employee of Seller or any Seller Subsidiary (each, as perform services for the Business) or of any Targeted Subsidiary requiring payments by Seller or any Seller Subsidiary in excess of $100,000 per annum per person;

(d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e) damage to or destruction or loss of any Asset, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which any Targeted Subsidiary is a party or to which Seller is a party and relating to the Business, or (ii) any Contract or transaction involving a total remaining commitment by Seller or any Targeted Subsidiary (in the case of Seller relating to the Business) of at least $25,000, individually or in the aggregate;

(g) sale, lease or other disposition of any Asset or property of Seller (in the case of any Targeted Subsidiary or Seller, relating to the Business) (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

(h) cancellation or waiver of any claims or rights with a value to any Targeted Subsidiary or Seller in excess of $25,000, individually or in the aggregate;

(i) indication by any customer with revenues in excess of $25,000 since December 31, 2006, or supplier with billings in excess of $25,000 since December 31, 2006, of an intention to discontinue or change the terms of its relationship with any Targeted Subsidiary or Seller (in the case of Seller, relating to the Business);

(j) material change in the accounting or record keeping methods used by Seller;

(k) Contract by Seller to do any of the foregoing;

(l) material change in personnel; or

(m) change in allocation of resources.

3.20 Contracts; No Defaults.

(a) All Seller Contracts (other than Excluded Assets) are, or prior to Closing will be, held by a Targeted Subsidiary and such subsidiary will have all rights of Seller or any Seller Subsidiary thereunder. Schedule 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i) each Seller Contract that involves performance of services by Seller, relating to the Business, or the Targeted Subsidiaries, of an amount or value in excess of Twenty-five Thousand dollars ($25,000);

(ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller or the Targeted Subsidiaries of an amount or value in excess of Twenty-five Thousand dollars ($25,000);

(iii) each Seller Contract that was not entered into in the Ordinary Course of Business of the Business and that involves expenditures or receipts of Seller in excess of Twenty-five Thousand dollars ($25,000);

(iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Twenty-five dollars ($25,000) and with a term of less than one year);

(v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person, including any broker or administrative fee agreement;

(vii) each Seller Contract containing covenants that in any way purport to restrict the Business activity or limit the freedom of Seller or the Targeted Subsidiaries to engage in any line of business or to compete with any Person or that would limit the freedom of the Targeted Subsidiaries or Buyer to engage in any line of business or compete with any Person following the Effective Time.;

(viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of Seller that relates to the Business or the Targeted Subsidiaries that is currently effective and outstanding;

(x) each Seller Contract entered into other than in the Ordinary Course of Business of the Business that contains or provides for an express undertaking by Seller or the Targeted Subsidiaries to be responsible for consequential damages;

(xi) each Seller Contract for capital expenditures in excess of Twenty-five Thousand dollars ($25,000);

(xii) each Seller Contract not denominated in U.S. dollars;

(xiii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by the Targeted Subsidiaries or Seller other than in the Ordinary Course of Business of the Business; and

(xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.20(a) sets forth the parties to the Contracts, the amount of the remaining commitment of the Targeted Subsidiaries or Seller under the Contracts and the location of Seller’s office where the Contracts are located.

(b) Except as set forth in Schedule 3.20(b), no Related Person of Seller (other than a Targeted Subsidiary) has or may acquire any rights under, and no Related Person of Seller (other than a Targeted Subsidiary) has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.

(c) Except as set forth in Schedule 3.20(c):

(i) each Contract identified or required to be identified in Schedule 3.20(a) is in full force and effect and is valid and enforceable in accordance with its terms;

(ii) each Contract identified or required to be identified in Schedule 3.20(a) is assignable, to the extent necessary to transfer the rights thereto, by Seller to Buyer or the Targeted Subsidiaries as contemplated by this Agreement or the Contribution Agreement without the Consent of any other Person; and

(iii) to the Knowledge of Seller, no Contract identified or required to be identified in Schedule 3.20(a) will upon completion or performance of the transactions contemplated herein have a Material Adverse Change.

(d) Except as set forth in Schedule 3.20(d):

(i) Seller and each Targeted Subsidiary is, and at all times since December 31, 2005 has been, in compliance in all material respects with all applicable terms and requirements of each Seller Contract;

(ii) each other Person that has or had any obligation or Liability under any Seller Contract, and at all times since December 31, 2005, has been, in compliance in all material respects with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) has, will, or could reasonably be expected to, contravene, conflict with or result in a Breach of, or give Seller, the Targeted Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets or the Business; and

(v) neither Seller nor the Targeted Subsidiaries have given to or received from any other Person, at any time since December 31, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Seller Contract.

(e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller or any Targeted Subsidiary under current or completed Seller Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f) Each Seller Contract has been entered into in the Ordinary Course of Business of the Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.21 Insurance.

(a) Seller has delivered to Buyer:

(i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller or any Seller Subsidiary (each, as affects the Business) or any Targeted Subsidiary is a party or under which Seller or any Targeted Subsidiary is or has been covered at any time since December 31, 2005 (in the case of Seller as relates to the Business), a list of which is included in Schedule 3.21(a);

(ii) accurate and complete copies of all pending applications by Seller (as affects the Business) or any Targeted Subsidiary for policies of insurance; and

(iii) any statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s or any Seller Subsidiary’s (each, as affects the Business) or any Targeted Subsidiary’s coverage or of the reserves for claims.

(b) Schedule 3.21(b) describes:

(i) any self-insurance arrangement by or affecting Seller or any Targeted Subsidiary, including any reserves established thereunder;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller or any Targeted Subsidiary is a party or which involves the Business; and

(iii) all obligations of Seller or any Seller Subsidiary (each, as affects the Business) or any Targeted Subsidiary to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Schedule 3.21(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(i) a summary of the loss experience under each policy of insurance;

(ii) a statement describing each claim under a policy of insurance for an amount in excess of $10,000 which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance and period of coverage; and

(C) the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth in Schedule 3.21(d):

(i) all policies of insurance to which Seller or any Seller Subsidiary (each, as affects the Business) is a party or that provide coverage to Seller (as affects the Business) or any Targeted Subsidiary:

(A) are valid, outstanding and enforceable;

(B) are issued by an insurer that is financially sound and reputable;

(C) taken together, provide adequate insurance coverage for the Assets and the operations of the Business and the Targeted Subsidiaries for all risks normally insured against by a Person carrying on the Business in the same location; and

(D) are sufficient for compliance with all Legal Requirements and Seller Contracts;

(ii) Neither Seller nor any Targeted Subsidiary has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) Seller, and each Targeted Subsidiary, has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller (as affects the Business), the Targeted Subsidiaries or otherwise affects the Business; and

(iv) Seller (as affects the Business), and each Targeted Subsidiary, has given notice to the insurer of all claims that may be insured thereby.

3.22 Environmental Matters.  Except as disclosed in Schedule 3.22:

(a) Seller, and each Targeted Subsidiary, is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has no basis to expect, nor has any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller or any Targeted Subsidiary has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any Targeted Subsidiary or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(c) Seller has no Knowledge of or any basis to expect, nor does it, or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller or any Targeted Subsidiary has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any Targeted Subsidiary or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d) Neither Seller, any Targeted Subsidiary nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller, any Targeted Subsidiary nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller or any Targeted Subsidiary has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller or any Targeted Subsidiary has or had an interest, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by Seller, any Targeted Subsidiary or any other Person.

(g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Targeted Subsidiary pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any Targeted Subsidiary or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.23 Employees.

(a) Schedule 3.23(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of each Seller Subsidiary or Seller as relates to or performs services for the Business, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since June 30, 2006; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan. Each Targeted Subsidiary has no employee, director, independent contractor, consultant or agent.

(b) Schedule 3.23(b) contains a complete and accurate list of the following information for each retired employee or director of Seller or any Seller Subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits (collectively, “Retiree Benefits.”) The Targeted Subsidiaries have, and as of and after the Closing Date, shall have no liabilities related to any Retiree Benefits

(c) Schedule 3.23(c) states the number of employees who performed services for the Business or the Targeted Subsidiaries and who were terminated by Seller since December 31, 2005, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

(d) Neither Seller nor any Targeted Subsidiary has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller including all Subsidiaries, including the Targeted Subsidiaries, has terminated forty-one (41) employees.

(e) To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller or the Targeted Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller or the Targeted Subsidiaries is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller, the Targeted Subsidiaries or Buyer to conduct the Business as heretofore carried on by Seller or the Targeted Subsidiaries.

3.24 Labor Disputes; Compliance.

(a) Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) Except as disclosed in Schedule 3.24(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2004, there has not been, there is not presently pending or existing, and to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of the Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.25 Intellectual Property Assets.

(a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller or any Targeted Subsidiary, or used in connection with, the Business in which Seller or such Targeted Subsidiary has a proprietary interest, including:

(i) each Targeted Subsidiary’s and Seller’s (in the case of Seller, as relates to, or is used in connection with, the Business) name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii) all patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and inventions continuation-in-parts thereof and discoveries that may be patentable improvements thereto (collectively, “Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works and applications for registration thereof (collectively, “Copyrights”);

(iv) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how (excluding all such trade secrets unrelated to the Transferred Technology), manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

(v) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith (“Trademarks”);

(vi) all rights in mask works, including registrations and applications for registration thereof;

(vii) all right, title and interest in all computer software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing);

(viii) all rights in internet web sites and internet domain names presently used by Seller (collectively, “Net Names”);

(ix) Other proprietary rights;

(x) all income, royalties, damages and payments due at Closing or thereafter with respect to the Transferred Technology and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

(xi) all rights to use all of the foregoing forever; and

(xii) all other rights in, to, and under the foregoing in all countries.

(b) Schedule 3.25(b) contains a complete and accurate list and summary description, including any royalties paid, owed or received by Seller or any Targeted Subsidiary (in the case of Seller as relates to the Business), and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs subject to a value of shrinkwrap or clickwrap license agreement commonly available for less than $1,000 under which Seller or any Targeted Subsidiary (in the case of Seller, as relates to the Business) is the licensee. There are no outstanding and, to Seller’s Knowledge, no disagreements with respect to any such Contract. Neither Seller nor any Targeted Subsidiary sublicenses or makes available for use or access to any Third Party any Intellectual Property Asset. No Intellectual Property Assets owned or exclusively licensed by Seller or any Targeted Subsidiary is subject to a source code escrow agreement or source code license agreement.

(c) (i) Except as set forth in Schedule 3.25(c), the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. A Targeted Subsidiary is, or will be as of the Closing Date, the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has or will have the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.25(c).

(ii) Except as set forth in Schedule 3.25(c), all former and current employees of Seller or any Targeted Subsidiary (in the case of Seller, as relates to the Business) have executed written Contracts with Seller or such Targeted Subsidiary that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business. In the event any such assignment was made to Seller and relates to the Business, Seller has the right to, and shall, prior to the Closing Date, further assign such rights to a Targeted Subsidiary.

(d) (i) Schedule 3.25(d) contains a complete and accurate list and summary description of all Patents, including all related pending applications and issued Patents.

(ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering Patent or Patent application of any Third Party.

(iv) Except as set forth in Schedule 3.25(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way, and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

(v) All products made, used or sold under the Patents have been marked with the proper patent notice.

(e) (i) Schedule 3.25(e) contains a complete and accurate list and summary description of all Marks, including all related pending applications and registered Marks.

(ii) All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) Except as set forth in Schedule 3.25(e), no Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.

(iv) Except as set forth in Schedule 3.25(e), to Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(v) Except as set forth in Schedule 3.25(e), no Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi) All products and materials containing a Mark bear a notice of rights (such as TM or SM designation) or the proper federal registration notice where permitted by law.

(f) (i) Schedule 3.25(f) contains a complete and accurate list and summary description of all Copyrights.

(ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(iii) No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

(ii) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).

(iii) A Targeted Subsidiary has, or, as detailed on Schedule 3.25(g), will have prior to the Closing Date, good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller or any Targeted Subsidiary. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h) (i) Schedule 3.25(h) contains a complete and accurate list and summary description of all Net Names.

(ii) All Net Names have been, or, as detailed on Schedule 3.25(h), will be prior to the Closing Date, registered in the name of a Targeted Subsidiary and are in compliance with all formal Legal Requirements.

(iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.

(iv) To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v) No Net Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(i) None of the Intellectual Property Assets, or their respective past or current uses by or through any Seller has violated or infringed upon, or is violating or infringing upon, any patent, copyright, trade secret, moral right or other proprietary right owned by any Person, whether such rights are registered or unregistered. None of the Intellectual Property Assets, or the conduct of the Business, as operated or conducted in the past or as currently operated or conducted would result in a valid basis for a claim by any Person related to invasion of privacy, right of publicity, defamation, infringement of moral rights, violation of HIPAA or any similar state laws, or any other causes of action arising out of the use, adaptation, modification, reproduction, distribution, sale, or exhibition of the Intellectual Property Assets.

(j) To the Knowledge of Seller or any Targeted Subsidiary, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of Sellers’ proprietary rights to any of the Intellectual Property Assets.

(k) None of the Intellectual Property Assets are owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, contractor or representative, nor does any such person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as listed on Schedule 3.25(k), the Seller and the Targeted Subsidiaries have not granted any Third Party any exclusive rights related to any Intellectual Property Assets.

(l) No former employer of any employee or consultant of the Seller or any Targeted Subsidiary has made a claim against Seller or any Targeted Subsidiary, or against any other person, that Seller or any Targeted Subsidiary or such employee or consultant is misappropriating or violating the proprietary rights of such former employer with respect to the Intellectual Property Assets.

(m) Except as set forth on Schedule 3.25(m), neither Seller nor any Targeted Subsidiary is a party to or bound by, and upon the consummation of the transactions contemplated by this Agreement Buyer will not be a party to or bound by (as a result of any acts or agreements of any Seller), any license or other agreement requiring the payment by Buyer of any royalty or license payment.

(n) Without limiting any of the foregoing, none of Seller’s or any Targeted Subsidiary’s officers, directors, employees or independent contractors have disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any person other than Seller or the Targeted Subsidiary, any Trade Secrets or proprietary information with respect to the Intellectual Property Assets

(o) Neither Seller nor any Targeted Subsidiary is and none of their respective employees are debarred or excluded or otherwise ineligible to participate in any state or Federal health care program, has not been convicted of a criminal offense related to the provision of healthcare items or services, and is not under investigation or aware of any circumstance that would give rise to an investigation related to any healthcare services or healthcare program.

3.26 SEC Filings; Financial Statements.

(a) Seller has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2004, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of shareholders (whether annual or special), (iv) all Reports on Form 8-K, (v) all other reports or registration statements, and (vi) all amendments, exhibits and supplements to all such reports and registration statements (collectively, the “Seller SEC Reports”). The Seller SEC Reports, including all forms, reports and documents to be filed by Seller with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Seller SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the published rules and regulations of the SEC thereunder, and (ii) did not as of the time they were filed, and in the case of such forms, reports and documents filed by Seller with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No Seller Subsidiary is subject to the periodic reporting requirements of the Exchange Act. There is no unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC or any other Governmental Entity with respect to the Seller SEC Reports.

(b) Each of the consolidated financial statements (including any notes thereto) contained in the Seller SEC Reports was prepared in accordance with the rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each presented fairly or, in the case of Seller SEC Reports filed after the date hereof, will present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Seller and the consolidated Subsidiaries of Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been and are not expected to be material, individually or in the aggregate).

(c) The Chief Executive Officer and Chief Financial Officer of Seller have each executed, delivered and filed with applicable Seller SEC Reports the certificates required under Section 302 and 906 of the Sarbanes-Oxley Act of 2002.

(d) The information supplied by Seller for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Seller, (ii) the time of the Seller Shareholders Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Seller or any Subsidiary of Seller, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Seller, Seller shall promptly inform Buyer thereof. All documents that Seller is responsible for filing with the SEC in connection with the Contemplated Transactions by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

3.27 Shareholder Rights Agreement.  Neither Seller, including each Targeted Subsidiary, nor, to Seller’s Knowledge, any of its shareholders, have an effective shareholder rights agreement or any similar plan or agreement that limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, any equity or debt securities of the Targeted Subsidiaries.

3.28 Relationships with Related Persons.  Except as disclosed in Schedule 3.28, no Related Person of Seller has, or since December 31, 2005, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business or any Targeted Subsidiary. No Related Person of Seller owns, or since December 31, 2005, has owned, of record or as a beneficial owner, an Equity Interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction related to or affecting the Business or any Targeted Subsidiary, other than business dealings or transactions disclosed in Schedule 3.28, each of which has been conducted in the Ordinary Course of Business with Seller (as relates to the Business or any Targeted Subsidiary), at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with Seller or any Targeted Subsidiary with respect to the Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any entity engaged in a competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.28, no Related Person of Seller is a party to any Seller Contract with, or has any claim or right against, Seller.

3.29 Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.30 Disclosure.

(a) No representation or warranty or other statement made by Seller in this Agreement, any Schedule, any supplement to any Schedule, the certificates delivered pursuant to Section 2.4(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Seller does not have Knowledge of any fact that has specific direct or indirect application to the Business (other than general economic or industry conditions) and that may materially adversely affect the Assets, Business, prospects, financial condition or results of operations of the Business that has not been set forth in this Agreement or the Schedules delivered by Seller pursuant to this Agreement.

3.31 Prior Acquisitions.  No earn-out or other contingent payments or other payment obligations are hereafter payable or outstanding in consideration of any Person’s ownership interest in the entity sold (other than payments for bona fide services) by the Seller or any Targeted Subsidiary of any operating business or the capital stock of any other Person (the acquisition agreements and all related documents relating to such acquisitions, the “Acquisition Agreements”). None of the Seller or the Targeted Subsidiaries, or to the Knowledge of the Seller, any other Person, has breached in any material respect any of the Acquisition Agreements. Except as set forth in Schedule 3.31, no claims for indemnification under such Acquisition Agreements have been made and are presently outstanding, are pending or are threatened by the Seller or a Targeted Subsidiary and no claims for indemnification have been made, are pending, or to the Knowledge of the Seller, are threatened, by any counterparty thereto. None of the Seller or any Targeted Subsidiary has any Liabilities or ongoing monetary obligations in respect of the dispositions or discontinuance of business made prior to the Closing Date.

3.32 Customers and Other Relationships.

(a) Schedule 3.32(a) sets forth a true and correct list setting forth the twenty-five (25) largest customers, the twenty-five (25) largest vendors, the one hundred (100) largest providers and the twenty-five (25) largest contracted networks of each Targeted Subsidiary and Seller (in the case of Seller, related to the Business) (excluding employees and independent contractors disclosed on Schedule 3.32(a)) by dollar amount for the trailing twelve-months ended September 30, 2007. There have been no significant changes to such list for the trailing twelve-months ending September 30, 2007. Except as set forth on Schedule 3.32(a), Seller has no Knowledge that the benefits of any relationship with any of the major customers or contracted networks of the Targeted Subsidiaries or Seller (in the case of Seller, related to the Business) will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement. None of Seller nor any Targeted Subsidiary has entered into any agreement or arrangements with any customer, vendor, provider or contracted networks that is outside of the Ordinary Course of Business of the Business (in the case of Seller, related to the Business) and all such arrangements entered into by Seller or any Targeted Subsidiary with customers, vendors, providers and contracted networks within the twelve (12) months prior to the Closing Date have been on terms and conditions with a view to preserving the value of the Business. No bribes, kickbacks or other improper payments have been made by or on behalf of Seller or any Targeted Subsidiary to any customer, vendor, provider, contracted networks or any Person. There have been no complaints or problems relating to services provided by Seller (related to the Business) or any Targeted Subsidiary in connection with the Business that have resulted, in the last three (3) years, in (i) reimbursements, discounts or payments in excess of $25,000 or (ii) a discontinuation of such services, nor have there been other reimbursements or discounts in excess of $25,000 relating to services provided in connection with the Business. Except as set forth on Schedule 3.32(a), no customer has requested a fee reduction, threatened termination of its relationship with Seller or the Targeted Subsidiaries, threatened a reduced tier position, claimed a refund or requested credits above such customers average for the six (6) month period prior to the date of this Agreement and the Closing Date. Set forth on Schedule 3.32(a) is a list of all affiliate networks to which Seller or any Seller Subsidiary has or had access (pursuant to valid rights thereto) since December 31, 2005 (the “Network Affiliates”), indicating the amount of accounts payable past due to each such network. There have been no material complaints or problems relating to services provided by Seller or the Targeted Subsidiaries, or any predecessor entity since December 31, 2006, and no Affiliate Network has terminated access to its network, provided a notice of termination or threatened to terminate access. There are no audits or other reviews scheduled or in process, or completed, by any Network Affiliate with respect to Seller’s or any Seller Subsidiaries’ use or access of the Network Affiliate’s PPO or other network (“Network Affiliate Audit”). Set forth on Schedule 3.32(a) is a list of adjustments in excess of $25,000 that have been made or requested since December 31, 2005 pursuant to any Network Affiliate Audit. Seller and/or the Targeted Subsidiaries have computed network payables in the Ordinary Course of Business and in accordance with the agreement between Seller (or Targeted Subsidiaries) and any Network Affiliate. No Network Affiliate has provided notice or a request for a modification to the fee schedule since December 31, 2006.

(b) There are no claims currently, or any claims threatened or events that have occurred that could result in a customer of any Targeted Subsidiary being entitled to or receiving indemnification, refund, rebate or other Damages arising out of any act or omission of, any Seller Contract prior to the Closing Date in excess of $25,000.

(c) A true, correct and complete summary of all of the Seller or Targeted Subsidiary direct or owned provider contracts that are used in connection with, or related to, the Business, including the number of contracts, identified by the name of the provider, the type of provider, the location by state of the provider, and in which legal entity and network they reside shall be delivered to Buyer no later than five (5) Business Days prior to the Closing Date, is. A true, correct and complete copy of all of the Seller or Targeted Subsidiary direct or owned provider contracts that are used in connection with, or related to, the Business is contained on a CD-ROM that shall be delivered to Buyer no later than five (5) Business Days prior to the Closing Date. Each such provider contract is in full force and effect.

(d) Set forth on Schedule 3.32(d) is a true and correct schedule of the revenue of the Business from the top 50 customers of the Business (based on revenue for the 18-month period ended September 30, 2007) for each month in the 18-month period ended September 30, 2007, including the average cash collections per month of the Seller (as it relates to the Business) and the Targeted Subsidiaries for such period.

(e) Seller has no Knowledge that the agreement set forth on Schedule 5.3(b) will be terminated after the Closing.

3.33 Residual Agreements.  Schedule 3.33 includes an accurate and complete list and description of all plans, agreements or other arrangements, and all obligations or amounts owed thereunder as of the date hereof and as of the Closing Date, pursuant to which any Person (including employees, consultants, and advisors of Seller or the Seller Subsidiaries) is entitled to receive a royalty or residual payment in connection with any Seller Contracts with healthcare providers (such Persons are referred to as “Residual Recipients” and such Seller Contracts are referred to as “Residual Agreements”). Seller has provided to Buyer a copy of all Residual Agreements. All such Residual Agreements are obligations of Seller and no Targeted Subsidiary has any Liability associated therewith. The obligations to pay amounts pursuant to the Residual Agreements expires upon the termination of the Active Employee by Seller and Buyer and its Affiliates will have no ongoing obligation to provide payments pursuant to the Residual Agreements after the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement and the Employment Agreements, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Governing Documents;

(ii) any resolution adopted by the board of directors or the shareholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4 Brokers or Finders.  Except as set forth in Schedule 4.4, neither Buyer nor any of its Representatives have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5 Proxy Statement.  The information about Buyer supplied by Buyer for specific inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Seller, (ii) the time of the Seller Shareholders Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Buyer or any Subsidiary of Buyer, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Buyer, Buyer shall promptly inform Seller thereof.

4.6 Financing.  Buyer is in receipt of debt financing letters on terms and conditions satisfactory to it for all of the financing it needs in order to fund the Purchase Price, to consummate the Contemplated Transactions and to fund the working capital requirements of the Buyer after the Closing.

ARTICLE V

COVENANTS OF SELLER PRIOR TO CLOSING

5.1 Access and Investigation.  Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Seller shall cause the Seller Subsidiaries to) (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller or Seller Subsidiaries (as relates to, is used in or is necessary for, the Business) or the Targeted Subsidiaries, personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request, each as affects the Business or the Targeted Subsidiaries; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request, each as affects the Business or the Targeted Subsidiaries; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, Assets and financial condition related to Seller, as affects the Business or the Targeted Subsidiaries, and transition planning and implementation. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property.

5.2 Operation of the Business of Seller.  Between the date of this Agreement and the Closing, with regard to the Business (directly or indirectly), Seller shall (and Seller shall cause the Targeted Subsidiaries to):

(a) conduct the Business, including collections of Accounts Receivable and, payments of all Accounts Payable and processing of claims, only in the Ordinary Course of Business of the Business; provided, however, notwithstanding whether such actions are deemed in the Ordinary Course of Business of the Business, Seller and the Targeted Subsidiaries shall offer no discounts, rebates, off-sets or other reductions of Accounts Receivable other than the receipt of cash for such Accounts Receivable; provided, further, that Seller’s practice of netting claims by reducing amounts owed to or from a leased PPO network that is both a customer and a vendor by having only the net amount collected or paid to such leased PPO network shall be a permitted practice so long as it is consistent with past practice and in the Ordinary Course of Business of the Business;

(b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its commercially reasonable best effort to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it relating, directly or indirectly, to the Business or the Targeted Subsidiaries;

(c) confer with Buyer prior to implementing operational decisions of a material nature relating, directly or indirectly, to the Business or the Targeted Subsidiaries;

(d) otherwise report periodically to Buyer concerning the status of the Business, operations and finances;

(e) make no material changes in management personnel of the Business without prior consultation with Buyer;

(f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business;

(g) keep in full force and effect, without amendment, all material rights relating to the Business;

(h) comply with all Legal Requirements and contractual obligations applicable to the operations of the Business;

(i) continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.21(a) and (b) or substantially equivalent policies;

(j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not create, amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to, or with respect to, any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit Liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;

(k) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and either transfer existing Governmental Authorizations of Seller, including those held by the Seller Subsidiaries, to Buyer, where permissible, or assist Buyer in obtaining new Governmental Authorizations for Buyer;

(l) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration;

(m) maintain all books and Records of Seller relating to the Business in the Ordinary Course of Business of the Business;

(n) modify any compensation paid to any of the Seller’s employees without the express written consent of Buyer, other than annual salary or wage increases which are in the Ordinary Course of Business of Seller;

(o) all rights and obligations of ProxyMed Transactions Services, Inc. pursuant to that certain De-Identified Data Services Agreement with Enclarity, Inc., dated March 30, 2007, as amended, shall be deemed an “Excluded Asset” and the liabilities thereunder a “Retained Liability” pursuant to this Agreement and the Contribution Agreement;

(p) extend or amend the lease on the offices located at 407 East Main Street, Middleton, New York (the “New York Lease”) on such terms as shall be satisfactory to the parties hereto; and

(q) terminate any Tax sharing agreement between Seller and any of the Targeted Subsidiaries and any such Tax sharing agreement shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

5.3 Negative Covenant.  Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make, or agree to make, any modification to, or terminate or agree to terminate, any material Contract or Governmental Authorization, including the agreement attached hereto as Schedule 5.3(b); (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets or the Business.

5.4 Required Approvals.  As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives in obtaining all Material Consents. Unless Seller receives a Superior Proposal and pays the CAI Termination Fee, Seller’s Board of Directors shall recommend that Seller’s shareholders approve the Agreement and the Contemplated Transactions.

5.5 Notification.  Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to any Schedule delivered by Seller hereunder, Seller shall promptly deliver to Buyer a supplement to such Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article XI. During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.

5.6 No Solicitation.

(a) Effective as of the date of this Agreement and continuing until the date of termination of this Agreement pursuant to the provisions of Section 9.1, Seller will not, nor will Seller permit any of its Representatives (including any Representatives of any Seller Subsidiary) to, (directly or indirectly): (i) solicit, initiate, encourage or take any action intended to encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, an Acquisition Proposal; provided, however, that prior to the receipt of Shareholder Approval, nothing contained in this Agreement shall prevent Seller from furnishing information to, or engaging in negotiations or discussions with, any Person in connection with an unsolicited bona fide Acquisition Proposal by such Person, if and to the extent that (1) Seller’s Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, and Seller’s Board of Directors determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that to do otherwise would be in violation of its fiduciary duty to the shareholders of Seller, (2) prior to furnishing such information to, or engaging in negotiations or discussions with, such Person, Seller’s Board of Directors receives from such Person an executed confidentiality agreement with terms no more favorable to such party than those applicable to CAI set forth in the Confidentiality and Non-Disclosure Agreement dated June 27, 2007, to which CAI and Seller are bound, and (3) Seller gives Buyer three (3) Business Days’ prior written notice of its intention to take such action. Seller shall notify Buyer of any such inquiry or proposal with respect to an Acquisition Proposal, and provide a copy of any written information relating to such inquiry or proposal and specify the material terms thereof and the identity of the party making such proposal, within twenty-four (24) hours of receipt or awareness of the same by Seller or its Representatives (including Representatives of any Seller Subsidiary).

(b) Except as set forth in this Section 5.6, Seller’s Board of Directors shall not (i) withhold, withdraw, amend, change or modify, in each case in a manner adverse to CAI or Buyer, the approval or recommendation by Seller’s Board of Directors of this Agreement and the Contemplated Transactions to the shareholders of Seller, (ii) approve or recommend to Seller’s shareholders any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, prior to the receipt of Shareholder Approval, Seller’s

Board of Directors determines in good faith (after consultation with its outside legal counsel and its financial advisors), in the exercise of its fiduciary duties, that (x) the Acquisition Proposal constitutes a Superior Proposal, and (y) to do otherwise would be in violation of its fiduciary duty to the shareholders of Seller, after giving three (3) Business Days’ prior written notice to Buyer, which notice will include any written Acquisition Proposals and specify the material terms thereof and the identity of the party making such proposal, Seller’s Board of Directors may (A) withhold, withdraw, amend, change or modify its approval or recommendation of this Agreement and the Contemplated Transactions to the shareholders of Seller or (B) enter into a definitive agreement with respect to a Superior Proposal, and shall, in the case of (B), terminate this Agreement in accordance with Section 9.1(k); provided, however, that Seller shall, and shall have caused its financial and legal advisors to, negotiate in good faith with CAI during such three (3) Business Days to make such adjustments to the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated hereby on such adjusted terms. Seller shall, and shall cause its Representatives (including the Representatives of Seller Subsidiaries) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof. Seller agrees that its obligation to hold a meeting of its shareholders or to otherwise submit this Agreement to its shareholders for Shareholder Approval shall not be affected by the withholding, withdrawal, amendment, change or modification of its approval or recommendation in accordance with clause (A) above.

(c) Seller will promptly (but in any event not later than 24 hours after receipt thereof by Seller, any Representative of Seller or any Representative of any Seller Subsidiary) notify CAI in writing of the existence of any proposal, discussion or negotiation received by Seller or any of its Representatives (including any Representatives of the Seller Subsidiaries) regarding any Acquisition Proposal, and Seller will promptly communicate to Seller the identity of the party making such proposal or engaging in such discussion or negotiation and the material terms of any proposal, discussion or negotiation that it may receive regarding any Acquisition Proposal, including providing a copy of any written proposal. Seller will promptly provide to CAI any information concerning Seller or the Seller Subsidiaries provided to any other Person in connection with any Acquisition Proposal. Seller will keep CAI fully informed on a prompt basis of any discussions or negotiations relating to any Acquisition Proposal and of any amendments or proposed amendments to any of the material terms of any Acquisition Proposal.

(d) Each of Seller, Buyer and CAI acknowledge that this Section 5.6 was a significant inducement for each party to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price to be paid by Buyer pursuant to this Agreement; (ii) a failure to induce CAI and Buyer to enter into this Agreement; or (iii) a failure to induce Seller to enter into this Agreement.

5.7 Commercially Reasonable Best Effort.  Seller shall use its commercially reasonable best effort to (a) cause the conditions in Article VII and Section 8.3 to be satisfied, (b) obtain the Employment Agreements and (c) obtain the Laurus Consent.

5.8 Interim Financial Statements.  Until the Closing Date, Seller shall deliver to Buyer within twenty (20) days after the end of each month a balance sheet, statement of operation and cash flows at and for the Business for such month prepared in a manner and containing information consistent with Seller’s current practices and certified by Seller’s chief financial officer in compliance with Section 3.4 as such section relates to interim financial statements.

5.9 Payment of Liabilities.  Prior to Closing, Seller shall pay or otherwise satisfy its Liabilities and obligations in the Ordinary Course of Business. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.10 Proxy Statement; Shareholders Meeting.

(a) As promptly as practicable after the execution of this Agreement, but in no event more than ten (10) Business Days after the date of this Agreement, Seller shall prepare and file with the SEC a proxy statement in accordance with the rules, regulations and requirements of the Exchange Act (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in preliminary form (provided that Buyer and its counsel will be given reasonable opportunity to review and comment on the Proxy Statement and any amendments thereto prior to each filing with the SEC) relating to the meeting of Seller’s shareholders (the “Seller Shareholders Meeting”) to be held to consider approval of the Contemplated Transactions. Both Seller and Buyer shall use its commercially reasonable best effort to respond as promptly as practicable to any comments of the SEC with respect thereto. Buyer shall furnish all information concerning Buyer as Seller may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the definitive Proxy Statement has been filed with the SEC, Seller shall mail the Proxy Statement to its shareholders.

(b) Subject to Section 5.6, the Proxy Statement shall include a copy of the Fairness Opinion, the Seller Board Approval and a recommendation of Seller’s Board of Directors that the shareholders approve the Agreement and the Contemplated Transactions.

(c) No amendment or supplement to the Proxy Statement will be made by Seller without first allowing Buyer and its counsel a reasonable period of time to review and comment on such amendment or supplement. Both Seller and Buyer will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d) The information supplied by Seller for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Seller, (ii) the time of the Seller Shareholders Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Seller or any Subsidiary of Seller, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Seller, Seller shall promptly inform Buyer thereof. All documents that Seller is responsible for filing with the SEC in connection with the Contemplated Transactions by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) The information about Buyer supplied by Buyer specifically for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Seller, (ii) the time of the Seller Shareholders Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Buyer or any Subsidiary of Buyer, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Buyer, Buyer shall promptly inform Seller.

(f) Seller shall call and hold the Seller Shareholder Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the transactions contemplated hereby. Seller shall use its commercially reasonable best efforts to hold the Seller Shareholders Meeting as soon as practicable after the date on which the Proxy Statement is no longer subject to comment by the SEC and to obtain Shareholder Approval. Seller shall (i) use its commercially reasonable best effort to solicit from its shareholders proxies in favor of the approval of the transactions contemplated hereby and (ii) shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the Legal Requirements to obtain such approvals.

(g) Seller will not take any action or enter into any agreement that will have the affect of adding additional proposals to be considered at the Seller Shareholders Meeting other than the consideration and approval of this Agreement and the Contemplated Transactions.

5.11 Section 338(h)(10) Election.

(a) With respect to Seller’s sale of the Equity Interests that are not limited liability company membership units to the Buyer, Seller and the Buyer shall, where permissible, jointly make timely, effective and irrevocable elections under Section 338(h)(10) of the Code, and, if permissible, similar elections under any applicable state or local income Tax Laws (the “Elections”), and file the Elections in accordance with applicable regulations. The Buyer, Seller, and the Targeted Subsidiaries shall report the transaction consistent with such Elections and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state or local Tax provision. Seller will pay any and all Taxes attributable to the making of the Elections and will indemnify Buyer and the Targeted Subsidiaries against any adverse consequences or Damages arising out of any failure to pay such Taxes.

(b) The Buyer, Seller and each applicable Targeted Subsidiary shall execute at the Closing any and all forms necessary to effectuate the Elections (including, without limitation, IRS Form 8023 and any similar forms under applicable state and local income tax laws (the “Section 338 Forms”)). In the event, however, any Section 338 Forms are not executed at the Closing, the Buyer, Seller and the Targeted Subsidiaries shall prepare and complete each such Section 338 Form no later than fifteen (15) days prior to the date such Section 338 Form is required to be filed. The Buyer, Seller and the Targeted Subsidiaries shall each cause the Section 338 Forms to be duly executed by an authorized person for the Buyer, Seller and the Targeted Subsidiaries in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement.

(c) The allocation of the aggregate deemed sales price of the assets of the Company resulting from the elections under Section 338(h)(10) of the Code shall be in the form set forth on Schedule 5.11(c) hereto (as initially completed based on the Closing Date Balance Sheet, and as further amended from time to time in accordance with the following sentence of this Section 5.11(c), the “Section 338 Allocation”). Any post-Closing adjustments to the Purchase Price shall be applied to adjust the allocation to good will set forth in the Section 338 Allocation. In the event the Section 338 Allocation is audited or disputed by any Governmental Body, the party receiving notice thereof shall promptly notify the other party hereto. If such an audit or dispute arises in connection with a Tax claim or in connection with an audit or Proceeding relating to Seller’s Tax Return, Seller shall, at its own expense, control all Proceedings taken in connection with such audit or dispute (including selection of counsel and accountants) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, Proceedings, hearings, audits and conferences with any Governmental Body in connection therewith, subject to the last sentence of this Section 5.11(c). The Buyer shall, at its own expense, control all other audits or disputes in connection with any Section 338 Allocation (including selection of counsel and accountants) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, Proceedings, hearings, audits and conferences with any Governmental Body in connection therewith, subject to the last sentence of this Section 5.11(c). Notwithstanding the foregoing, (i) the party controlling the audit or dispute shall (A) consult with the other party prior to taking any action in connection with such audit or dispute that could reasonably be expected to have an adverse effect on such other party and (B) not take any action in connection with such audit or dispute that would legally bind the other party without the prior written Consent of such other party and (ii) each of the Buyer and Seller shall (A) be bound by the final Section 338 Allocation for purposes of determining any Taxes, (B) prepare and file, and cause its Related Persons to prepare and file, its Tax Returns on a basis consistent with the final Section 338 Allocation, and (C) take no position, and cause its Related Persons to take no position, inconsistent with the final Section 338 Allocation on any Tax Return, in any refund claim, in any audit, dispute or Proceeding before any Governmental Body or otherwise with respect to such Tax Returns.

5.12 Assignment and Contribution.  Seller shall assume, and shall cause the Targeted Subsidiaries to assign to Seller, the Excluded Assets and all Retained Liabilities in accordance with the terms of the Contribution Agreement. Seller shall, and shall cause its Subsidiaries to, contribute all Assets related to the Business, to the Targeted Subsidiaries in accordance with the Contribution Agreement. For purposes of this Agreement and the Contribution Agreement, “Retained Liabilities” shall mean (a) all Liabilities of the Seller and each Seller Subsidiary other than the Targeted Subsidiaries and (b) all Liabilities of Targeted Subsidiaries identified on Exhibit 5.12 and all other Liabilities of Targeted Subsidiaries arising from or relating to periods prior to the Effective Time to the extent such Liabilities of the Targeted Subsidiaries are not specifically reflected and fully accounted for in the calculation of Final Net Working Capital.

5.13 Capitalization Certificate.  Within five Business Days prior to Closing, Seller will deliver to Buyer a certificate (the “Capitalization Certificate”) executed by the Chief Executive Officer or Chief Financial Officer of Seller setting forth, and certifying to the accuracy of, the authorized equity securities of each Targeted Subsidiary, including the number of each class or series (or other type) of equity securities authorized and the number outstanding, the name of the owner of such equity securities prior to the Closing (which shall be either Seller or another Targeted Subsidiary), the par value of each such share or unit in each class or series.

ARTICLE VI

COVENANTS OF BUYER PRIOR TO CLOSING

6.1 Required Approvals.  As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c); provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

6.2 Commercially Reasonable Best Effort.  Buyer shall, and CAI shall cause Buyer to, use its commercially reasonable best effort to cause the conditions in Article VIII and Section 7.3 (Consents) to be satisfied.

6.3 Purchase Price Financing.  CAI shall use its commercially reasonable efforts to cause Buyer to obtain financing, on terms set forth in the Merrill Lynch Letter or other terms no less favorable to CAI or Buyer, in immediately available funds in an amount sufficient to pay the Purchase Price at the Closing.

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Equity Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 Accuracy of Representations.  All of Seller’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to any Schedule delivered by Seller hereunder. For purposes of determining the accuracy of such representations and warranties under this Section 7.1, all Material Adverse Change qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

7.2 Seller’s Performance.  All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3 Consents.  Each of the Consents identified in Schedule 3.2(c) (the “Material Consents”) shall have been obtained and shall be in full force and effect.

7.4 Additional Documents.  Seller shall have caused the documents and instruments required by Section 2.4(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) The certificate of incorporation, articles of incorporation, certificate of organization, articles of organization, or other formation documents, and all amendments thereto of Seller and each Targeted Subsidiary, duly certified as of a recent date by the Secretary of State of the jurisdiction of entity’s incorporation;

(b) If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name of each Targeted Subsidiary or any current or previously used “doing business as” used in the Business, or any derivative thereof, other than “Medavant Healthcare Solutions” and other names or “doing business as” that are not used in, or have not been used in, the Business;

(c) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;

(d) Certificates dated as of a date not earlier than the fifth Business Day prior to the Closing as to the good standing of each Targeted Subsidiary and Seller and payment of all applicable state and local Taxes by each Targeted Subsidiary and Seller, executed by the appropriate officials of the applicable state of incorporation, organization or formation and each jurisdiction in which each Targeted Subsidiary or Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a);

(e) Such other documents as Buyer may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Seller’s representations and warranties;

(ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller;

(iii) evidencing the satisfaction of any condition referred to in this Article VII;

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions; and

(f) The Laurus Consent shall be in full force and effect and the balance of the Purchase Price payable at Closing, after payment of all payments set forth in Section 2.4(b)(i), other than payments to Laurus Master Fund, Ltd. and Seller, shall be sufficient to pay to Laurus Master Fund, Ltd. the full amount required by Section 2.4(b)(i)(L).

7.5 No Proceedings; No Injunctions.  Since the date of this Agreement, there shall not (i) have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions, or (ii) be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.6 No Conflict.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7 Governmental Authorizations.  Buyer shall have received such Governmental Authorizations, if any, as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

7.8 Employees.

All Active Employees shall be available for hiring by Buyer, in its sole discretion, effective on and as of the Closing Date.

7.9 Ancillary Agreements.  The relevant Persons shall have entered into ancillary agreements necessary to effect the Contemplated Transactions in form and substance reasonably satisfactory to the parties hereto.

7.10 Financing.  CAI shall have obtained financing in immediately available funds in an amount sufficient to pay the Purchase Price at the Closing, on terms no less favorable to CAI or Buyer as set forth in the Merrill Lynch Letter.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Equity Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1 Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2 Buyer’s Performance.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3 Consents.  Each of the Consents identified in Schedule 8.3 shall have been obtained and shall be in full force and effect.

8.4 Additional Documents.  Buyer shall have caused the documents and instruments required by Section 2.4(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

(a) such documents as Seller may reasonably request for the purpose of:

(i) evidencing the accuracy of any representation or warranty of Buyer,

(ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or

(iii) evidencing the satisfaction of any condition referred to in this Article VIII.

8.5 No Injunctions.  There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6 Shareholder Approval.  The shareholders of Seller shall have approved the consummation of the Contemplated Transactions and this agreement by the requisite vote set forth in Seller’s articles of incorporation and in accordance with Florida law (the “Shareholder Approval”).

ARTICLE IX

TERMINATION

9.1 Termination Events.  By notice given prior to or at the Closing, subject to Section 9.2 (Effect of Termination), this Agreement may be terminated as follows:

(a) by Buyer, if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer;

(b) by Seller, if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

(c) by Buyer, if any condition in Article VII has not been satisfied as of the date specified for Closing in the first sentence of Section 2.3 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d) by Seller, if any condition in Article VIII has not been satisfied as of the date specified for Closing in the first sentence of Section 2.3 or if satisfaction of such a condition by such date is or becomes impossible

(other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e) by mutual consent of Buyer and Seller;

(f) by Buyer, if the Closing has not occurred on or before April 15, 2008, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement;

(g) by Seller, if the Closing has not occurred on or before April 15, 2008, or such later date as the parties may agree upon, unless the Seller is in material Breach of this Agreement; or

(h) by Buyer, if a Material Adverse Change shall have occurred.

(i) by Buyer, if the Shareholder Approval shall not have been obtained by Seller (for any reason) on or before the earlier of (A) the date of the Seller Shareholders Meeting (or any adjournment or postponement thereof) or (B) March 31, 2008;

(j) by Buyer if (i) Seller’s Board of Directors shall have withheld, withdrawn, amended, changed or modified, in a manner adverse to CAI or Buyer, its approval or recommendation of this Agreement or the Contemplated Transactions, (ii) Seller’s Board of Directors shall have recommended or approved any Acquisition Proposal or (iii) Seller or any Seller Subsidiary shall have entered into a letter of intent, indication of interest or definitive agreement with respect to a Acquisition Proposal, including a Superior Proposal;

(k) by Seller in order to enter into a definitive agreement with respect to a Superior Proposal, if, prior to the receipt of Shareholder Approval, Seller’s Board of Directors determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that failure to terminate this Agreement in order to enter into the definitive agreement with respect to the Superior Proposal is in violation of its fiduciary duty to the shareholders of Seller, upon three (3) Business Days’ prior written notice to CAI; provided, that prior to any such termination, Seller shall have paid the CAI Termination Fee payable to CAI pursuant to Section 12.1(b); provided, further, that Seller shall have complied with the provisions of Section 5.6, including causing its financial and legal advisors to negotiate in good faith with CAI during such three (3) Business Days to make such adjustments to the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated hereby on such adjusted terms;

(l) by Buyer if neither CAI nor Buyer is able to obtain financing, on the terms set forth in the commitment letter dated November 8, 2007 from Merrill Lynch Capital, a division of Merrill Lynch Business Services, Inc., to the Company attached as Exhibit 9.1(l) hereto (the “Merrill Lynch Letter”) or other terms no less favorable to CAI or Buyer, in immediately available funds in an amount sufficient to pay the Purchase Price at the Closing; provided, that prior to any such termination, CAI shall have paid the Seller Termination Fee, if any, payable to Seller pursuant to Section 12.1(b);

(m) by Buyer, if (i) Buyer reasonably determines that the condition set forth in Section 7.4(f) cannot reasonably be expected to be satisfied by April 15, 2008, (ii) provides notice of such determination to Seller and Laurus Master Fund, Ltd. and (iii) Laurus Master Fund, Ltd. does not agree to amend the Laurus Consent to satisfy such condition within the earlier of ten days after such notice is sent or April 15, 2008; and

(n) by Buyer if the Laurus Consent is not executed by and Laurus Master Fund, Ltd. and Seller, and delivered to Buyer and CAI, prior to January 15, 2008.

9.2 Effect of Termination.  Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article XII will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE X

ADDITIONAL COVENANTS

10.1 Employees and Employee Benefits.  (a) Information on Active Employees.  For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller or any Seller Subsidiary who provides services for the Business, all of which employees are listed on Schedule 10.1(a);

(b) Employment of Active Employees by Buyer.

(i) Buyer is not obligated to hire any Active Employee but, on or prior to the Closing, may interview all Active Employees and may offer employment to any or all Active Employees, to be effective as of the later of the (i) Closing Date or (ii) December 31, 2007 (the “Employee Termination Date”. Prior to the Closing, Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the day following the Employee Termination Date (the “Hired Active Employees”). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions and grievances) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Effective as of the later of (i) the Closing Date and (ii) December 31, 2007, the Hired Active Employees shall resign from their employment with Seller or Seller will terminate the employment of the Hired Active Employees who have not resigned as of the Employee Termination Date. If the Closing Date is prior to December 31, 2007, the Hired Active Employees will provide services to CAI, Buyer or the Targeted Subsidiaries pursuant to the Employee Leasing Agreement.

(ii) Neither Seller nor its Related Persons shall solicit the continued employment of any Active Employee or the employment of any Hired Active Employee after the Closing.

(iii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees after the Closing.

(c) Salaries and Benefits.

(i) Seller shall be responsible for and will pay: (A) the payment of all wages and other remuneration due to Active Employees, including Hired Active Employees, with respect to their services as employees of Seller, including bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health pan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.

(ii) Seller shall be liable for any claims made or incurred by Active Employees, including Hired Active Employees, and their beneficiaries at any time either before or after the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d) Seller’s Retirement and Savings Plans.

(i) All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall take any actions necessary and appropriate to terminate immediately prior to the Closing Date the participation of any of the Targeted Subsidiaries in any Employee Plan, if any such Targeted Subsidiary was a participating sponsor of any such Employee Plan.

(f) Collective Bargaining Matters.  Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

(g) General Employee Provisions.

(i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii) Buyer shall not adopt, assume or otherwise become responsible for, or have any responsibility, Liability or obligation, whether primarily or as a successor employer, and whether to Active Employees, employees or former employees of the Seller or any ERISA Affiliate of Seller, their beneficiaries, any Governmental Body, or to any other Person, with respect to any of the Employee Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension). The preceding sentence applies to any Liability with respect to such Employee Plans, regardless of when (before or after the Closing) or how such Liability may arise.

(iii) Buyer shall not have any responsibility, liability or obligation, whether primarily or as a successor employer, with respect to any Seller Employment Liabilities. For purposes of the preceding sentence, the term “Seller Employment Liabilities” shall mean any claims, liabilities, costs, taxes, expenses or compensation which exist, which arise by reason of, or which are in any way connected with or based on (1) any person’s employment relationship with Seller and/or the termination of such relationship, (2) any fair employment practices act of any Governmental Body and/or any law, ordinance or regulation promulgated by any such Governmental Body as applied to employees of Seller in connection with their employment or other relationship with Seller, (3) interference with and/or breach of contract with employees of Seller in connection with their employment or other relationship with Seller, (4) retaliatory or wrongful discharge of any employee of Seller in connection with their employment or other relationship with Seller, (5) intentional or negligent infliction of emotional distress or mental anguish upon employees of Seller in connection with their employment or other relationship with Seller, (6) outrageous conduct with respect to employees of Seller in connection with their employment or other relationship with Seller, (7) interference with business relationships, contractual relationships or employment relationships involving employees of Seller in connection with their employment or other relationships with Seller and any third party, (8) breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortuous conduct of any kind with respect to employees of Seller in connection with their employment or other relationship with Seller, (9) violations of Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. §1981 with respect to employees of Seller in connection with their employment or other relationship with Seller, (10) violations of Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers’ Benefit Protection Act with respect to employees of Seller in connection with their employment or other relationship with Seller, (11) violations of the handicap or disability discrimination laws or acts of any Governmental Body, including, but not limited to, the Rehabilitation Act of 1973 and the Americans with Disabilities Act with respect to employees of Seller in connection with their employment or other relationship with Seller, (12) discriminatory or wrongful acts against employees of Seller in connection with their employment or other relationship with Seller, (13) violations of ERISA or the Family and Medical Leave Act or the Fair Labor Standards Act with respect to employees of Seller in connection with their employment or other relationship with Seller, (14) violations of the workers’ compensation laws of any Governmental Body by Seller or with respect to employees of Seller in connection with their employment or other relationship with Seller, (15) violations of any other law or regulations of any Governmental Body with respect to employees of Seller in connection with their employment or other relationship with Seller, (16) incorrect classification by Seller of individuals as either employees or independent contractors, or (17) a contractor’s service relationship with Seller and/or the termination of such relationship.

10.2 Payment of All Taxes Resulting from Sale of Assets by Seller.  Seller shall pay in a timely manner all Taxes (including any applicable withholding Taxes) resulting from or payable in connection with the Contemplated Transactions and all Elections regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.3 Network Affiliate Audit.  For a period of one (1) year from the Closing Date, Seller shall, and shall cause (at Seller’s expense) its officers, directors, employees, consultants, contractors, advisors and other Representatives that have Knowledge of the Affiliate Network, as reasonably requested by Buyer, to assist Buyer in any periodic audits of the Affiliate Network.

10.4 Restrictions on Seller Dissolution and Distributions.  Without limiting any applicable Legal Requirements, Seller shall not dissolve or liquidate until the release of all of the Escrow Fund.

10.5 Removing Excluded Assets.  On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense, (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith, (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property, or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

10.6 Tax Returns.  Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Targeted Subsidiaries that are due on or before the Closing Date, and Seller shall pay all Taxes due with respect to such periods, including any Taxes attributable to the Elections as provided in Section 5.12. For all taxable periods ending on or before the Closing Date, Seller shall cause the Targeted Subsidiaries to join in Seller’s timely filed consolidated federal income Tax Return and Seller’s timely filed unitary or combined state income Tax Returns, as applicable, or, in jurisdictions requiring separate reporting from Seller, to file separate Returns with respect to the Targeted Subsidiaries provided that Seller shall reimburse Buyer for any and all expenses incurred in connection with Tax Returns and shall indemnify and hold harmless Buyer and each Targeted Subsidiaries for any Taxes due thereunder. Seller shall include the income of the Seller Subsidiaries on Seller’s consolidated federal income Tax Returns and applicable state or local income Tax Returns for all periods through the Closing Date and shall pay all federal, state and local income Taxes attributable to such income, including any Taxes attributable to the Elections as provided in Section 5.11. Notwithstanding the foregoing, Buyer agrees not to, and agrees to cause the Targeted Subsidiaries not to, (a) take any actions on or as of the Closing Date with respect to the Targeted Subsidiaries which are not in the Ordinary Course of Business of the Targeted Subsidiaries, or (b) make any Tax elections (except as described in this Agreement) which are effective on or before the Closing Date.

(a) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Targeted Subsidiaries that are due after the Closing Date (other than Tax Returns described in Section 10.2(a), above), and Buyer shall cause the Targeted Subsidiaries to pay all Taxes with respect to such periods provided, however, that Seller shall pay any Taxes attributable to the Elections as provided in Section 5.11. Buyer shall permit Seller to have a reasonably appropriate period of time prior to filing in order to review and comment on each Tax Return of a Targeted Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Returns”). Any portion of any Tax that must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, including any Taxes attributable to the Elections as provided in Section 5.11, shall be referred to herein as “Pre-Closing Taxes.” Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period (provided, however, that the term “Pre-Closing Taxes” shall not include any increase in such Taxes that is caused by the transactions described in this Agreement). All Straddle Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the relevant Targeted Subsidiary. Seller shall be responsible for the amount of any Pre-Closing Taxes due with any Straddle Tax Returns including any Taxes attributable to the Elections as provided in Section 5.11.

(b) After the Closing Date, neither Seller, Buyer nor any of the Targeted Subsidiaries shall amend, modify or otherwise change any Tax Returns of the Targeted Subsidiaries filed prior to the Closing Date without the prior written consent of the other Party, which consent will not be unreasonably withheld.

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees; and if required by applicable law, Buyer shall, and shall cause the Targeted Subsidiaries to, join in the execution of any such Tax Returns and other documents, provided that such Tax Returns or other documents, as applicable, are satisfactory to Buyer.

(d) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any affiliate of Buyer (including the Targeted Subsidiaries) of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments that may affect the Tax Liabilities of the Targeted Subsidiaries and for which Seller could be liable under this Agreement.

(e) Any refunds or credits of federal, state, local or foreign income and franchise Taxes (including any interest thereon) received by or credited to the Targeted Subsidiaries with respect to or attributable to periods ending on or prior to the Closing Date or to such portions of Straddle Periods ending at the close of business on the Closing Date (collectively, “Seller’s Refunds”), shall be for the benefit of Seller, and Buyer shall cause the Targeted Subsidiaries to pay over to Seller any Seller’s Refunds promptly upon receipt thereof. In addition, if the Pre-Closing Taxes with respect to a Straddle Period of the Targeted Subsidiaries are less than the payments previously made by or credited to the Targeted Subsidiaries with respect to such Straddle Period, Buyer shall cause the Targeted Subsidiaries to pay to Seller the excess of such previous payments over such Pre-Closing Taxes promptly upon the Targeted Subsidiaries receiving the benefit of such excess payments through a reduction in any Tax payment that otherwise would be required to be made by the Targeted Subsidiaries after the Closing.

(f) After the Closing Date, Buyer and Seller shall make available to the other, as reasonably requested, and to any taxing authority (which such authority is legally permitted to receive pursuant to its subpoena power or its equivalent) all information, records or documents relating to Tax Liabilities of the Targeted Subsidiaries for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof.

10.7 Assistance in Proceedings.  Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.

10.8 Noncompetition, Nonsolicitation and Nondisparagement.

(a) Noncompetition.  For a period of three (3) years after the Closing Date, Seller and each Seller Subsidiary (other than the Targeted Subsidiaries) shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of cost containment, including repricing of medical claims among healthcare providers and insurance and other payors (“Competing Business”); provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b) Nonsolicitation.  For a period of three (3) years after the Closing Date, Seller and each Seller Subsidiary (other than the Targeted Subsidiaries) shall not, directly or indirectly:

(i) solicit the business of any Person who is a customer of Buyer related to the Business;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

Without limitation of the foregoing, the parties acknowledge and agree that each Associate Confidentially, Non-Solicitation and Invention Agreement with each employee who is, or should be, listed on Schedule 3.23(a) on the date of this Agreement are part of the Assets and Buyer shall have all rights thereunder. Further, at the request of CAI or Buyer, Seller will use its commercially reasonable best efforts to enforce any such agreements.

(c) Nondisparagement.  After the Closing Date, no party will disparage another party hereto or any of the shareholders, directors, officers, employees or agents of a party hereto.

(d) Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

10.9 Customer and Other Business Relationships.  After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

10.10 Retention of and Access to Records.  After the Closing Date, Buyer and Seller each shall retain for a period consistent with Buyer’s record-retention policies and practices all Records relating to the Business. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three (3) days prior written notice, to enable them to prepare financial statements or Tax returns or deal with Tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets or otherwise affect the Business, during normal business hours and on at least three (3) days prior written notice, for any reasonable business purpose specified by Buyer in such notice and shall assist Buyer in transferring such Records as directed by Buyer.

10.11 Further Assurances.  Subject to the proviso in Section 6.1 (Required Approvals), the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

ARTICLE XI

INDEMNIFICATION

11.1 Survival.  All representations, warranties, covenants and obligations in this Agreement, the Schedules, any supplements to any Schedule, the certificates, agreements and other documents delivered pursuant to Section 2.4 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Sections 11.4 and 11.5. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2 Indemnification and Reimbursement by Seller.  Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including, without limitation, interest, penalties, costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller in (i) this Agreement (without giving effect to any supplement to any Schedule delivered by Seller), (ii) any Schedule delivered by Seller, (iii) any supplement to the Schedules delivered by Seller, (iv) the certificates, agreements and other documents delivered pursuant to Section 2.4 (for this purpose, each such certificate, agreement or other document will be deemed to have stated that Seller’s representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Schedules delivered by Seller, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement; provided, however, that to the extent there is a breach of Section 3.11 due to a failure to collect Accounts Receivable, the Buyer Indemnified Persons shall be deemed not to have suffered Damages to the extent that such uncollected Accounts Receivable were omitted from accounts receivable for purposes of the calculation of the definitive Final Net Working Capital pursuant to Section 2.6, it being the intent of the parties that Buyer not be compensated twice for such uncollected Accounts Receivable;

(b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than Liabilities specifically included in the determination of Final Net Working Capital;

(d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(e) any Liabilities relating to services provided by Seller or any Seller Subsidiary, in whole or in part, prior to the Closing Date, other than as specifically included in Final Net Working Capital;

(f) any noncompliance with any fraudulent transfer law in respect of the Contemplated Transactions;

(g) any Liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss;” as defined by 29 U.S.C. § 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;

(h) any Employee Plan established or maintained by Seller;

(i) any Retained Liabilities;

(j) any matter related to Tax;

(k) any matter related to a Network Affiliate Audit; and

(l) any matter related to improper access to networks and provider contracts; and

(m) Seller’s obligation, if any, pursuant to Section 2.6.

11.3 Indemnification and Reimbursement by Buyer.  Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; and

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions.

11.4 Limitations on Amount.

(a) Notwithstanding the foregoing, Seller shall not be required to indemnify the Buyer Indemnified Persons in respect of any Damages suffered by the Buyer Indemnified Persons unless the aggregate of all Damages suffered by the Buyer Indemnified Persons exceeds an amount equal to $175,000 (the “Basket”), in which case, all Damages shall be recoverable pursuant to this Article XI; provided, however, that all Damages suffered by the Buyer Indemnified Persons relating to Section 11.2(d), (e), (f), (g), (h), (i), (j), (k), (l) and (m) shall be recoverable notwithstanding the amount of the Basket.

(b) The aggregate Liability of Seller for Damages for claims under this Article XI shall be limited to the Escrow Fund, other than for Damages related to (A) fraud by Seller or its Related Persons or (B) Damages suffered by the Buyer Indemnified Persons relating to Section 11.2(d), (e), (f), (g), (h), (i), (j), (k), (l) and (m).

(c) When determining Damages of the Buyer, whether (i) the representations and warranties of Seller is true and correct in any respect, (ii) Seller has performed any of their covenants or agreements contained in this Agreement, or (iii) a Breach or other matter causing Damages set forth in Section 11.2 has occurred, such representations, warranties, covenants, agreements and obligations shall be deemed not to include any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Change,” “material adverse effect” or words of similar import).

11.5 Time Limitations.

(a) If the Closing occurs, Seller will have Liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date and Articles X and XII, as to which a claim may be made at any time, or (ii) a representation or warranty (other than those in Sections 3.9, 3.14, 3.16, 3.29, 3.31 and 3.32 as to which a claim may be made at any time), only if on or before the first anniversary of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer; provided, however, that nothing in this Section 11.5 is intended to limit Buyer and CAI’s right to make any claim against Seller for fraud or intentional misrepresentation.

11.6 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 and 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will establish conclusively for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (C) the Indemnified Person shall have no Liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 12.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article XI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article XI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential

Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its commercially reasonable best effort, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.7 Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

11.8 Indemnification in Case of Strict Liability or Indemnitee Negligence.  THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE XI SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

ARTICLE XII

GENERAL PROVISIONS

12.1 Expenses.  (a) Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives and all other fees and expenses incurred by the Seller or the Targeted Subsidiaries in connection with its or their efforts to sell the Business, the Seller or any parts thereof. Without limiting the generality of the foregoing, Seller shall pay all of the fees and expenses incurred by the Targeted Subsidiaries in connection with the Agreement and the Contemplated Transactions. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

(b) If this Agreement is terminated (i) by Buyer pursuant to Section 9.1(i), (j), (m) or (n), or (ii) by Seller pursuant to Section 9.1(k), then upon such termination, Seller will promptly pay to CAI a non-refundable fee in an aggregate amount equal to $940,000 plus an amount equal to all fees and expenses incurred by CAI or Buyer in connection with the transactions contemplated hereby (the “CAI Termination Fee”), it being agreed that that the CAI Termination Fee payable by Seller if this Agreement is terminated by Buyer pursuant to Section 9.1(m) or 9.1(n) shall not include any fees payable by CAI or Buyer to its investment banker or other financial advisor relating to the CAI Termination Fee. If (x) all of Buyer’s obligations to close set forth in Article VII hereof (other than the condition set forth in Section 7.10), including the receipt of Shareholder Approval, have been satisfied on or before January 31, 2008, (y) all of Seller’s obligations to close set forth in Article VIII hereof have been satisfied or waived (if legally permitted to be waived) on or before January 31, 2008, and Seller has certified in writing on or before such date that all of its conditions to closing set forth in Article VIII have been satisfied or waived (if legally permitted to be waived), and (z) this Agreement is terminated by Buyer pursuant to Section 9.1(l), CAI will promptly pay to Seller a non-refundable fee in an aggregate amount equal to $940,000 plus an amount equal to all fees and expenses incurred by Seller in connection with the transactions contemplated hereby (the “Seller Termination Fee”), it being understood that the Seller Termination Fee shall not include any fees and expenses incurred by Seller in connection with its efforts to sell the Business, Assets or Targeted Subsidiaries other than directly in connection with this Agreement and shall not include fees and expenses incurred in connection with any solicitation, negotiation, discussions or the like with any Person other than CAI or any fees payable to its investment bank or other financial advisors relating to the Seller Termination Fee.

12.2 Public Announcements.  Except as may be required by applicable law, regulations or the rules of the NASDAQ Global Market, any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, provided that CAI shall have been previously provided a reasonable amount of time to review such public announcement, press release or similar publicity. Except as may be required by applicable law, regulations or the rules of the NASDAQ Global Market, and which shall have been previously provided to CAI with a reasonable amount of time to review, or with the prior consent of Buyer or as permitted by this Agreement, neither Seller, nor any of its Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller, that any Confidential Information of Buyer has been disclosed to Seller, or its Representatives or that Seller, or its Representatives have inspected any portion of the Confidential Information of Buyer, or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement), . Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3 Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:

ProxyMed,Inc.
1854 Shackleford Court, Suite 200
Norcross, Georgia 30093
Attention: Ford Pearson
Fax no.:
E-mail address:

with a mandatory copy to:

Peter Fleming
1901 East Alton, Suite 100
Santa Ana, California 92075
Attention:
Fax no.:
E-mail address:

Buyer:

Coalition America, Inc.
Two Concourse Parkway, Suite 300
Atlanta, Georgia 30328
Attention: Chief Financial Officer
Fax no.: (404) 250-4933
E-mail address: anthonylevinson@coalitionamerica.com

with a mandatory copy to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Attention: David M. Calhoun
Fax no.: (404) 365-9532
E-mail address: dcalhoun@mmmlaw.com

12.4 Jurisdiction; Service of Process.  Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Georgia, County of Fulton, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

12.5 Enforcement of Agreement.  Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.6 Waiver; Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7 Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

12.8 Schedules.

(a) The information in the Schedules delivered by Seller constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b) The statements in the Schedules, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

12.9 Assignments, Successors and No Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9.

12.10 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11 Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.

12.12 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13 Governing Law.  This Agreement will be governed by and construed under the laws of the State of Georgia without regard to conflicts-of-laws principles that would require the application of any other law.

12.14 Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

BUYER:		SELLER:

CCB ACQUISITION, LLC		PROXYMED, INC.

By:	/s/ Scott S. Smith	By:	/s/ Gerard M. Hayden

Name:	Scott S. Smith	Name:	Gerard M. Hayden
Title:	President	Title:	Chief Financial Officer

CAI:

COALITION AMERICA, INC.

By:	/s/ Scott S. Smith

Name:	Scott S. Smith
Title:	President

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

APPENDIX B

OPINION OF CAIN BROTHERS & COMPANY, LLC

November 8, 2007

The Board of Directors
ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions
1854 Shackleford Court, Suite 200
Norcross, GA 30093

Members of the Board:

We understand that Coalition America, Inc. (“CAI” or “Purchaser”), a Georgia corporation, and ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions, a Florida corporation (“MedAvant” or the “Company”), propose to enter into a Stock Purchase Agreement (the “Agreement”), pursuant to which, subject to the terms and conditions of the Agreement, a subsidiary of CAI will purchase from MedAvant all of the outstanding shares of capital stock (the “Stock”) of the MedAvant subsidiaries constituting MedAvant’s Cost Containment Business (the “Business”), consisting of Plan Vista Solutions, Inc., National Network Services, LLC, Plan Vista Corporation, Medical Resource, LLC, National Provider Network, Inc. (the “Transaction”).

Pursuant to the Agreement, we understand that at the Closing (as defined in the Agreement), the Stock will be purchased for $23,500,000 in cash (the “Purchase Price”), subject to adjustments provided for in the Agreement. A portion of the Purchase Price will be placed in escrow for the satisfaction of potential indemnification and other claims and a portion will be applied to outstanding Company obligations.

We have been engaged to serve as the Company’s exclusive financial adviser in connection with strategic transactions involving the Company or any of its business units. The Transaction is one such transaction. As contemplated by our engagement letter with the Company dated May 21, 2007, you have asked us whether, in our opinion, the Purchase Price is fair to the Company, from a financial point of view.

For purposes of this opinion we have, among other things:

1. Reviewed a draft Agreement dated as of November 6, 2007 (including the draft disclosure schedules thereto) and participated in certain negotiations with CAI;

2. Reviewed certain financial, business and other information about the Business that was publicly available or provided to Cain Brothers by the Company;

3. Reviewed certain internal financial forecasts and projections for the Business that were provided to Cain Brothers by the Company, taking into account the Business’ historical and current fiscal year financial performance and adjusted to reflect corporate overhead allocations;

4. Held discussions with the Company’s and the Business’ management regarding its prospects and financial outlook and the operating plans of the Business;

5. Reviewed the valuation in the public market of companies in businesses that Cain Brothers deemed similar to that of the Business to assist in Cain Brothers’ analysis;

6. Reviewed public information with respect to recent acquisition transactions that Cain Brothers deemed comparable to the proposed Transaction to assist in Cain Brothers’ analysis;

7. Solicited interest from certain prospective candidates to a strategic transaction involving the Business or the Company, selected by the Company in consultation with Cain Brothers, and analyzed their responses; and

8. Reviewed such other financial studies, performed such other analyses and investigations and took into account such other matters as we deemed appropriate.

While we believe we have performed such analyses as are necessary to provide a reasonable basis for our opinion, we note that the Company had not prepared a long-term financial forecast for the Business, and we were therefore unable to perform the discounted cash flow analysis that would customarily constitute part of our procedures.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information reviewed by us, and we have not independently verified such information or undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Business, nor have we been furnished with any such valuation or appraisal. We are not legal or tax advisors and have relied upon the Company and its legal and tax advisors to make their own assessment of all legal and tax matters relating to the Company, the Business and the Transaction.

With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of the Company and the Business. We have discussed such projections and estimates, and the assumptions on which they were based, with the Company’s and the Business’ senior management, but we assume no responsibility for and express no view as to such projections or estimates or the assumptions on which they were based.

We have neither reviewed the books and records of the Business nor conducted a physical inspection of its properties or facilities. We have assumed that the executed version of the Agreement and related agreements will not differ in any material respect from the last draft we reviewed, and that the Transaction will be consummated on the terms set forth therein, without waiver or modification of any material terms. Our opinion is necessarily based on economic, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring after the date hereof.

This opinion does not constitute a recommendation to any director or stockholder of the Company as to how any such director or stockholder should vote on the Transaction. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction, nor does it address the tax consequences to the Company arising from the Transaction. This opinion also does not address the public market value of the Company or its securities or its viability as a going concern after the consummation of the Transaction.

Cain Brothers’ Valuation Committee has approved the issuance of this opinion. Our opinion addresses only the fairness of the Purchase Price to the Company from a financial point of view and we do not express any views on any other terms or conditions of the Transaction, including without limitation any possible reduction in the Purchase Price based upon the adjustments provided for in the Agreement or otherwise, and it does not express any opinion about the fairness of the amount or nature of any compensation to any officers, directors or employees of the Company or the Business, or class of such persons, relative to the compensation to the Company.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Agreement and, except for inclusion of this letter in its entirety in a proxy statement of the Company relating to the Transaction, may not be used, summarized, excerpted from or quoted for any purpose without our prior written consent.

In rendering this opinion, we have not been engaged to act as an agent or fiduciary of the Company, the stockholders or creditors of the Company or any other third party. We have acted as financial advisor to the Company in connection with the Transaction and we will receive a fee for such services, a portion of which will be paid upon delivery of this opinion and a portion of which is contingent upon the successful consummation of the Transaction. In addition, the Company has agreed to reimburse us for our expenses and to indemnify us for certain liabilities that may arise out of this engagement.

On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Price is fair to the Company from a financial point of view.

Very truly yours,
CAIN BROTHERS & COMPANY, LLC

By:	/s/ Court H. Houseworth

Court H. Houseworth
Managing Director

APPENDIX C

PROXYMED, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(From Annual Report on Form 10-K for the Fiscal Year ended December 31, 2006)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ProxyMed, Inc. and subsidiaries
Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of ProxyMed, Inc. and its subsidiaries (d/b/a MedAvant Healthcare Solutions) (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows each of the three years in the period ended December 31, 2006. Our audit also included the consolidated financial statement schedule listed in the index at Item 15(a)(2) for each of the three years in the period ended December 31, 2006. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations, its changes in stockholders’ equity, and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As described in Note 1 to the consolidated financial statements, on January 1, 2006 the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.”

Also as described in Note 1 to the consolidated financial statements, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s declining revenues, recurring losses from operations, accumulated deficit and working capital deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/  Deloitte & Touche LLP

Atlanta, Georgia
March 15, 2007

PROXYMED, INC., AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005
	(Amounts in thousands except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$682	$5,546
Accounts receivable — trade, net of allowance for doubtful accounts of $3,777 and $5,525, respectively	15,045	15,976
Other receivables	91	140
Inventory, net	759	1,030
Restricted cash	—	75
Other current assets	1,295	950

Total current assets	17,872	23,717
Property and equipment, net	5,555	4,322
Goodwill	26,480	26,444
Purchased technology, capitalized software and other intangible assets, net	19,702	17,879
Other long-term assets	2,631	3,279

Total Assets	$72,240	$75,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, and accrued expenses and other current liabilities	$10,842	$14,009
Current portion of capital leases	1,041	—
Notes payable and current portion of long-term debt	12,512	8,584
Deferred revenue	439	334
Income taxes payable	674	775

Total current liabilities	25,508	23,702
Income taxes payable	238	911
Convertible notes	13,137	13,137
Other long-term debt	3,992	3,335
Long-term portion of capital leases	1,296	—
Long-term deferred revenue and other long-term liabilities	645	1,652

Total liabilities	44,816	42,737

Stockholders’ equity:
Series C 7% Convertible Preferred Stock — $.01 par value. Authorized 300,000 shares; issued 253,265 shares; outstanding 2,000; liquidation preference $100	—	—
Common Stock — $.001 par value. Authorized 30,000,000 shares; issued and outstanding 13,210,188, and 13,203,702 shares, respectively	14	14
Additional paid-in capital	243,387	242,297
Unearned compensation	—	(40)
Accumulated deficit	(215,977)	(209,367)

Total stockholders’ equity	27,424	32,904

Total liabilities and stockholders’ equity	$72,240	$75,641

The accompanying notes are an integral part of these consolidated financial statements.

PROXYMED, INC., AND SUBSIDIARIES

Consolidated Statements of Operations
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	(Amounts in thousands except share and per share data)

Net revenues:
Transaction fees, cost containment services and license fees	$56,240	$67,909	$73,538
Communication devices and other tangible goods	9,222	9,610	16,708

	65,462	77,519	90,246

Costs and expenses:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	13,944	20,674	22,626
Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	5,389	6,150	11,586
Selling, general and administrative expenses	41,787	47,962	48,023
Depreciation and amortization	7,379	9,305	9,763
Loss on disposal of assets	12	14	47
Litigation settlements	321	175	175
Write-off of impaired assets	—	96,416	—

	68,832	180,696	92,220

Operating loss	(3,370)	(103,177)	(1,974)
Other income, net	—	1	134
Interest expense, net	(3,240)	(2,118)	(1,920)

Loss before income taxes	(6,610)	(105,294)	(3,760)
Provision for income taxes	—	—	40

Net loss	$(6,610)	$(105,294)	$(3,800)

Basic and diluted weighted average shares outstanding	13,207,789	12,707,695	11,617,601

Basic and diluted loss per share	$(0.50)	$(8.29)	$(0.33)

The accompanying notes are an integral part of these consolidated financial statements.

PROXYMED, INC., AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity
for Years Ended December 31, 2006, 2005 and 2004

	Series C Preferred Stock		Common Stock		Additional			Receivable
	Number of	Par	Number of	Par	Paid-in	Unearned	Accumulated	from
	Shares	Value	Shares	Value	Capital	Compensation	Deficit	Stockholder	Total
	(Amounts in thousands except for share and per share data)

Balances, December 31, 2003	2,000	$—	6,784,118	$7	$146,230	$—	$(100,273)	$(186)	$45,778
Exercise of stock options	—	—	1,558	—	16	—	—	—	16
Exercise of warrants	—	—	549,279	—	8,750	—	—	—	8,750
Common Stock issued for acquired business	—	—	3,600,000	4	59,756	—	—	—	59,760
Sales of Common Stock, net	—	—	1,691,227	2	24,048	—	—	—	24,050
Unearned compensation charge for options	—	—	—	—	295	(295)	—	—	—
Compensatory option charges	—	—	—	—	92	182	—	—	274
Compensatory option charges included in loss from disposal	—	—	—	—	68	—	—	—	68
Repayment of note receivable from shareholder	—	—	—	—	—	—	—	186	186
Net loss	—	—	—	—	—	—	(3,800)	—	(3,800)

Balances, December 31, 2004	2,000	—	12,626,182	13	239,255	(113)	(104,073)	—	135,082
Compensatory option charges	—	—	—	—	173	73	—	—	246
Issuance of Common Stock	—	—	577,520	1	2,869	—	—	—	2,870
Net loss	—	—	—	—	—	—	(105,294)	—	(105,294)

Balances, December 31, 2005	2,000	—	13,203,702	14	242,297	(40)	(209,367)	—	32,904
SFAS 123R adoption	—	—	—	—	1,067	40	—	—	1,107
Exercise of stock options	—	—	6,486	—	23	—	—	—	23
Net loss	—	—	—	—	—	—	(6,610)	—	(6,610)

Balances, December 31, 2006	2,000	$—	13,210,188	$14	$243,387	$—	$(215,977)	$—	$27,424

The accompanying notes are an integral part of these consolidated financial statements.

PROXYMED, INC., AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	(Amounts in thousands)

Cash flows from operating activities:
Net loss	$(6,610)	$(105,294)	$(3,800)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,379	9,305	9,763
Provision for doubtful accounts	—	—	858
Provision for obsolete inventory	31	214	92
Non-cash interest expense (income)	1,033	—	(59)
Loss (gain) on settlement of liability	321	175	(134)
Write-off of impaired assets	—	96,416	—
Share based compensation	1,104	246	275
Loss on disposal of fixed assets	20	14	47
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable and other receivables	1,004	1,615	548
Inventory	240	531	(1,329)
Other current assets	(471)	706	465
Accounts payable, accrued expenses and other current liabilities	(3,157)	(678)	124
Accrued expenses of PlanVista paid by MedAvant	—	—	(4,011)
Deferred revenue	91	(357)	137
Income taxes payable	(712)	1,471	(418)
Other, net	(396)	819	(727)

Net cash (used in) provided by operating activities	(123)	5,183	1,831

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(3,300)	—	782
Capital expenditures	(856)	(2,295)	(3,440)
Capitalized software	(1,405)	(557)	(909)
Collection of notes receivable	—	—	374
Proceeds from sale of fixed assets	4	57	4,526
Decrease in restricted cash	75	—	215
Payments for acquisition-related costs	—	—	(884)

Net cash (used in) provided by investing activities	(5,482)	(2,795)	664

Cash flows from financing activities:
Net proceeds from sale of Common Stock	—	500	24,100
Net proceeds from exercise of stock options and warrants	23	—	8,766
Draws on line of credit	57,707	47,015	4,900
Repayments of line of credit	(54,742)	(39,517)	(4,900)
Payment of related party note payable	—	(18,894)	(2,000)
Borrowings on notes payable	—	4,070	—
Debt issuance costs	(261)	(857)	—
Payment of notes payable, long-term debt and capital leases	(1,986)	(1,533)	(26,320)

Net cash provided by (used in) financing activities	741	(9,216)	4,546

Net (decrease) increase in cash and cash equivalents	(4,864)	(6,828)	7,041
Cash and cash equivalents at beginning of year	5,546	12,374	5,333

Cash and cash equivalents at end of year	$682	$5,546	$12,374

The accompanying notes are an integral part of these consolidated financial statements.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements

(1)	Business and Summary of Significant Accounting Policies

(a) Business — ProxyMed, Inc., (“ProxyMed,” or “the Company” or “MedAvant”) is an information technology company that facilitates the exchange of medical claim and clinical information among doctors, hospitals, medical laboratories, pharmacies, and insurance payers. MedAvant also enables the electronic transmission of laboratory results and prescription orders. MedAvant’s corporate headquarters are located in Norcross, Georgia and its products and services are provided from various operational facilities located throughout the United States. The Company also operates its clinical computer network and portions of its financial and real-time production computer networks from a secure, third-party co-location site in Atlanta, Georgia, and a second data center in Richardson, Texas.

(b) Going Concern — Over the last several years the Company has experienced declining revenues, recurring losses from operations and have limitations on its access to capital. The Company’s working capital deficit was approximately $7.6 million and its accumulated deficit was approximately $216 million at December 31, 2006. The Company had availability under its revolving credit facility of approximately $4.5 million at December 31, 2006 and approximately $3.1 million as of March 13, 2007.

The Company closely monitors its liquidity, capital resources and financial position on an ongoing basis, and is continuing efforts to reduce costs and increase revenues through new product launches and expanded relationships with certain customers. In addition, the Company is reviewing several strategic and operational initiatives that the Company believes would reverse some of these negative trends and also address its current liquidity issues. These initiatives include a review of strategic assets, certain product offerings and additional cost cutting initiatives while continuing efforts to seek additional sources of long term financing.

(c) Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

(d) Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) Revenue Recognition — Revenue is derived from the Company’s Transaction Services and Laboratory Communication Solutions segments.

In its Transaction Services segment, the Company provides transaction and value-added services principally between healthcare providers and insurance companies, and physicians and pharmacies. Such transactions and services include claims processing, insurance eligibility verification, claims status inquiries, referral management, electronic remittance advice, patient statement processing, encounters and PPO transaction services including claims repricing and bill negotiation. In the Laboratory Communication Solutions segment, the Company sells, rents and services intelligent remote reporting devices and provides lab results reporting through its software products.

Transaction Services revenues are derived from insurance payers, pharmacies and submitters (physicians and other entities including billing services, practice management software vendors and claims aggregators). Such revenues are recorded on either a per transaction fee basis or on a flat fee basis (per physician, per tax ID, etc.) and are recognized in the period in which the service is rendered. Agreements between the Company and payers or pharmacies span one to three years on a non-exclusive basis. Agreements with submitters are generally for one year, renew automatically and are generally terminable thereafter upon 30 to 90 days notice. Transaction fees vary according to the type of transaction and other factors, including volume level commitments.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

Revenue from the PPO business in the Transaction Services segment is recognized when the services are performed and are recorded net of their estimated allowances. These revenues are primarily in the form of fees generated from the discounts the Company secures for the payers that access its provider network. The Company enters into agreements with its healthcare payer customers that require them to pay a percentage of the cost savings generated from the Company’s network discounts with participating providers. These agreements are generally terminable upon 90 days notice. Revenue from a percentage of savings contract is generally recognized when the related claims processing and administrative services have been performed. The remainder of the Company’s revenue from its PPO business is generated from customers that pay a monthly fee based on eligible employees enrolled in a benefit plan covered by the Company’s health benefits payers’ clients.

Also in the Transaction Services segment, certain transaction fee revenue is subject to revenue sharing pursuant to agreements with resellers, vendors or gateway partners and is recorded as gross revenue in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Such revenue sharing amounts are based on either a per transaction amount or a percentage of revenue basis and may involve increasing amounts or percentages based on transaction or revenue volumes achieved.

Revenue from certain up-front fees charged primarily for the development of electronic transactions for payers and the implementation of services for submitters in the Transaction Services segment is amortized ratably over three years, which is the expected life of customer agreements, in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”).

Revenue from support and maintenance contracts on the Company’s products in both the Transaction Services and Laboratory Communication Solutions segments is recognized ratably over the contract period, which does not exceed one year. Such amounts are billed in advance and established as deferred revenue. In our Laboratory Communication Solutions segment, revenue from sales of inventory and manufactured goods is recognized in accordance with SAB No. 104.

Revenues from maintenance fees on laboratory communication devices are charged on an annual or quarterly basis and are recognized ratably over the service period. Service fees may also be charged on a per event basis and are recognized after the service has been performed.

Revenue from the rental of laboratory communication devices is recognized ratably over the applicable period of the rental contract. Such contracts require monthly rental payments and have terms of one to three years, then renew on a month to month basis after the initial term is expired. Contracts may be cancelled upon 30 days notice. A significant amount of rental revenues are derived from contracts that are no longer under the initial non-cancelable term. At the end of the rental period, the customer may return or purchase the unit for fair market value. Upon sale of the revenue earning equipment, the gross proceeds are included in net revenues and the undepreciated cost of the equipment sold is included in cost of sales.

(f) Fair Value of Financial Instruments — Cash and cash equivalents, notes and other accounts receivable and restricted cash are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and liabilities, notes payable and short-term and long-term debt are financial liabilities with carrying values that approximate fair value. The notes payable bear interest rates that approximate market rates.

(g) Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash balances in excess of immediate needs are invested in bank certificates of deposit, money market accounts and commercial paper with high-quality credit institutions. At times, such amounts may be in excess of FDIC insurance limits. The Company has not experienced any loss to date on these investments. Cash and cash equivalents used to support collateral instruments, such as letters of credit, are reclassified as either current or long-term assets depending upon the maturity date of the obligation they collateralize.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

(h) Reserve for Doubtful Accounts/Revenue Allowances/Bad Debt Estimates — The Company relies on estimates to determine revenue allowances, bad debt expense and the adequacy of the reserve for doubtful accounts receivable. These estimates are based on the Company’s historical experience and the industry in which it operates. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Additionally, in the PPO business, the Company evaluates the collectibility of its accounts receivable based on a combination of factors, including historical collection ratios. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve for bad debts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected. For all other customers, the Company recognizes reserves for bad debts based on past write-off history and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provision for losses.

(i) Inventory — Inventory, consisting of component parts, materials, supplies and finished goods (including direct labor and overhead) used to manufacture laboratory communication devices, is stated at the lower of cost (first-in, first-out method) or market. Reserves for inventory shrinkage are maintained and are periodically reviewed by management based on our judgment of future realization.

(j) Property and Equipment — Property and equipment is stated at cost and includes revenue earning equipment. Depreciation of property and equipment is calculated on the straight-line method over their estimated useful lives, generally 2 to 7 years. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gains or losses are reflected in operating expenses for the period. Maintenance and repair of property and equipment are charged to expense as incurred. Renewals and betterments are capitalized and depreciated. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-lived Assets,” management periodically reviews the carrying value of the Company’s fixed assets to determine if events or circumstances have changed which may indicate that the assets may be impaired or the useful life may need to be revised. The Company considers internal and external factors relating to each asset, including expectation of future profitability, undiscounted cash flows and its plans with respect to the operations. SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets’ net carrying amounts. The impairment loss is measured by comparing the estimated fair value of the asset to its net carrying amount.

(k) Intangible Assets

Goodwill — As required by Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill is reviewed at least annually for impairment and between annual tests in certain circumstances. We completed our most recent test as of December 31, 2006 and concluded that there was no impairment of our goodwill. To the extent that future cash flows differ from those projected in our analysis, fair value of the Company’s goodwill may be affected and this may result in an impairment charge.

Other Intangibles — Other acquired intangible assets, consisting of customer relationships and provider networks, are being amortized on a straight-line over their estimated useful lives of 7 years. Management periodically reviews the carrying value of the Company’s other intangible assets to determine if events or circumstances have changed which may indicate that the assets may be impaired or the useful life may need to be revised. The Company considers internal and external factors relating to each asset, including expectation of future profitability, undiscounted cash flow and its plans with respect to the operations. SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets’ net carrying amounts. The impairment loss is measured by comparing the estimated fair value of the asset to its net carrying amount.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

Purchased Technology, Capitalized Software and Research and Development — The Company has capitalized amounts related to various software and technology that it has purchased or developed for its own internal systems use. Internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized. Application development stage costs generally include software configuration, coding, installation of hardware and testing. Costs of upgrades and major enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades are expensed as incurred. All other costs are expensed as incurred as research and development expenses (and are included in selling, general and administrative expenses). Capitalized internal-use software development costs are periodically evaluated by the Company for indications that the carrying value may be impaired or that the useful lives assigned may be excessive. This evaluation indicates whether assets will be recoverable based on estimated future cash flows on an undiscounted basis, and if they are not recoverable, an impairment charge is recognized if the carrying value exceeds the estimated fair value. Purchased technology and capitalized software are being amortized on a straight-line basis over their estimated useful lives of 3-12 years. Purchased technology and capitalized software and related accumulated amortization are removed from the accounts when fully amortized and are no longer being utilized. Software development costs incurred prior to the application development stage are charged to research and development expense when incurred. Research and development expense of approximately $3.8 million in 2006, $3.2 million in 2005, and $2.3 million in 2004 was included in selling, general and administrative expenses.

(l) Income Taxes — Deferred income taxes are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are also established for the future tax benefits of loss and credit carryovers. Valuation allowances are established for deferred tax assets when, based on the weight of available evidence, it is deemed more likely than not that such amounts will not be realized.

(m) Net Loss Per Share — The Company incurred net losses for the years ended December 31, 2006, 2005 and 2004. Basic and diluted net loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of shares of Common Stock outstanding during the period. The following schedule sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(In thousands except for share and per share data)

Net loss applicable to common shareholders	$(6,610)	$(105,294)	$(3,800)
Common Shares outstanding:
Weighted average common shares used in computing basic and diluted net loss per share	13,207,789	12,707,695	11,617,601
Plus incremental shares from assumed conversions:
Convertible Preferred Stock	—	—	—
Stock options	—	—	—
Warrants	—	—	—

Weighted average common shares used in computing basic and diluted net loss per share	13,207,789	12,707,695	11,617,601

Basic and diluted net loss per common share:	$(0.50)	$(8.29)	$(0.33)

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

The following shares were excluded from the calculation of net loss per share for the years noted because their effects would have been anti-dilutive:

	2006	2005	2004

Convertible Preferred Stock	13,333	13,333	13,333
Stock options	1,769,917	1,750,167	1,812,909
Warrants	13,333	857,215	900,049

	1,796,583	2,620,715	2,726,291

Additionally, 238,989 shares issuable upon conversion of $4.4 million in convertible notes (as a result of meeting the first revenue threshold in the first quarter of 2004) issued in connection with the Company’s acquisition of MedUnite in December 2002, are excluded from the calculation for years ended December 31, 2006, 2005, and 2004 because their effect would also be anti-dilutive.

(n) Share-based Compensation — Prior to January 1, 2006, the Company accounted for options granted in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees;” thus, no compensation expense was recognized because the exercise price of all options granted equaled the fair market value on the date of the grant.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share Based Payment” (“SFAS No. 123(R)”), using the modified prospective method. Under that method, compensation cost recognized in the twelve-month period ended December 31, 2006 is recognized as the requisite service is rendered and includes: (a) compensation cost for the portion of share-based awards granted prior to and that are outstanding as at January 1, 2006, for which the requisite service has not been rendered, based on the grant-date fair value of those awards as calculated in accordance with the original provisions of Statement No. 123, and (b) compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement No. 123(R). Results for prior periods have not been restated.

For the Company, the adoption of Statement No. 123(R) has resulted in an increase of net loss of $1.1 million for the year ended December 31, 2006. The adoption of Statement No. 123(R) has also resulted in an increase in basic and diluted loss per share of $0.08 for the year ended December 31, 2006.

The following table illustrates the effect on net loss and net loss per share if we had applied the fair value recognition provisions of SFAS No. 123 to share-based compensation for the years ended December 31, 2005 and 2004:

	2005	2004
	(In thousands except for per share data)

Net loss applicable to common shareholders, as reported	$(105,294)	$(3,800)
Deduct: Total stock-based employee pro forma compensation expense determined under fair value based method for all awards, net of related tax effects(1)	(1,393)	(2,717)
Add back charges already taken for intrinsic value of options	73	115

Pro forma net loss	$(106,614)	$(6,402)

Basic and diluted net income (loss) per common share:
As reported	$(8.29)	$(0.33)
Pro forma	(8.39)	(0.55)

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

(1)	The following assumptions were used in the calculation of pro forma compensation expense for the periods presented:

Risk-free interest rate	4.0-4.6%	3.8%-4.8%
Expected life	6 years	6 years
Expected volatility	82%-85%	75%-77%
Dividend yield	0%	0%

(o) New Accounting Pronouncements — In July 2006, the FASB issued FASB Interpretation No. 48, or FIN No. 48, “Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109,” which is effective for fiscal years beginning after December 15, 2006. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Any transition adjustments will be recorded directly to the beginning balance of retained earnings in the period of adoption and reported as a change in accounting principle in the accompanying financial statements. The Company is currently evaluating the potential impact of the adoption of this interpretation on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for financial statements issued for the fiscal year beginning after November 15, 2007. SFAS No. 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” SFAS No. 157 also expands disclosure requirements to include: (a) the fair value measurements of assets and liabilities at the reporting date, (b) segregation of assets and liabilities between fair value measurements based on quoted market prices and those based on other methods and (c) information that enables users to assess the method or methods used to estimate fair value when no quoted price exists. The Company is currently in the process of reviewing this guidance to determine its impact on its consolidated financial position and results of operations.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using both a balance sheet and an income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is material, companies will record the effect as a cumulative effect adjustment to beginning of year retained earnings. The provisions of SAB 108 were effective for the Company for the year ended December 31, 2006. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.

(2)	Acquisitions of Businesses and Sale of Assets

(a) Medical Resources — On October 5, 2006, we entered into a Purchase Agreement, effective October 10, 2006, with Medical Resources, LLC, a Delaware limited liability company (“MRL”), all of the members of MRL, National Provider Network, Inc., a Delaware corporation (“NPN”), the sole stockholder of NPN, Residential Health Care, Inc., a New Jersey corporation (“RHC”) and all of the shareholders of RHC (cumulatively the “Selling Parties”). Pursuant to the Purchase agreement we purchased: (i) one hundred percent of the membership interests of MRL, (ii) one hundred percent of the outstanding capital stock of NPN; and (iii) all of the contracts and certain data

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

of RHC related to RHC’s Preferred Provider Organization business. The aggregate purchase price of $5,075,000 was paid as follows:

a. $3.1 million in cash at the time of closing, and b. $2 million in 7% promissory notes payable in 24 equal monthly installments of principal and interest beginning in November 2006.

The allocation of the purchase price is as follows:

(Dollars in thousands)

Cash	$3,000
Notes Payable	2,000
Other	75

Purchase Price	$5,075

Allocation of Purchase Price:
Customer Relationships	$516
Provider Network	4,555
Equipment	4

Total	$5,075

The following unaudited pro forma summary presents the consolidated results of operations of the Company and MRL as if the acquisition of this business had occurred on January 1, 2006. These pro forma results do not necessarily represent results that would have occurred if the acquisition had taken place on that date, or of the results that may occur in the future:

Unaudited (dollars in thousands, excepting per share data)
Net revenues	$66,627
Cost of Goods Sold	19,525
Selling, General and Administrative Expenses	42,008
Operating Loss	(2,633)
Interest Expense	(3,710)
Net Loss	(6,343)
Basic and Diluted Net Loss per Share of Common Stock	$(0.48)

(b) Zeneks — On February 14, 2006, we acquired substantially all the assets and operations of Zeneks, Inc. (“Zeneks”), a privately held bill negotiation services company based in Tampa, Florida, for $225,000 cash plus certain assumed liabilities. The operations of Zeneks are included in our Transactions Services segment results of operations and cash flows since February 14, 2006. The impact of this acquisition on the Company’s results of operations for the year ended December 31, 2006 was not material. Therefore, no pro forma information has been included herein.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

The allocation of the purchase price is as follows:

(Dollars in thousands)

Cash	$225
Assumed Liabilities	79

Purchase Price	304
Allocation of Purchase Price:
Customer Contracts	104
Provider Network Payable	136
Accounts Receivable	24
Equipment	5

Goodwill	$35

(c) PlanVista — On March 2, 2004, the Company acquired all of the capital stock of PlanVista Corporation, a publicly-held company located in Tampa, Florida and Middletown, New York that provides medical cost containment and business process outsourcing solutions, including claims repricing services, for the medical insurance and managed care industries, as well as services for healthcare providers, including individual providers, preferred provider organizations and other provider groups, for 3.6 million shares of the Company’s Common Stock issued to PlanVista’s shareholders. In addition, the Company assumed debt and other liabilities of PlanVista totaling $46.4 million, and incurred $1.3 million in acquisition related expenses. The value of these shares was $59.8 million based on the average closing price of ProxyMed’s common stock for the day of and the two days before and after the announcement of the definitive agreement on December 8, 2003 in accordance with EITF No. 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in Purchase Business Combination.” Additionally, the Company raised $24.1 million in a private placement sale of 1,691,227 shares of its common stock to various entities affiliated with General Atlantic Partners and Commonwealth Associates to partially fund repayment of PlanVista’s debts and other obligations outstanding at the time of the acquisition. The acquisition enables the Company to offer a new suite of products and services, provide new end-to-end services, increase sales opportunities with payers, strengthen business ties with certain customers, expand technological capabilities, reduce operating costs and enhance its public profile.

Following consummation of the acquisition, PlanVista’s common stock was delisted from the Over the Counter Bulletin Board, and each share of PlanVista’s outstanding common stock was cancelled and converted into the right to receive 0.08271 of a share of the Company’s Common Stock and each holder of PlanVista series C preferred stock received 51.5292 shares of the Company’s Common Stock in exchange for each share of PlanVista series C preferred stock, all of which represented approximately 23% of the Company’s Common Stock on a fully converted basis. The holders of the Company’s outstanding stock, options and warrants at the date of the acquisition of PlanVista retained approximately 77% of the Company after the acquisition.

The excess of the consideration paid over the estimated fair value of net assets acquired in the amount of $61.0 million was initially recorded as goodwill. Due to adjustments for settled pre-acquisition contingencies of $0.7 million, potential exposure of other pre-acquisition contingencies of $0.6 million, adjustments to accrued network fees of $0.4 million and other net adjustments of $0.1 million recorded after the initial recording of the transaction, the excess of the consideration paid over the estimated fair value of net assets acquired has increased by $1.8 million to $62.8 million. Of this amount, the Company has determined that $20.7 million is tax deductible goodwill.

The issuance of the 3.6 million shares of Company Common Stock to the PlanVista stockholders was registered under the Securities Act of 1933 pursuant to the Company’s registration statement on Form S-4 (File No. 333-111024) (the “Registration Statement”) filed with the SEC and declared effective on February 2, 2004.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

In connection with this transaction, on March 1, 2004, the Company’s shareholders approved (1) an amendment to the Company’s articles of incorporation to increase the total number of authorized shares of the Company’s common stock from 13,333,333 shares to 30,000,000 shares; (2) the issuance of 1,691,227 shares of the Company’s Common Stock at $14.25 per share in a private equity offering valued at $24.1 million (to retire debt of PlanVista and pay certain expenses associated with the merger); (3) the issuance of 3,600,000 shares of the Company’s common stock in connection with the PlanVista merger; and (4) an amendment to the Company’s 2002 Stock Option Plan to increase the total number of shares available for issuance from 600,000 to 1,350,000. Additionally, one director of PlanVista was appointed to the Company’s board of directors to fill a vacancy left by a former ProxyMed director who resigned in February 2003.

All officers and employees of PlanVista, with the exception of PlanVista’s Chief Financial Officer, continued employment with the Company. In May 2004, PlanVista’s Chief Executive Officer announced his resignation and effective September 1, 2004, he became a consultant to the Company. Under the terms of this agreement, he is allowed to continue to vest in the stock options he received at the time of the acquisition of PlanVista (see Note 11).

Additionally, certain officers, directors and employees of PlanVista were granted options to purchase an aggregate of 200,000 shares of the Company’s Common Stock at an exercise price of $17.74 per share. Of these original options granted, 173,120 were to vest two-thirds on the first anniversary date of the grant and one-third on the third anniversary date of the grant. Since the exercise price was less than the market price as of the date of issuance, the Company is recording periodic non-cash compensation charges over the vesting period of the options based on the intrinsic value method. For the year ended December 31, 2004, the Company recorded a non-cash compensation charge of $0.1 million for these options. Subsequent to the original issuance of these options, 10,608 stock options have been cancelled due to separation of employment with the Company. In addition, 68,543 granted to the PlanVista’s former Chief Executive Officer as a result of his resignation effective September 1, 2004 have been modified due to his change in employment status (see Note 13). The balance of 26,880 options was granted to PlanVista’s former Chief Financial Officer in connection with a consulting arrangement with him. Fifty percent of these options vested immediately upon the change of control and 25% vest on each of the three month and six month anniversaries of the change in control. The Company recorded a charge of approximately $0.1 million in compensation expense associated with this grant in the three months ended March 31, 2004 utilizing a Black-Scholes model using the following assumptions: risk-free interest rate of 1.2%, expected life of 9 months, expected volatility of 42% and no dividend yield.

The following unaudited pro forma summary presents the consolidated results of operations of the Company and PlanVista as if the acquisition of this business had occurred on January 1, 2004. These pro forma results do not necessarily represent results that would have occurred if the acquisition had taken place on that date, or of the results that may occur in the future:

2004
(In thousands except
for per share data)

Revenues	$95,914
Cost of sales	(35,655)
Selling, general and administrative expenses	(50,373)
Operating loss	(881)
Interest expense, net	(2,227)
Net loss	(3,114)
Basic and diluted net loss per share of Common Stock	$(0.25)

(d) Sale of Certain Laboratory Communication Solutions Assets — On June 30, 2004, the Company sold certain assets and liabilities of its Laboratory Communication Solutions segment that were used in its non-core contract manufacturing business to an entity formed by a former executive of the Company for $4.5 million in cash.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

Under terms of the sale agreement, the Company received $3.5 million in cash at closing and received the balance of $1.0 million in cash in July and August 2004 upon presentation of final accounting.

The Company believes the divested manufacturing assets were not a component of an entity because the operations and cash flows could not be clearly distinguished, operationally and for financial purposes, from the rest of the entity. Accordingly, pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” failure to meet such a condition precluded these assets from being presented as discontinued operations.

As a result of the transaction, the Company recorded a loss on sales of assets of $0.1 million for the year ended December 31, 2004. This loss includes the value of options to purchase 10,000 shares of the Company’s common stock granted to the former executive at an exercise price of $16.00 in July 2004 which was originally accrued at June 30, 2004.

(3)	Equity Transactions

(a) Common Stock — On April 5, 2002, the Company sold 1,569,366 shares of unregistered common stock at $15.93 per share (the “Primary Shares”) in a private placement to General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., Gapstar, LLC, GAPCO GmbH & Co. KG. (the “General Atlantic Purchasers”), four companies affiliated with General Atlantic Partners, LLC (“GAP”), a private equity investment fund and received net proceeds of $24.9 million. In addition, the Company also issued two-year warrants for the purchase of 549,279 shares of Common Stock exercisable at $15.93 per share (the “GAP Warrants”). No placement agent was used in this transaction. The Company granted the General Atlantic Purchasers and certain of their transferees and affiliates certain demand and “piggy back” registration rights starting one year from closing. Additionally, in connection with the transaction, a managing member of GAP was appointed as a director to fill a vacancy on the Company’s Board of Directors.

As a result of the purchase of the Primary Shares, the General Atlantic Purchasers owned approximately 23.4% of the then outstanding shares of the Company’s common stock. At the Company’s Annual Meeting of Shareholders held on May 22, 2002, the shareholders of the Company approved that the GAP Warrants may be exercised at any time after April 5, 2003, and prior to April 5, 2004, pursuant to the original terms of the warrant. On March 25, 2004, GAP exercised these warrants for $8.75 million in cash.

As more fully discussed in Note 2 (c), on March 2, 2004, the Company issued 3,600,000 shares of its common stock in its acquisition of PlanVista. Additionally, the Company raised $24.1 million in a private placement sale of 1,691,227 shares its Common Stock to various entities affiliated with General Atlantic Partners and Commonwealth Associates to partially fund repayment of PlanVista’s debts and other obligations outstanding at the time of the acquisition.

On December 7, 2005, we entered into a loan transaction with Laurus Master Funds, Ltd. (“Laurus”) pursuant to which Laurus extended $20.0 million in financing to us in the form of a $5.0 million secured term loan and a $15.0 million secured revolving credit facility. In connection with this loan agreement, we issued 500,000 shares of our Common Stock to Laurus during December 2005. See Note 9 for a full discussion of our Debt Obligations.

Mr. Lettko, the Company’s Chief Executive Officer, was obligated to purchase no less than $500,000 unregistered Company shares at the price at which the Company’s shares closed on the NASDAQ system on May 10, 2005.

(b) Series C Preferred Stock — As of both December 31, 2006 and 2005, there were 2,000 unconverted shares of Series C Preferred Stock, which are non-cumulative, and convertible into 13,333 shares of Common Stock.

(c) Series C Warrants — In 2002, 8,333 Series C Warrants were converted into 1,190 shares of Common Stock. As of December 31, 2004, Series C Warrants remained outstanding to purchase 42,833 shares of Common Stock. The remaining Series C Warrants expired in June 2005.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

(d) Other Warrants — In conjunction with a joint marketing agreement entered into between the Company and a subsidiary of First Data Corporation (“FDC”), an electronic commerce and payment services company, in July 2003, the Company issued to FDC a warrant agreement under which FDC may have been entitled to purchase up to 600,000 of the Company’s common stock at $16.50 per share. The ability of FDC to exercise under the warrant agreement was dependent upon the Company achieving certain revenue-based thresholds under such joint marketing agreement over a three and one-half year period. Additionally, in connection with this agreement, four entities affiliated with GAP, investors in the Company, received an aggregate of 243,882 warrants, as a result of pre-emptive rights relating to their investment in the Company in April 2002. The GAP warrant agreements were subject to the same terms and conditions as those issued to FDC and were exercisable only if FDC’s right to exercise under its warrant agreement was perfected. At the time any of the revenue thresholds had been met, the Company would have recorded a charge in its statement of operations for the value of the FDC warrants. However, both the FDC and GAP warrants were not exercised, and expired in December 2006.

As of December 31, 2006, there are 13,333 warrants exercisable at $149.40 through June 2007 issued in connection with a 1997 business transaction consummated by the Company.

(e) Other — The Company has remaining 1,555,000 authorized but unissued shares of Preferred Stock, par value $0.01 per share, which are entitled to rights and preferences to be determined at the discretion of the Board of Directors.

(4)	Segment information

The Company operates in two reportable segments that are separately managed: Transaction Services and Laboratory Communication Solutions. Transaction Services includes claims processing, PPO and pharmacy services. Laboratory Communication Solutions includes the sale, lease and service of communication devices principally to laboratories (and through June 30, 2004, the contract manufacturing of printed boards (“Laboratory Services”). As a result of a re-alignment of its corporate overhead functions (i.e., executives, finance, legal, human resources, facilities, insurance, etc.) in the second quarter of 2004, the Company began reporting these expenses and assets as part of its Transaction Services segment. International sales were attributable to the contract manufacturing assets of Laboratory Communication Solutions segment that was sold on June 30, 2004. Due to the bundling of our products and services, it is impractical to break out revenue by product within each segment.

	Year Ended December 31,
	2006	2005	2004
		(In thousands)

Net revenues by operating segment:
Transaction Services	$53,983	$66,042	$71,304
Laboratory Communication Solutions	11,479	11,477	18,942

	$65,462	$77,519	$90,246

Net revenues by geographic location:
Domestic	$65,462	$77,519	$90,140
International(1)	—	—	106

	$65,462	$77,519	$90,246

Operating income (loss) by operating segment:
Transaction Services	$(6,210)	$(104,415)	$(3,115)
Laboratory Communication Solutions	2,840	1,238	1,938
Corporate	—	—	(797)

	$(3,370)	$(103,177)	$(1,974)

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

	Year Ended December 31,
	2006	2005	2004
		(In thousands)

Depreciation and amortization by operating segment:
Transaction Services	$7,076	$8,788	$8,718
Laboratory Communication Solutions	303	517	823
Corporate	—	—	222

	$7,379	$9,305	$9,763

Capital expenditures and capitalized software by operating segment:
Transaction Services	$2,121	$2,355	$3,957
Laboratory Communication Solutions	140	497	392

	$2,261	$2,852	$4,349

Total assets by operation segment:
Transaction Services	$57,145	$63,186	$173,066
Laboratory Communication Solutions	15,095	12,455	11,342

	$72,240	$75,641	$184,403

(1)	All amounts are transacted in US Dollars (“$”)

(5)	Inventory

Inventory consists of the following at December 31:

	2006	2005
	(In thousands)

Materials, supplies and component parts	$262	$290
Work in process	87	84
Finished goods	410	656

Total	$759	$1,030

Inventory is accounted for under the average cost method. These inventories are in our Laboratory Communications Segment. There is no reserve for obsolescence at December 31, 2006 and 2005.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

(6)	Property and Equipment

Property and equipment consists of the following at December 31:

	2006	2005	Estimated Useful Lives
	(In thousands)

Furniture, fixtures and equipment	$1,872	$2,263	4 to 7 years
Computer hardware and software	14,354	12,851	2 to 5 years
Service vehicles	86	141	5 years
Leasehold improvements	521	603	The shorter of the estimated useful life, or lease term
Revenue earning equipment	1,246	1,327	3 to 5 years

	18,079	17,185
Less: accumulated depreciation	(12,524)	(12,863)

Property and equipment, net	$5,555	$4,322

Depreciation expense was $2.6 million in 2006, $2.7 million in 2005 and $3.3 million in 2004. Accumulated depreciation on revenue earning equipment at December 31, 2006 and 2005, was $0.9 million and $0.9 million, respectively. Capital leases acquired during 2006 were $3.0 million, comprised of $2.8 million in computer hardware and software, and $0.2 million in leasehold improvement. No capital leases were owned by MedAvant during 2005 and 2004.

(7)	Goodwill and Other Intangible Assets

Goodwill — The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. As a result of our stock price decline, a decrease in our revenues and a restructuring plan we initiated during the third quarter of 2005, we performed an interim goodwill impairment test as of September 30, 2005. In accordance with the provisions of SFAS No. 142, we performed a discounted cash flow analysis which indicated that the book value of the Transaction Services segment exceeded its estimated fair value. Step 2 of this impairment test, as prescribed by SFAS No. 142, led us to conclude that an impairment of our goodwill had occurred. In addition, as a result of our goodwill analysis, we also performed an impairment analysis of our long-lived assets in our Transaction Services segment in accordance with SFAS No. 144. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was greater than their expected undiscounted future cash flows. As a result, we concluded that these intangible assets were impaired and adjusted the carrying value of such assets to fair value. In addition, we also reduced the remaining useful lives of these intangible assets based on the results of this analysis. Accordingly, we recorded a non-cash impairment charge of $95.7 million at September 30, 2005, in our Transaction Services segment. The charges included $68.1 million impairment of goodwill and $27.6 million impairment of certain other intangible assets. As a result of our most recent annual test as of December 31, 2006, no further impairment was noted.

In June 2005, we performed an impairment analysis of certain finite-lived intangible assets in our Laboratory Communication Solutions segment due to substantial decrease in revenues from one of our customers. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was greater than their expected undiscounted future cash flows, as a result, we concluded that these intangible assets were impaired and adjusted the carrying value of such assets to fair value by approximately $0.7 million.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

The changes in the carrying amounts of goodwill, net, for the years ended December 31, 2006 and 2005, by operating segment, are as follows:

		Laboratory
	Transaction	Communication
	Services	Solutions	Total
	(In thousands)

Balance as of December 31, 2004	$91,502	$2,102	$93,604
Adjustments to goodwill	875	—	875
Write off	(68,035)	—	(68,035)

Balance as of December 31, 2005	24,342	2,102	26,444
Goodwill acquired during 2006	36	—	36

Balance as of December 31, 2006	$24,378	$2,102	$26,480

Other Intangible Assets — The carrying amounts of other intangible assets as of December 31, 2006 and 2005, by category, are as follows (dollars in thousands):

	December 31, 2006			December 31, 2005
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net

Capitalized software	$4,476	$(2,219)	$2,257	$3,133	$(1,429)	$1,704
Purchased technology	8,992	(6,815)	2,177	8,852	(4,791)	4,061
Customer relationships	13,765	(6,997)	6,768	13,747	(6,454)	7,293
Provider network	12,120	(3,620)	8,500	7,565	(2,744)	4,821

	$39,353	$(19,651)	$19,702	$33,297	$(15,418)	$17,879

As part of its acquisition of PlanVista (see Note 2(c)), the Company recorded $24.6 million in customer relationships, $16.2 million for a provider network and $1.2 million in technology platforms, respectively. The valuations of the provider network and technology platforms were based on management’s estimates which included consideration of a replacement cost methodology. The values of the customer relationships were calculated using a discounted cash flow model.

Estimates of useful lives of other intangible assets are based on historical experience, the historical experience of the entity from which the intangible assets were acquired, the industry in which the Company operates or on contractual terms. If indications arise that would materially affect these lives, an impairment charge may be required and useful lives may be reduced. Intangible assets are being amortized over their estimated useful lives on either a straight-line or other basis as follows:

Estimated Useful
Lives

Capitalized software	3 to 5 years
Purchased technology	3 to 12 years
Customer relationships	7 years
Provider network	7 years

Amortization expense of other intangible assets was $4.8 million, $6.6 million and $6.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

As of December 31, 2006, estimated future amortization expense of other intangible assets in each of the years ending December 31, 2007 through 2011 is as follows:

(In thousands)

2007	$4,708
2008	4,149
2009	3,057
2010	2,564
2011	2,511

$16,989

(8)	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at December 31:

	2006	2005
	(In thousands)

Accounts payable	$2,635	$4,165
Accrued payroll and related costs	3,722	3,598
Accrued vendor rebates and network fees payable	1,905	2,292
Accrued professional fees	89	546
Accrued settlement	321	—
Other accrued expenses	2,170	3,408

Total accounts payable and accrued expenses	$10,842	$14,009

Other accrued expenses include customer deposits, estimated property taxes and other non-income based taxes.

(9)	Debt Obligations

(a) Revolving Credit Facility and Term Debt — On December 7, 2005, the Company and certain of its wholly-owned subsidiaries, entered into a security and purchase agreement (the “Loan Agreement”) with Laurus Master Fund, Ltd. (“Laurus”) to provide up to $20.0 million in financing to the Company. Under the terms of the Loan Agreement, Laurus extended financing to the Company in the form of a $5.0 million secured term loan (the “Term Loan”) and a $15.0 million secured revolving credit facility (the “Revolving Credit Facility”). The Term Loan has a stated term of five years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The Term Loan is payable in equal monthly principal installments of approximately $89,300 plus interest until the maturity date on December 6, 2010. The Revolving Credit Facility has a stated term of three years and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008, with two one-year options at the discretion of Laurus. Additionally, in connection with the Loan Agreement, the Company issued 500,000 shares of its Common Stock, par value $0.001 per share, to Laurus that were valued at approximately $2.4 million at the time of issuance. The Company used proceeds from the Loan Agreement primarily to repay existing senior debt to Wachovia Bank, N.A., and for working capital.

The Company granted Laurus a first priority security interest in substantially all of the Company’s present and future tangible and intangible assets (including all intellectual property) to secure the Company’s obligations under the Loan Agreement. The Loan Agreement contains various customary representation and warranties of the Company as well as customary affirmative and negative covenants, including, without limitation, limitations on liens of property, maintaining specific forms of accounting and record maintenance and limiting the incurrence of additional debt. The Loan Agreement does not contain restrictive covenants regarding minimum earning

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

requirements, historical earning levels, fixed charge coverage or working capital requirements. The Company can borrow up to three times trailing 12-month of historical earnings, as defined in the agreement.

The Loan Agreement also contains certain customary events of default, including, among others, non-payment of principal and interest, violation of covenants and in the event the Company is involved in certain insolvency proceedings. Upon the occurrence of an event of default, Laurus is entitled to, among other things, accelerate all obligations of the Company. In the event Laurus accelerates the loans, the amount due will include all accrued interest plus 120% of the then outstanding principal amount of the loans being accelerated as well as all unpaid fees and expenses of Laurus. In addition, if the Revolving Credit Facility is terminated for any reason, whether because of a prepayment or acceleration, there shall be paid an additional premium of up to 5% of the total amount of the Revolving Credit Facility. In the event the Company elects to prepay the Term Loan, the amount due shall be the accrued interest plus 115% of the then outstanding principal amount of the Term Loan. Due to certain subjective acceleration clauses contained in the agreement and a lockbox arrangement, the revolving credit facility is classified as current in the accompanying consolidated balance sheet.

On April 18, 2005, the Company closed a three year, $15.0 million senior asset based facility which was secured by all assets of the combined entities with Wachovia Bank, N.A. (“Wachovia”). It bore interest at LIBOR plus 2.7% and was paid monthly in arrears. The Company used the proceeds from this facility and some of its cash to pay approximately $18.9 million which constituted all of the Company’s previous senior related party debt obligation and notes outstanding, including all accrued interest, to former directors of PlanVista. This senior asset based facility was refinanced with funds from Laurus as noted above.

On October 10, 2006, the Company signed two $1.0 million notes payable in conjunction with its acquisition of MRL. The notes payable accrue interest at 7% and are payable in 24 equal monthly installments of principal and interest of approximately $0.1 million beginning in November 2006.

(b) Senior Debt — As a result of the acquisition of PlanVista, the Company assumed and guaranteed a $20.4 million secured obligation to PVC Funding Partners, LLC, an owner of approximately 20% of the outstanding Common Stock of the Company. This obligation was payable in monthly installments of $0.2 million and matured with a balloon payment of $17.6 million on May 31, 2005. It originally bore an interest rate of 6%, payable monthly in cash, which increased to 10% on December 1, 2004. Under the covenants of the senior debt obligation, PlanVista (as a wholly-owned subsidiary) was limited in its ability to transfer cash to The Company (as the parent company). Additionally, the assets of PlanVista were not eligible collateral for the Company’s asset-based line of credit due to covenants of the senior debt. On April 18, 2005, this secured obligation was repaid using funds from the new senior asset based facility with Wachovia Bank, N.A.

(c) Convertible Notes — The 4% convertible promissory notes are uncollateralized and mature on December 31, 2008. Interest is payable quarterly in cash in arrears. The notes were convertible into an aggregate of 731,322 shares of the Company’s common stock (based on a conversion price of $18.323 per share which was above the traded fair market value of the Company’s common stock at December 31, 2002) if the former shareholders of MedUnite achieved certain aggregate incremental revenue based targets over a baseline revenue of $16.1 million with the Company over a three and one-half year period as follows: (i) one-third of the principal if incremental revenues during the measurement period from January 1, 2003 through June 30, 2004, in excess of $5.0 million; (ii) one-third of the principal if incremental revenues during the measurement period from July 1, 2004 through June 30, 2005, in excess of $12.5 million; and (iii) one-third of the principal if incremental revenues during the measurement period from July 1, 2005 through June 30, 2006 were in excess of $21.0 million. Amounts in excess of any measurement period would be credited towards the next measurement period; however, if the revenue trigger was not met for any period, the ability to convert that portion of the principal was lost. In the first quarter of 2004, the first revenue target was met. No other revenue targets have been met through December 31, 2006.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

As noted above, during the measurement period only the first revenue target was achieved, therefore, only one third of the possible shares set forth in the agreement are convertible. The notes are convertible into 238,989 of our Common Stock.

(d) As of December 31, the Company’s outstanding debt consists of the following:

	2006	2005
	(In thousands)

Convertible debt	$13,137	$13,137
Line of credit	10,464	7,498
Notes payable	6,040	4,420

	29,641	25,055
Less: current maturities	(12,512)	(8,583)

	$17,129	$16,472

Assuming no conversion of the convertible notes, as of December 31, 2006, debt payments over the five years are as follows:

(In thousands)

2007	$12,512
2008	15,076
2009	1,071
2010	982
2011	—

$29,641

(10)	Income Taxes

The income tax provisions for the years ended December 31, 2006 were $0.0 million, 2005 were $0.0 million, and $0.04 million state tax provision for 2004. This income tax provision differs from the amount computed by applying the statutory federal income tax rate to the net loss reflected on the Consolidated Statements of Operations in the three years ended December 31, due to the following:

	2006		2005		2004
	$ Amount	%	$ Amount	%	$ Amount	%
	(In thousands)

Federal income tax benefit at statutory rate	$(2,247)	(34.0)	$(35,799)	(34.0)	$(1,278)	(34.0)
State income tax benefit	(212)	(3.2)	(2,562)	(2.4)	(133)	(3.5)
Non-deductible items	429	6.6	13,907	13.2	(90)	(2.4)
Increase in valuation allowance	2,030	30.6	24,454	23.2	1,541	41.1

Total provision	$—	—	$—	—	$40	1.2

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

The significant components of the deferred tax asset account are as follows at December 31, 2006 and 2005:

	2006	2005
	(In thousands)

Net operating losses — Federal	$84,486	$73,408
Net operating losses — State	9,838	8,548
Depreciation and amortization	7,135	7,747
Capitalized start up costs	—	1,456
Other — net	3,769	4,627

Total deferred tax assets	105,228	95,786
Less valuation allowance	(105,228)	(95,786)

Net deferred tax assets	—	—
Depreciation and amortization	—	—

Net deferred tax assets	$—	$—

Based on the weight of available evidence, a valuation allowance has been provided to offset the entire net deferred tax asset amount.

Total Company’s net operating loss carry forwards as of December 31, 2006, are $248.4 million, of which $81.9 million and $54.5 million are attributed to the acquisitions of PlanVista and MedUnite, respectively. These net operating losses will expire between 2008 and 2026. Due to changes in ownership control of the Company, net operating losses may be limited to offset future taxable income pursuant to Internal Revenue Code Section 382.

During 2006 and 2005, the Company made income tax payments to the State of New York in the amounts of $1.1 million and $0.9 million, respectively. There were no other income tax payments in either 2006 or 2005. In 2004, the Company paid $0.1 million that related to PlanVista pre-acquisition periods.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

(11)	Stock Options

The Company has various stock option plans for employees, directors and outside consultants, under which both incentive stock options and non-qualified options may be issued. Under such plans, options to purchase up to 2,584,483 shares of common stock may be granted. Options may be granted at prices equal to the fair market value at the date of grant, except that incentive stock options granted to persons owning more than 10% of the outstanding voting power must be granted at 110% of the fair market value at the date of grant. Stock options issued by the Company generally vest within three or four years, or upon a change in control of the Company, and expire up to ten years from the date granted. Stock option activity was as follows for the three years ended December 31, 2006:

			Weighted
	Options		Average
	Available	Options	Exercise Price of
	for Grant	Outstanding	Options

Balance, December 31, 2003	221,813	1,426,669	$19.26
Options authorized	750,000	—	—
Options granted	(537,253)	537,253	$14.96
Options exercised	—	(1,558)	$10.14
Options expired/forfeited	142,835	(149,455)	$30.80

Balance, December 31, 2004	577,395	1,812,909	$17.04
Options authorized	—	—	—
Options granted	(991,938)	991,938	$5.90
Options exercised	—	—	—
Options expired/forfeited	1,054,680	(1,054,680)	$18.40

Balance, December 31, 2005	640,137	1,750,167	$9.91
Options authorized	200,665	—	—
Options granted	(540,500)	540,500	$6.79
Options exercised	—	(6,486)	$3.55
Options expired/forfeited	514,264	(514,264)	$10.96

Balance, December 31, 2006	814,566	1,769,917	$8.67

The following table summarizes information regarding outstanding and exercisable options as of December 31, 2006:

		Weighted
		Average
		Remaining	Weighted		Weighted
	Number	Contractual Life	Average	Number	Average
Range of Exercise Prices	Outstanding	(Years)	Exercise Price	Exercisable	Exercise Price

$ 3.55 – $ 6.17	367,462	9.3	$4.40	50,478	$3.55
$ 6.45 – $ 6.45	607,500	4.4	$6.45	225,833	$6.45
$ 6.50 – $ 10.35	445,345	7.7	$7.57	83,500	$7.83
$10.50 – $107.85	349,610	3.1	$18.41	315,433	$18.63

	1,769,917			675,244	$12.09

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

The following table summarizes information regarding options exercisable as of December 31:

	2006	2005	2004

Number exercisable	675,244	737,714	996,673
Weighted average exercise price	$12.09	$14.27	$19.40

The weighted average grant date fair value of options granted ($2.74 in 2006, $2.04 in 2005, $10.51 in 2004) was estimated using the Black-Scholes option pricing model in 2004 and a Lattice model in 2005 and 2006, and with the following weighted average assumptions:

	2006	2005	2004

Risk-free interest rate	4.97%	4.43%	4.18%
Expected life	6 years	6 years	6 years
Expected volatility	51.00%	84.00%	76.00%
Expected dividend yield	0.00%	0.00%	0.00%

The Company’s outside directors are each granted 14,000 options upon election, and at the instance of each annual meeting. The options vest ratably at 1/3 per year. The options continue vesting if the member leaves the Board.

During the year ended December 31, 2006, we granted 540,500 stock options, at exercise prices between $4.32 and $8.19 per share to officers, directors and employees. Such options are for ten-year terms and generally vest over four years following the date of the grant. During the year ended December 31, 2006, 6,486 employee stock options were exercised at $3.55 per share. We received approximately $23,000 in proceeds from the exercise of these stock options.

In May 2005, the Company granted its CEO stock options to purchase 600,000 shares of the Company’s Common Stock at an exercise price of $6.45 per share. 400,000 shares vest monthly on a pro-rata basis over a 4 year period. The remaining 200,000 options vest in four equal amounts when the Company’s share price reaches $15, $20, $25 and $30, respectively.

During the year ended December 31, 2004, the Company granted 360,373 stock options to officers and employees at exercise prices between $7.18 and $20.05 per share. Such options are for a ten-year term and generally vest equally over the three or four years following the date of the grant. However, of these options, 173,120 options granted to employees of PlanVista upon its acquisition by MedAvant vested two-thirds on the first anniversary date of the grant and one-third on the third anniversary date of the grant. These options were granted at an exercise price of $17.74, which was below the $19.00 market price at the time of issuance, the Company records periodic non-cash compensation charges over the vesting period of the options based on the intrinsic value method. For each of the years ended December 31, 2004, 2005 and 2006 the Company recorded charges of $0.1 million for these options.

In March 2004, 26,880 options at an exercise price of $17.74 per share were granted to PlanVista’s former chief financial officer in connection with a consulting arrangement with him. Fifty percent of these options vested immediately upon the change of control and 25% vested on each of the three month and six month anniversaries of the change in control. The Company recorded $0.1 million in compensation expense associated with this grant in the three months ended March 31, 2004 based on the Black-Scholes model using the following assumptions: risk-free interest rate of 1.2%, expected life of 9 months, expected volatility of 42% and no dividend yield.

Stock options to purchase 10,000 shares of the Company’s Common Stock at an exercise price of $16.00 were granted to a former executive of the Company who purchased the Company’s contract manufacturing assets on June 30, 2004. Such options were valued at $68,000 and included in the loss on disposal of assets for the year ended December 31, 2004. These options were for a three-year term and 5,000 options vested the end of each of the following two years.

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

In December 2004, the Company’s chairman and interim chief executive officer was granted stock options to purchase 75,000 shares of the Company’s Common Stock at an exercise price of $7.10 per share, in connection with his consulting agreement with the Company. These options ceased to vest upon the termination of the Consulting Agreement in May 2005 and resulted in a compensation charge of approximately $87,000. A compensation charge of $14,400 for these stock options was recorded after each monthly vesting amount based on a Black-Scholes model using the following assumptions: risk-free interest rate of 2.9%, expected life of 2 years, expected volatility of 55% and no dividend yield.

In June 2004, the Company’s outside directors were granted a total of 35,000 and 15,000 options at an exercise price of $20.00 to compensate the directors upon re-election to the board and for participation on a committee, respectively, pursuant to guidelines adopted by the Company’s Board of Directors in May 2002. Option grants for the re-election to the board are for a ten-year term and vest immediately. Options for participation in committees are for a ten-year term and vest in full after three years but a portion may be accelerated to vest after each committee meeting attended. As of December 31, 2004, the 15,000 committee options granted for the 2004-2005 term were vested.

(12)	Supplemental Disclosure of Cash Flow Information

	Year Ending December 31,
	2006	2005	2004
	(In thousands)

Cash paid for interest	$2,144	$2,053	$1,875
Cash paid for income taxes	913	813	—
Increase in purchase price of acquisition of PlanVista related to settlement of New York state income tax liability	—	875	—
Acquisition of businesses:
Common Stock issued for business acquired	—	—	59,760
Debt issued for business acquired	2,000	—	—
Other acquisition costs accrued	—	—	1,328
Other non-cash adjustments	—	—	(642)
Details of acquisitions:
Working capital components, including cash acquired	81	—	(388)
Property and equipment	9	—	(658)
Goodwill	35	—	(62,829)
Intangible assets acquired:
Customer relationships	620	—	(24,600)
Purchased technology	—	—	(1,180)
Provider network	4,555	—	(16,200)
Long-term debt	—	—	44,889
Other long-term liabilities, net	—	—	520

Cash acquired in acquisitions	—	—	782

Net cash acquired from acquisitions	$—	$—	$782

Disposition of assets:
Detail of dispositions:
Working capital components, other than cash	$—	$—	$3,742
Property and equipment, net	—	—	757

Net cash provided from dispositions	$—	$—	$4,499

Non-cash financing activities:
Issuance of 500,000 shares of Common Stock in conjunction with revolving credit facility and term debt with Laurus Master Fund, Ltd	$—	$2,370	$—
Capital leases of telecommunications and computer equipment	$3,013	$—	$—

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

(13)	Concentration of Credit Risk

Substantially all of MedAvant’s accounts receivables are due from healthcare providers such as physicians and various healthcare institutional suppliers (payers, laboratories and pharmacies). Collateral is not required. As we have no material long-term receivables from other parties, we have no interest rate risk against our receivables.

For the years ended December 31, 2006, 2005 and 2004, approximately 6%, 8% and 8%, respectively, of consolidated revenues and 7%, 10% and 10%, respectively, of transaction services revenue were from Per-Se.

Additionally, for the years ended December 31, 2006, 2005 and 2004, approximately 8%, 7% and 9% of consolidated revenues, and 45%, 50% and 45% of Laboratory Communication segment revenues, respectively were from a single customer for the sale, lease, and service of communication devices. The potential loss of this customer would materially affect the Company’s Laboratory Communication Solutions segment operating results.

(14)	Employee Benefit Plans

(a) 401(k) Savings Plan — MedAvant has a 401(k) retirement plan for substantially all employees who meet certain minimum lengths of employment and minimum age requirements. Contributions may be made by employees up to the lessor of 60% of their annual compensation, or the maximum IRS limit. Discretionary matching contributions are approved or declined by the Company’s Board of Directors each year. There were $0.1 million matching contributions during 2006, and none during 2005 or 2004. Funding of matching contributions each year may be offset by forfeitures from terminated employees. As of December 31, 2006, there was approximately $0.3 million in available forfeitures that the Company intends to use to offset future matching contributions.

(b) Deferred Compensation Plan — As part of our acquisition of PlanVista, the Company has a deferred compensation plan with three former officers of PlanVista and its predecessor companies. The deferred compensation, which together with accumulated interest is accrued but unfunded, is distributable in cash after retirement or termination of employment and amounted to approximately $0.6 million and $0.7 million at December 31, 2006 and 2005, respectively. All participants are eligible to receive such deferred amounts, together with interest at 12% annually, at age 65.

(15)	Contingencies

In connection with the Company’s June 1997 acquisition of its PreScribe technology used in its Prescription Services business, the Company would be obligated to pay up to $10.0 million to the former owner of PreScribe in the event of a divestiture of a majority interest in MedAvant or all or part of the PreScribe technology.

We were named as a defendant in an action filed in December 2005, in the Eastern District of Wisconsin by Metavante Corporation, (“Metavante”). Metavante claimed that our use of the name “MedAvant” and the logo in connection with healthcare transaction processing infringed trademark rights allegedly held by Metavante. Metavante sought unspecified compensatory damages and injunctive relief. The District Court issued a Decision and Order denying Metavante’s motion for a preliminary injunction. On October 27, 2006, Metavante Corporation and MedAvant entered into a Settlement and Release Agreement, the terms of which did not have a material adverse effect on our business or financial condition.

We were named as a defendant in an action filed in July 2006, in the United States District Court of New Jersey by MedAvante, Inc., (“MedAvante”). MedAvante claimed that our use of the names “MedAvant” and “MedAvant Healthcare Solutions” infringed trademark rights allegedly held by MedAvante. MedAvante sought unspecified compensatory damages and injunctive relief. On February 12, 2007, the District Court issued a settlement order. The specific terms of the proposed Settlement and Release Agreement are currently being negotiated, but the total value of the settlement is expected to be approximately $1.3 million, of which $1.0 million will be covered by

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

insurance proceeds. The Company has accrued a preliminary estimate of $0.3 million (net of expected insurance proceeds) based upon these negotiations.

From time to time, we are a party to other legal proceedings in the course of our business. We, however, do not expect such other legal proceedings to have a material adverse effect on our business or financial condition.

(16)	Commitments and Other

(a) Leases — MedAvant leases certain computer and office equipment used in its transaction services business that have been classified as capital leases. The Company also leases premises and office equipment under operating leases which expire on various dates through 2011. The leases for the premises contain renewal options and require MedAvant to pay such costs as property taxes, maintenance and insurance. At December 31, 2006, the present value of the capital leases and the future minimum lease payments under non-cancelable operating leases with initial or remaining lease terms in excess of one year (net of payments to be received under subleases) are as follows:

	Capital	Operating
	Leases	Leases
	(In thousands)

2007	$1,243	$1,430
2008	891	1,387
2009	474	1,255
2010	51	524
2011	—	33

Total minimum lease payments	2,659	$4,629

Less amount representing interest	322

Present value of minimum lease payments	$2,337

The Company recognizes rent expense on a straight-line basis over the related lease terms. Total rent expense for all operating leases amounted to $2.0 million in 2006, $2.2 million in 2005, and $2.5 million in 2004.

(b) Employment Agreements — The Company entered into employment agreements with certain executives and other members of management that provide for cash severance payments if these employees are terminated without cause. The Company’s aggregate commitment under these agreements is $0.9 million at December 31, 2006.

(17)  Related Party Transactions

The Company assumed and guaranteed a $20.4 million secured obligation to PVC Funding Partners, LLC, owner of approximately 20% of the outstanding Common Stock of the Company. This obligation was repaid in full in April 2005.

On December 7, 2005, we entered into a loan transaction with Laurus Master Fund, Ltd. (“Laurus”) a Selling Shareholder, pursuant to which Laurus extended $20.0 million in financing to us in the form of a $5.0 million secured term loan and a $15.0 million secured revolving credit facility. The term loan has a stated term of five (5) years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The term loan is payable in equal monthly principal installments of approximately $89,300 beginning in April 2006 and continuing until the maturity date on December 6, 2010. The revolving credit facility has a stated term of three (3) years and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and has a maturity date of December 6, 2008, with two one-year renewal options at the discretion of Laurus. In connection with the loan agreement, we issued 500,000 shares of our Common Stock to Laurus. We also granted Laurus a first priority

PROXYMED, INC., AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements — (Continued)

security interest in substantially all of our present and future tangible and unintangible assets (including all intellectual property) to secure our obligations under the loan agreement.

The Company currently has $13.1 million of convertible notes outstanding to former shareholders of MedUnite. During the years ending December 31, 2006, 2005, and 2004, revenue generated from these shareholders totaled $10.8 million, $14.8 million and $19.7 million, respectively.

(18)	Quarterly Financial Data (unaudited)

The following table summarizes the quarterly consolidated statement of operations data for each of the eight quarters in the years ended December 31, 2006 and 2005. The data is derived from the Company’s audited consolidated financial statements, which appear elsewhere in this document.

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes.

	2006 Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands except share and per share data)
	Unaudited

Net revenues	$18,075	$15,557	$15,983	$15,848
Gross margin(2)	$12,201	$11,004	$11,404	$11,381
Operating loss	$(887)	$(1,043)	$(839)	$(601)
Loss from continuing operations	$(1,573)	$(1,839)	$(1,596)	$(1,602)
Net loss applicable to common shareholders	$(1,573)	$(1,839)	$(1,596)	$(1,602)
Net loss per share (basic and diluted)	$(0.12)	$(0.14)	$(0.12)	$(0.12)
Basic and diluted weighted average Common Shares outstanding	13,203,702	13,204,842	13,210,188	13,210,188

	2005 Quarter Ended
	March 31	June 30	September 30(1)	December 31

Net revenues	$21,714	$20,781	$17,769	$17,255
Gross margin(2)	$13,931	$13,325	$11,866	$11,268
Operating loss	$(1,190)	$(2,466)	$(98,360)	$(1,161)
Loss from continuing operations	$(1,791)	$(2,886)	$(98,779)	$(1,838)
Net loss applicable to common shareholders	$(1,791)	$(2,886)	$(98,779)	$(1,838)
Net loss per share (basic and diluted)	$(0.14)	$(0.23)	$(7.78)	$(0.14)
Basic and diluted weighted average Common Shares outstanding	12,626,567	12,664,516	12,703,702	12,834,137

(1)	Includes an impairment charge of $96.4 million, see Note 7.

(2)	Gross Margin includes depreciation for direct revenue generating assets.

PROXYMED, INC., AND SUBSIDIARIES

SCHEDULE II — Valuation and Qualifying Accounts

	Allowance for Doubtful Accounts
		Additions
	Balance at	Charged to	Charged to		Balance at
	Beginning of	Costs and	Other		End of
Year Ended December 31,	Year	Expenses	Accounts(1)(2)	Deductions(3)	Year
	(In thousands)

2006	$5,525	641	8,416	10,805	$3,777
2005	$3,168	695	4,777	3,115	$5,525
2004	$882	858	7,138	5,710	$3,168

(1)	Includes amounts charged against revenue in 2004, 2005 and 2006 of ($1,997), ($4,777) and ($2,209), respectively.

(2)	Includes amounts acquired through acquisitions in 2004, 2005 and 2006 of ($5,141), $0, and $0, respectively.

(3)	Primarily write-off of bad debts and amounts charged against revenues, net of recoveries.

APPENDIX D

PROXYMED, INC. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(From Quarterly Report on Form 10-Q for the Quarter ended September 30, 2007)

PROXYMED, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(Unaudited)
	(Amounts in thousands except for share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$932	$682
Accounts receivable — trade, net of allowance for doubtful accounts of $5,364 and $3,777, respectively	12,696	15,045
Other receivables	86	91
Inventory, net	571	759
Other current assets	1,378	1,295

Total current assets	15,663	17,872
Property and equipment, net	3,901	5,555
Goodwill	11,870	26,480
Purchased technology, capitalized software and other intangible assets, net	10,353	19,702
Other long-term assets	2,725	2,631

Total assets	$44,512	$72,240

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$11,918	$10,842
Current portion of capital leases	835	1,041
Notes payable and current portion of long-term debt	18,901	12,512
Deferred revenue	238	439
Income taxes payable	412	674

Total current liabilities	32,304	25,508
Income taxes payable	—	238
Convertible notes	13,137	13,137
Other long-term debt	89	3,992
Long-term portion of capital leases	644	1,296
Long-term deferred revenue and other long-term liabilities	380	645

Total liabilities	46,554	44,816

Stockholders’ equity (deficit):
Series C 7% Convertible Preferred Stock — $.01 par value. Authorized 300,000 shares; issued 253,265 shares; outstanding 2,000; liquidation preference $100	—	—
Common Stock — $.001 par value. Authorized 30,000,000 shares; issued and outstanding 13,782,915, and 13,210,188 shares, respectively	14	14
Additional paid-in capital	245,448	243,387
Accumulated deficit	(247,504)	(215,977)

Total stockholders’ equity (deficit)	(2,042)	27,424

Total liabilities and stockholders’ equity (deficit)	$44,512	$72,240

The accompanying notes are an integral part of the condensed consolidated financial statements.

PROXYMED, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)
	(Amounts in thousands except for share and per share data)

Net revenues:
Transaction fees, cost containment services and license fees	$10,995	$13,478	$36,382	$42,842
Communication devices and other tangible goods	1,045	2,505	4,940	6,773

	12,040	15,983	41,322	49,615

Costs and expenses:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	3,029	3,107	9,297	10,873
Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	711	1,439	2,785	4,027
Selling, general and administrative expenses	8,723	10,240	31,287	31,930
Depreciation and amortization	1,307	2,036	4,613	5,554
Write-off of impaired assets	2,102	—	21,550	—
(Gain)/Loss on disposal of assets	(3)	—	12	—

	15,869	16,822	69,544	52,384

Operating loss	(3,829)	(839)	(28,222)	(2,769)
Interest expense, net	1,364	757	3,308	2,239

Loss before income taxes	(5,193)	(1,596)	(31,530)	(5,008)
Provision for income taxes	—	—	—	—

Net loss	$(5,193)	$(1,596)	$(31,530)	$(5,008)

Basic and diluted weighted average shares outstanding	13,782,915	13,210,188	13,422,076	13,206,993

Basic and diluted loss per share	$(0.38)	$(0.12)	$(2.35)	$(0.38)

The accompanying notes are an integral part of the condensed consolidated financial statements.

PROXYMED, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)
	(Amounts in thousands)

Cash flows from operating activities:
Net loss	$(31,530)	$(5,008)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,613	5,554
Provision for doubtful accounts	1,700	—
Write-off of impaired assets	21,550	—
Non-cash interest expense	1,068	771
Loss on disposal of fixed assets	19	11
Share-based compensation	931	846
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable and other receivables	654	718
Inventory	188	347
Other assets	(111)	(391)
Accounts payable, accrued expenses and other current liabilities	1,076	(3,711)
Deferred revenue	(200)	(66)
Income taxes payable	(501)	(457)
Other, net	(265)	(534)

Net cash used in operating activities	(808)	(1,920)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(225)
Capital expenditures	(405)	(1,891)
Capitalized software	(566)	(1,009)
Proceeds from sale of fixed assets	400	4

Net cash used in investing activities	(571)	(3,121)

Cash flows from financing activities:
Net proceeds from exercise of stock options and warrants	—	23
Draws on line of credit	33,974	41,313
Repayments of line of credit	(29,959)	(38,804)
Debt issuance costs	—	(145)
Payment of notes payable, long-term debt and capital leases	(2,386)	(1,048)

Net cash provided by financing activities	1,629	1,339

Net decrease in cash and cash equivalents	250	(3,702)
Cash and cash equivalents at beginning of period	682	5,546

Cash and cash equivalents at end of period	$932	$1,844

The accompanying notes are an integral part of the condensed consolidated financial statements.

ProxyMed, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements
(Unaudited)

(1)	Summary of Significant Accounting Policies

a) Basis of Presentation — The accompanying unaudited condensed consolidated financial statements of ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions (“MedAvant,” “our,” “we,” “us,” or “the Company”) and the notes thereto have been prepared in accordance with the instructions of Form 10-Q and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. However, such information reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

The unaudited results of operations for the three and nine months ended September 30, 2007, are not necessarily indicative of the results to be expected for the full year. The unaudited consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 15, 2007 (“the 10-K”).

b) Going Concern — Over the last several years we have experienced declining revenues, recurring losses from operations and have limitations on our access to capital. Our working capital deficit was approximately $16.6 million and our accumulated deficit was approximately $247.5 million at September 30, 2007. The Company had availability under its revolving credit facility of approximately $4.5 million at December 31, 2006. The Company had availability under its revolving credit facility and related amendments (further discussed in note 4 (a)) of approximately $2.0 million at September 30, 2007 and approximately $0.6 million at November 14, 2007. On November 1, 2007, Laurus Master Fund , Ltd. (“Laurus”), the Company’s senior lender, notified us that an event of default under the Company’s revolving credit facility and related amendments had occurred. Laurus further notified the Company that it was taking no immediate action with respect to the event of default but would reserve all rights and remedies under its loan agreement and related amendments.

We continue to monitor our liquidity, capital resources and financial position on an ongoing basis, and we are continuing our efforts to reduce costs and increase revenues through new product launches and expanded relationships with certain customers. In addition, we are reviewing several strategic and operational initiatives that we believe may reverse some of these negative trends and also address our current liquidity issues. These initiatives include a review of certain product offerings and additional cost cutting initiatives, including headcount reductions, while continuing efforts to seek additional sources of long-term financing. We have also retained an investment banking and financial advisory firm to help us identify strategic alternatives related to the Company and its businesses.

As more fully described in Note (10), on November 8, 2007, we announced that we had entered into a definitive agreement to sell our National Preferred Provider Network (“NPPN”) to Coalition America, Inc. (“Coalition” or “CAI”) for $23.5 million in cash. MedAvant expects to receive $20.5 million of net transaction proceeds. Of the $20.5 million, approximately $16.5 million will be used to pay down a portion of amounts owed to Laurus while the remaining $4.0 million will be used to pay transaction costs, outstanding accounts payable, and other debt of the NPPN business. $3.0 million of the purchase price will be placed in escrow pursuant to the terms of an Escrow Agreement and the purchase price will be subject to adjustment based upon Coalition’s ability to meet targeted net working capital levels 145 days after closing.

We remain in discussions with Laurus regarding the status of our Loan Agreement and October Amendment. At the same time, we are refining plans for our remaining business units while working with Laurus to develop a modified line of credit based on the reduced debt arising from the closing of our NPPN business. We will also continue to review product offerings, our sales force, and other efficiencies arising from the more focused and streamlined organization following the sale of NPPN, all of which affect our liquidity. Our ability to have access to sufficient cash and cash equivalents on hand or available to us to fund our operations and capital requirements

ProxyMed, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

through September 2008 is dependent on the successful closing on the NPPN transaction, which reduces our existing debt levels, and to obtain a revised line of credit from Laurus or another party. There can be no assurance that this additional funding will be available to us, or if available, that it will be available on acceptable terms. If we are successful in obtaining additional financing, the terms of the financing may have the effect of significantly diluting or adversely affecting the holdings or the rights of the holders of our common stock. We believe that if we are not successful in obtaining additional financing and if we are unable to successfully close our NPPN transaction, we may not be able to continue operations. In addition, we would continue to be in default under the terms of our agreement with Laurus, our senior secured lender, who has reserved all rights with respect to such default and who may exercise such rights under such circumstances including its right to foreclose on our assets.

c) Revenue Recognition — Revenue is derived from our Transaction Services and Laboratory Communication Solutions segments.

Revenues in our Transaction Services segment are recorded as follows:

•	For revenues derived from insurance payers, pharmacies and submitters, such revenues are recognized on a per transaction basis or flat fee basis in the period the services are rendered.

•	Revenue from our medical cost containment business is recognized when the services are performed and are recorded net of estimated allowances. These revenues are primarily in the form of fees generated from discounts we secure for payers that access our provider network.

•	Revenues associated with revenue sharing agreements are recorded as gross revenue on a per transaction basis or a percentage of revenue basis and may involve increasing amounts or percentages based on transaction or revenue volumes achieved. This treatment is in accordance with Emerging Issues Task Force Consensus No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent.”

•	Revenue from certain up-front fees is recognized ratably over the term of the contract. This treatment is in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”).

•	Revenue from support and maintenance contracts is recognized ratably over the contract period.

Revenues in our Laboratory Communication Solutions segment are recorded as follows:

•	Revenue from support and maintenance contracts is recognized ratably over the contract period.

•	Revenue from the sale of inventory and manufactured goods is recognized when the product is delivered, price is fixed or determinable, and collectibility is probable. This treatment is in accordance with SAB No. 104.

•	Revenue from the rental of laboratory communication devices is recognized ratably over the period of the rental contract.

d) Allowance for Doubtful Accounts/Revenue Allowances/Bad Debt Estimates — We rely on estimates to determine revenue allowances, bad debt expenses, and the adequacy of our allowance for doubtful accounts receivable. These estimates are based on our historical experience and the industry in which we operate. If the financial condition of our customers was to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Additionally, in our Cost Containment business, we evaluate the collectibility of our accounts receivable based on a combination of factors, including historical collection ratios. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a reserve for doubtful accounts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past write-off history and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provision for losses.

ProxyMed, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

As part of this process, the Company revised its estimates of revenue allowances within our Cost Containment business during the periods ended June 30, 2007 and September 30, 2007 to reflect changes in historical collections due to changes in customer mix and service offerings. In addition, the Company wrote off approximately $1.7 million of accounts receivable from certain customers that management determined were uncollectible during the period ended June 30, 2007.

e) Net Loss per Share — Basic net loss per share of our Common Stock is computed by dividing net loss by the weighted average shares of Common Stock outstanding during the period. Diluted net loss per share reflects the potential dilution from the exercise or conversion of securities into our Common Stock; however, the following shares were excluded from the calculation of diluted net loss per share because their effects would have been anti-dilutive:

	Nine Months Ended September 30,
	2007	2006

Common Stock equivalents excluded in the computation of net loss per share:
Convertible preferred stock	13,333	13,333
Convertible notes payable	238,989	238,989
Stock options	1,950,761	1,827,248
Warrants	0	857,215

	2,203,083	2,936,785

f) Share-Based Compensation — We account for stock-based awards under SFAS No. 123(R) Share-Based Payments (“SFAS 123(R)”) using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock is determined using a lattice valuation model. Such value is recognized as expense over the service period, net of estimated forfeitures. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates. We recognized approximately $0.3 million and $0.3 million share-based compensation expense for the three months ended September 30, 2007 and 2006, respectively. We recognized approximately $0.9 million and $0.8 million in share-based compensation expense for the nine months ended September 30, 2007 and 2006, respectively.

g) New Accounting Pronouncements — The Company adopted the provisions of Financial Accounting Standards Board, or FASB, Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes,” effective January 1, 2007. FIN 48 is an interpretation of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods and requires expanded disclosure with respect to the uncertainty in income taxes. Adoption of FIN 48 had no cumulative effect on the Company’s consolidated financial position at January 1, 2007. At September 30, 2007, the Company had no significant unrecognized tax benefits related to income taxes.

The Company’s policy with respect to penalties and interest in connection with income tax assessments or related to unrecognized tax benefits is to classify penalties as provision for income taxes and interest as interest expense in its consolidated income statement.

ProxyMed, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

The Company files income tax returns in the U.S. federal and several state jurisdictions. We believe that the Company is no longer subject to U.S. federal and state income tax examinations for years before 2003.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for financial statements issued for fiscal years beginning after November 15, 2007. SFAS No. 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” SFAS No. 157 also expands disclosure requirements to include: (a) the fair value measurements of assets and liabilities at the reporting date, (b) segregation of assets and liabilities between fair value measurements based on quoted market prices and those based on other methods and (c) information that enables users to assess the method or methods used to estimate fair value when no quoted price exists. We are currently in the process of reviewing this guidance to determine its impact on our consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable. SFAS No. 159 will be effective in the first quarter of fiscal year 2008. We are currently assessing the potential impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.

(2)	Inventory

Inventory consists of the following as of the dates indicated, and is valued at the lower of average cost or market:

	September 30,	December 31,
	2007	2006
	(In thousands)

Materials, supplies and component parts	$216	$262
Work in process	67	87
Finished Goods	288	410

Total	$571	$759

(3)	Goodwill & Other Intangible Assets

As a result of the Company’s continuing revenue and stock price declines during the first quarter of 2007, the Company performed an interim goodwill impairment test as of March 31, 2007. In accordance with the provisions of SFAS No. 142, the Company used a discounted cash flow analysis which indicated that the book value of the Transaction Services segment exceeded its estimated fair value and that goodwill impairment had occurred. In addition, as a result of the goodwill analysis, the Company assessed whether there had been an impairment of the Company’s long-lived assets in accordance with SFAS No. 144. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was greater than their expected undiscounted future cash flows. Therefore, the Company concluded that these intangible assets were impaired and adjusted the carrying value of these assets to fair value. Accordingly, the Company recorded a non-cash impairment charge of $19.4 million for the three months ended March 31, 2007 in its Transaction Services Segment. This charge included a $12.5 million impairment of goodwill and a $6.9 million impairment of certain other intangibles. For the three months ended March 31, 2007, we recorded no impairment charge in our Laboratory Communications segment.

As a result of the Company’s continuing revenue declines during the third quarter of 2007, the Company also performed an interim goodwill impairment test as of September 30, 2007. In accordance with the provisions of SFAS No. 142, the Company used a discounted cash flow analysis which indicated that the book value of the Laboratory Communications segment exceeded its estimated fair value and that goodwill impairment had occurred. In addition, as a result of the goodwill analysis, the Company assessed whether there had been an impairment of the

ProxyMed, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

Company’s long-lived assets in accordance with SFAS No. 144. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was less than their expected undiscounted future cash flows. Therefore, the Company concluded that these intangible assets were not impaired as of September 30, 2007. Accordingly, the Company recorded a non-cash impairment charge of $2.1 million in its Laboratory Communications segment. For the three months ended September 30, 2007 we recorded no impairment charge in our Transaction Communications segment.

The changes in the carrying amounts of goodwill, net, resulting from the impairment charges, for the nine months ended September 30, 2007 by operating segment are as follows:

		Laboratory
	Transaction	Communications
	Services	Solutions	Total
	(In thousands)

Balance as of December 31, 2006	$24,378	$2,102	$26,480
Impairment charge	(12,508)	(2,102)	(14,610)
Balance as of September 30, 2007(unaudited)	$11,870	$0	$11,870

The following table summarizes the changes in our other intangibles assets for the nine months ended September 30, 2007.

	Other Intangibles				Other Intangibles
	Balance as of				Balance as of
	December 31,	Additions	Amortization	Impairment	September 30,
	2006	Deletions	Expense	Charge	2007
	(In thousands)

Capitalized software	$2,257	$462	$(468)	$—	$2,251
Purchased technology	2,177	(300)	$(886)	—	991
Customer relationships	6,768	—	(286)	(6,482)	—
Provider network	8,500	60	(990)	(459)	7,111

	$19,702	$222	$(2,630)	$(6,941)	$10,353

The estimates of useful lives of other intangible assets are based on historical experience, the industry in which we operate, or on contractual terms. Other intangible assets are being amortized on a straight-line basis. Amortization expense was $0.8 million and $1.3 million for the three months ended September 30, 2007 and 2006, respectively, and $2.6 million and $3.6 million for the nine months ended September 30, 2007 and 2006, respectively.

As of September 30, 2007, estimated future amortization of other intangible assets is as follows:

In thousands

2007 (remainder of the year)	$871
2008	2,903
2009	2,021
2010	1,666
2011	1,298
2012 and thereafter	1,594

$10,353

ProxyMed, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

(4)  Debt Obligations

(a) Revolving Credit Facility and Term Debt — On December 7, 2005, we and certain of our wholly-owned subsidiaries, entered into a security and purchase agreement (the “Loan Agreement”) with Laurus Master Fund, Ltd. (“Laurus”) to provide up to $20.0 million in financing to us.

Under the terms of the Loan Agreement, Laurus extended financing to us in the form of a $5.0 million secured term loan (the “Term Loan”) and a $15.0 million secured revolving credit facility (the “Revolving Credit Facility”). The Term Loan has a stated term of five (5) years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The Term Loan is payable in equal monthly principal installments of approximately $89,300 plus interest until the maturity date on December 6, 2010. The Revolving Credit Facility has a stated term of three (3) years and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008 with two (2) one-year extension-options at the discretion of Laurus. Additionally, in connection with the Loan Agreement, we issued 500,000 shares of our Common Stock, par value $0.001 per share (the “Closing Shares”) to Laurus that were valued at approximately $2.4 million at the time of issuance.

We granted Laurus a first priority security interest in substantially all of our present and future tangible and intangible assets (including all intellectual property) to secure our obligations under the Loan Agreement. The Loan Agreement contains various customary representations and warranties of us as well as customary affirmative and negative covenants, including, without limitation, liens of property, maintaining specific forms of accounting and record maintenance, and limiting the incurrence of additional debt. The Loan Agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements. We can borrow up to three times the trailing 12-months of historical earnings, as defined in the agreement. Per the Loan Agreement, we are required to maintain a lock box arrangement wherein monies received by us are automatically swept to repay the loan balance on the revolving credit facility.

The Loan Agreement also contains certain customary events of default, including, among others, non-payment of principal and interest, violation of covenants, and in the event we are involved in certain insolvency proceedings. Upon the occurrence of an event of default, Laurus is entitled to, among other things, accelerate all obligations. In the event Laurus accelerates the loans, the amount due will include all accrued interest plus 120% of the then outstanding principal amount of the loans being accelerated as well as all unpaid fees and expenses of Laurus. In addition, if the Revolving Credit Facility is terminated for any reason, whether because of a prepayment or acceleration, there shall be paid an additional premium of up to 5% of the total amount of the Revolving Credit Facility. In the event we elect to prepay the Term Loan, the amount due shall be the accrued interest plus 115% of the then outstanding principal amount of the Term Loan. Due to certain subjective acceleration clauses contained in the agreement and a lockbox arrangement, the revolving credit facility is classified as current in the accompanying unaudited consolidated balance sheet.

On June 21, 2007, we entered into an Amendment to the Loan Agreement (the “June Amendment”) with Laurus whereby the amount available under the Revolving Credit Facility was increased $3.0 million to $18.0 million. The June Amendment has a maturity date of June 30, 2008. During the term of the June Amendment, the revised amounts available under the Revolving Credit Facility decrease, as defined in the June Amendment, and the amount available under the revolving credit facility at June 30, 2008 will return to $15.0 million as committed under the original Loan Agreement. In connection with the June Amendment, we issued 572,727 shares of our Common Stock to Laurus that were valued at approximately $1.0 million. The costs of these shares were capitalized as debt issuance costs and will be amortized over the term of the June Amendment.

As more fully disclosed in note 1(d), the Company revised its estimate of revenue allowances and the allowance for doubtful accounts for the period ended June 30, 2007. These changes in estimates negatively impacted the Company’s availability under the Revolving Credit Facility (which is based on an earnings formula as defined in the Loan Agreement) and resulted in an overadvance on its available borrowings at June 30, 2007.

ProxyMed, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

Subsequent to June 30, 2007, the Company obtained a waiver from Laurus regarding this overadvance on its available borrowings until June 30, 2008.

On October 10, 2007, we entered into an Amendment to the Loan Agreement (the “October Amendment”) with Laurus whereby Laurus has agreed to fix the available revolving credit facility at $16.5 million through December 31, 2007 in the event that certain conditions are met on dates specified in the October Amendment. The October Amendment supersedes the June Amendment. In consideration for the October Amendment, the Company has agreed to pay Laurus $1.25 million as follows: (i) $1.0 million on October 10, 2007 and (ii) $0.25 million on the earlier of (a) an event of default under the Loan Agreement and October Amendment, if any, or (b) December 31, 2007.

On November 1, 2007, Laurus notified the Company that an Event of Default had occurred by the Company’s failure to execute an asset purchase or stock purchase agreement by October 31, 2007 as required by the terms of the October Amendment. In addition, Laurus notified the Company that it was taking no immediate action with respect to this Event of Default but would reserve all right and remedies available to Laurus under the Loan Agreement and October Amendment. As a result of this event of default, we have classified all amounts due to Laurus as current liabilities in the accompanying unaudited consolidated balance sheet at September 30, 2007.

(b) Convertible Notes — On December 31, 2002, we issued $13.4 million of 4% uncollateralized convertible promissory notes to the former shareholders of MedUnite as part of the consideration paid in the acquisition of MedUnite. These notes mature on December 31, 2008. Interest is payable quarterly in cash in arrears. The notes were convertible into 716,968 shares, based on a conversion price of $18.323 per share. Convertibility was dependent upon certain revenue targets being met. During the measurement period, only the first revenue target was achieved. As a result only one-third of the original number of shares into which such notes were convertible will remain convertible until December 31, 2008. The total principal amount of convertible notes as of September 30, 2007, and December 31, 2006, is $13.1 million. The notes are now convertible into 238,989 shares of our Common Stock.

(c) Notes Payable — On October 10, 2006, the Company signed two $1.0 million notes payable in conjunction with its acquisition of MRL. The notes payable accrue interest at 7% and are payable in 24 equal monthly installments of principal and interest of approximately $0.1 million, beginning in November 2006.

(5)  Equity Transactions

During the nine months ended September 30, 2007, we granted 315,429 stock options, at exercise prices between $2.65 and $5.65 per share to officers, directors, and employees. Such options are for ten-year terms and generally vest over four years following the date of the grant. During the nine months ended September 30, 2007, no employee stock options were exercised, and 134,585 stock options were cancelled.

(6)  Segment Information

As defined in SFAS 131, “Disclosures About Segments of an Enterprise and Related Information”, we have two operating segments: Transaction Services and Laboratory Communications Solutions. Basic differences in products, services and customer bases underlie our decision to report these two separate segments. Transaction Services focuses on electronic exchanges of information between healthcare providers and payers, whether through our EDI platform or PPO network. Technology, such as our PhoenixSM platform, plays an essential role in operations and serving our Transaction Services customers. Laboratory Communication Solutions produces equipment that facilitates results reporting between laboratories and healthcare providers. Therefore, the operating environment is different as is the management perspective. Besides having different customers than Transaction Services, Laboratory Communications’ revenue structure is different than Transaction Services. In addition to selling or leasing the communication equipment, Laboratory Communications provides support services under

ProxyMed, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

maintenance agreements post sale. Transaction Services generally recognizes revenue when transactions are processed for a customer.

Our segment reporting includes revenue and expense by each operating unit, including depreciation and amortization. Because our financing, particularly the debt, is negotiated and secured on a consolidated basis, our segment reporting does not allocate interest expense (or interest income) by reportable segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In thousands)		(In thousands)

Net revenues by operating segment:
Transaction Services	$10,533	$12,795	$34,754	$41,235
Laboratory Communication Solutions	1,507	3,188	6,568	8,380

	$12,040	$15,983	$41,322	$49,615

Operating income (loss) by operating segment:
Transaction Services	$(1,986)	$(1,781)	$(27,544)	$(4,614)
Laboratory Communication Solutions	(1,843)	942	(678)	1,845

	$(3,829)	$(839)	$(28,222)	$(2,769)

	September 30,	December 31,
	2007	2006

Total assets by operating segment:
Transaction Services	$30,638	$57,145
Laboratory Communication Solutions	13,874	15,095

	$44,512	$72,240

(7)  Income Taxes

As of September 30, 2007, we had a net deferred tax asset of approximately $116.8 million, which was fully offset by a valuation allowance due to cumulative losses in recent years. Realization of the net deferred tax asset is dependent upon us generating sufficient taxable income prior to the expiration of the federal net operating loss carryforwards. We will adjust this valuation reserve if, during future periods, management believes we will generate sufficient taxable income to realize the net deferred tax asset.

(8)  Commitments and Contingencies

(a) Litigation — We were named as a defendant in an action filed in July 2006, in the United States District Court of New Jersey by MedAvante, Inc., (“MedAvante”). MedAvante claimed that our use of the names “MedAvant” and “MedAvant Healthcare Solutions” infringed trademark rights allegedly held by MedAvante. MedAvante sought unspecified compensatory damages and injunctive relief. On February 12, 2007, the District Court issued a settlement order. The parties have not yet agreed on the specific terms necessary to execute a final Settlement and Release Agreement, but the total value of the settlement is expected to be approximately $1.3 million of which $1.0 million will be covered by insurance. We have accrued a preliminary estimate of $0.3 million (net of expected insurance proceeds) based upon these negotiations.

From time to time, we are a party to other legal proceedings in the course of our business. We, however, do not expect such other legal proceedings to have a material adverse effect on our business or financial condition.

ProxyMed, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

(b) Employment Agreements — We entered into employment agreements with certain executives and other members of management that provide for cash severance payments if these employees are terminated without cause. Our aggregate commitment under these agreements is $2.3 million at September 30, 2007.

(9)  Supplemental Disclosure of Cash Flow Information

Cash paid for interest was $1.0 million and $0.7 million for the three months ended September 30, 2007 and 2006, respectively, and $2.4 million and $1.5 million for the nine months ended September 30, 2007 and 2006, respectively. Payments to the State of New York for income taxes were $0.2 million and $0.2 million for the three months ended September 30, 2007 and 2006, respectively and $0.5 million and $0.5 million for the nine months ended September 30, 2007 and 2006, respectively.

(10) Subsequent Events

On November 8, 2007 we entered into a definitive agreement to sell our National Preferred Provider Network (“NPPN”) to Coalition America, Inc. (“Coalition” or “CAI”) for $23.5 million in cash. The transaction includes the sale of Plan Vista Solutions, Inc. (f/k/a National Preferred Provider Network, Inc.), National Network Services, LLC, PlanVista Corporation, Medical Resource, LLC and National Provider Network, Inc. all of which are MedAvant subsidiaries that combine to comprise NPPN. Coalition will acquire all of the equity interests in these subsidiaries at closing.

MedAvant expects to receive $20.5 million of net transaction proceeds at closing. Of the $20.5 million, approximately $16.5 million will be used to pay down amounts owed to Laurus and approximately $4.0 million will be used to pay transaction costs, outstanding accounts payable and other debt of the NPPN business. The remaining $3.0 million of the purchase price will be placed in escrow pursuant to the terms of an Escrow Agreement and the purchase price will be subject to adjustment based upon Coalition’s ability to meet targeted net working capital levels 145 days after closing.

In connection with the stock purchase agreement, the Company is obligated to file a proxy statement with the Securities and Exchange Commission. The transaction is subject to shareholder approval. If such shareholder approval is obtained, it is anticipated to close by the end of 2007 or in the first quarter of 2008, subject to regulatory approvals and customary closing conditions.

The major classes of assets and liabilities in the disposal are as follows:

	September 30	December 31,
	2007	2006
	(In thousands)

Current assets
Accounts receivable, net	$7,994	$9,366
Prepaid expenses	75	264
Total current assets	$8,069	$9,630
Property Plant and Equipment (net)	88	170
Other Intangibles (net)	7,111	14,069
Purchased technology & capitalized software	111	84
Other long term assets	260	214

Total Assets	$15,639	$24,167

Accounts Payable	175	170
Accrued Expenses	1,575	2,548

Current Liabilities	$1,750	$2,718

PROXY FOR SPECIAL MEETING OF PROXYMED, INC.
SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS OF
PROXYMED, INC.

The undersigned hereby appoints John G. Lettko and Peter E. Fleming, III with the power to vote, either one of them, at the Special Meeting of Shareholders of ProxyMed, Inc. to be held on January 22, 2008, at 10:00 a.m., Eastern Time, at our corporate offices located at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, or any adjournment thereof, all shares of the common stock or Series C Preferred Stock which the undersigned possesses and with the same effect as if the undersigned was personally present, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on this card. If no directions are given, the proxies will vote for the approval of the following proposals and, at their discretion, on any other matter that may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL ITEMS.

1.  PROPOSAL 1: Approve the sale by us of substantially all of our assets that relate to our Cost Containment Business pursuant to a Stock Purchase Agreement dated as of November 8, 2007 by and between Coalition America, Inc., CCB Acquisition, LLC. and us.:

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. PROPOSAL 2: Adjournment.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:

Signature

(Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should include their titles.)

Detach above card, sign, date and mail in postage paid envelope provided.

Driving Directions To The Our Norcross, Georgia Offices

From Hartsfield Atlanta International Airport:

1. Start on Local road(s) (East)

2. Road name changes to Aviation Boulevard

3. Turn RIGHT (South) onto US-41 [US-19]

4. Take Ramp (LEFT) onto I-285 [SR-407] (I-285) around City

5. Turn RIGHT onto Ramp (I-85/Atlanta/Greenville)

6. Keep RIGHT to stay on Ramp (I-85/Greenville)

7. Take Ramp (LEFT) onto I-85 [SR-403] (I-85/Greenville)

8. At I-85 Exit 102, turn RIGHT onto Ramp (GA-378 / Beaver Ruin Road/Lilburn)

9. Take Ramp (RIGHT) onto SR-378 [Beaver Ruin Rd NW] (GA-378/Lilburn)

10. Turn LEFT (North) onto Shackleford Road NW

11. Turn LEFT (North-West) onto Shackleford Court NW